Exhibit 1.1

LOGO loT CLOUD EDGE China Mobile China Mobile Limited Stock Code: 941 BLUE OCEAN DIGITAL ECONOMY ANNUAL REPORT 2020

AI LOGO THEME A new wave of technological revolution and industry transformation is sweeping the world in the most significant manner. Digital transformation has quickened its pace in every sector in the economy and society, presenting unprecedented opportunities in the blue-ocean information service market. Riding on these historic opportunities, China Mobile will focus on technological innovation to create competitive advantages and open up development space toward information services. FORWARD-LOOKING STATEMENTS Certain statements contained in this annual report may be viewed as “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual performance, financial condition or results of operations of the Company to be materially different from those implied by such forward-looking statements. In addition, we do not intend to update these forward-looking statements. Further information regarding these risks, uncertainties and other factors is included in the Company’s most recent Annual Report on Form 20-F filed and other filings with the U.S. Securities and Exchange Commission.

CONTENTS 2 Milestones 4 Corporate Information 5 Financial Highlights 6 image Company Profile 7 Biographies of Directors and Senior Management 14 Chairman’s Statement image 24 Corporate Recognitions 28 Business Review 36 Financial Review 44 Sustainability Report 46 Corporate Governance Report 63 Human Resources Development 64 Report of Directors 73 Independent Auditor’s Report 78 Consolidated Statement of Comprehensive Income 80 Consolidated Balance Sheet 82 Consolidated Statement of Changes in Equity 83 Consolidated Statement of Cash Flows 86 Notes to the Consolidated Financial Statements 150 Financial Summary

02 China Mobile Limited Milestones 2020 2020 2020 2020 1 3 4 4 China Mobile endeavoured to provide reliable communications, maintain service continuity and step up comprehensive prevention and control measures in the course of its fight against COVID-19 Launched “5G cherry blossom appreciation” using 5G ultra HD live streaming, VR, 4K, unmanned aerial vehicles and other technologies Commenced 5G commercial services in Hong Kong, providing quality 5G services China Mobile built the world’s highest base station, providing 5G coverage in Mount Everest Milestones

Annual Report 2020 03 Milestones 2020 2020 2020 2020 5 7 9 11 Made an announcement on the collaborative framework agreement entered into between the parent company and China Broadcasting Network Corporation Ltd. in relation to 5G co-construction and sharing Set sail for the development of 5G dedicated networks and officially released details of the three key mechanisms surrounding 5G dedicated network products, technology and operations China Mobile saw its number of 5G package customers surpass 100 million Rolled out the “5G+Blooming Action” campaign with industry partners, promoting open cooperation, mutual benefits and sharing

04 China Mobile Limited Corporate Information BOARD OF DIRECTORS Executive Directors Mr. YANG Jie (Executive Director & Chairman) Mr. DONG Xin (Executive Director & Chief Executive Officer) Mr. WANG Yuhang (Executive Director) Mr. LI Ronghua (Executive Director & Chief Financial Officer) Independent Non-Executive Directors Dr. Moses CHENG Mo Chi Mr. Paul CHOW Man Yiu Mr. Stephen YIU Kin Wah Dr. YANG Qiang PRINCIPAL BOARD COMMITTEES Audit Committee Mr. Stephen YIU Kin Wah (Chairman) Dr. Moses CHENG Mo Chi Mr. Paul CHOW Man Yiu Dr. YANG Qiang Remuneration Committee Dr. Moses CHENG Mo Chi (Chairman) Mr. Paul CHOW Man Yiu Mr. Stephen YIU Kin Wah Nomination Committee Mr. Paul CHOW Man Yiu (Chairman) Dr. Moses CHENG Mo Chi Mr. Stephen YIU Kin Wah COMPANY SECRETARY Ms. WONG Wai Lan, Grace AUDITORS PricewaterhouseCoopers Registered Public Interest Entity Auditor PricewaterhouseCoopers Zhong Tian LLP Recognised Public Interest Entity Auditor LEGAL ADVISER Sullivan & Cromwell (Hong Kong) LLP REGISTERED OFFICE 60/F, The Center 99 Queen’s Road Central Hong Kong PUBLIC AND INVESTOR RELATIONS Tel: 852 3121 8888 Fax: 852 2511 9092 Website: www.chinamobileltd.com Stock code: (HKEX) 941 (NYSE) CHL CUSIP Reference Number: 16941M109 SHARE REGISTRAR Hong Kong Registrars Limited Shops 1712–1716, 17/F Hopewell Centre 183 Queen’s Road East Wanchai Hong Kong AMERICAN DEPOSITARY RECEIPTS DEPOSITARY BNY Mellon Shareowner Services P.O. Box 505000 Louisville, KY 40233-5000 USA Overnight Correspondence: The Bank of New York Mellon Shareholder Correspondence 462 South 4th Street, Suite 1600 Louisville, KY 40202 USA Tel: 1-888-269-2377 (toll free in USA) 1-201-680-6825 (international call) Email: shrrelations@cpushareownerservices.com Website: www-us.computershare.com/Investor PUBLICATIONS As required by the United States securities laws and regulations, the Company shall file an annual report on Form 20-F with the US SEC before 30 April each year. Copies of the annual report of the Company as well as the annual report on Form 20-F, once filed, will be available at: Hong Kong: China Mobile Limited 60/F, The Center 99 Queen’s Road Central Hong Kong The United States: BNY Mellon Depositary Receipts 240 Greenwich Street, 8 West New York, NY 10286 USA

Annual Report 2020 | 05

Financial Highlights

Operating Revenue
(RMB million)


2019
2020
745,917
768,070

Revenue from Telecommunications Services
(RMB million)


2019
2020
674,392
695,692

Profit Attributable to Equity Shareholders
(RMB million)


2019
2020
106,641
107,843

Basic Earnings Per Share
(RMB)


2019
2020
5.21
5.27

		2020	2019
Operating revenue (RMB million)		768,070	745,917
Of which: Revenue from telecommunications services (RMB million)		695,692	674,392
EBITDA[1] (RMB million)		285,135	295,967
EBITDA margin[2]		37.1%	39.7%
EBITDA as % of revenue from telecommunications services		41.0%	43.9%
Profit attributable to equity shareholders (RMB million)		107,843	106,641
Margin of profit attributable to equity shareholders[3]		14.0%	14.3%
Basic earnings per share (RMB)		5.27	5.21
Dividend per share	– Interim (HK$)	1.530	1.527
	– Final (HK$)	1.760	1.723
	– Full year (HK$)	3.290	3.250

1 EBITDA = profit from operations + depreciation and amortization
2 EBITDA margin = EBITDA/operating revenue
3 Margin of profit attributable to equity shareholders = profit attributable to equity shareholders/operating revenue

06 China Mobile Limited Company Profile 06 China Mobile Limited China Mobile Limited (the “Company”, and together with its subsidiaries, the “Group”) was incorporated in Hong Kong on 3 September 1997. The Company was listed on the New York Stock Exchange (“NYSE”) and The Stock Exchange of Hong Kong Limited (“HKEX” or the “Stock Exchange”) on 22 October 1997 and 23 October 1997, respectively. The Company was admitted as a constituent stock of the Hang Seng Index in Hong Kong on 27 January 1998. As the leading telecommunications services provider in the mainland of China, the Group provides full communications services in all 31 provinces, autonomous regions and directly-administered municipalities throughout the mainland of China and in Hong Kong Special Administrative Region, and boasts a world-class telecommunications operator with the world’s largest network and customer base, a leading position in profitability and market value ranking. Its businesses primarily consist of mobile voice and data business, wireline broadband and other information and communications services. As of 31 December 2020, the Group had a total of 454,332 employees, and a total of 942 million mobile customers and 210 million wireline broadband customers, with its annual revenue totalling RMB768.1 billion. The Company’s ultimate controlling shareholder is China Mobile Communications Group Co., Ltd. (formerly known as China Mobile Communications Corporation, “CMCC”), which, as of 31 December 2020, indirectly held approximately 72.72% of the total number of issued shares of the Company. The remaining approximately 27.28% was held by public investors. In 2020, the Company was once again selected as one of The Global 2,000 World’s Largest Public Companies by Forbes magazine and Fortune Global 500 by Fortune magazine. The China Mobile brand was once again listed in BrandZ™ Top 100 Most Valuable Global Brands 2020 by Millward Brown ranking 36. Currently, the Company’s corporate credit ratings are equivalent to China’s sovereign credit ratings, namely, A+/Outlook Stable from Standard & Poor’s and A1/Outlook Stable from Moody’s. China Mobile Principal Organizational Structure China Mobile Communications Group Co., Ltd. China Mobile (Hong Kong) Group Limited 72.72% 27.28% China Mobile Hong Kong (BVI) Limited China Mobile Limited Public shareholders Operating subsidiaries in 31 provinces, autonomous regions and directly–administered municipalities in the mainland of China and Hong Kong Other specialized subsidiaries* China Mobile Communication Co., Ltd Operating subsidiaries in 31 provinces, autonomous regions and directly–administered municipalities in the mainland of China and Hong Kong Other specialized subsidiaries* * Other specialized subsidiaries include: • China Mobile Group Design Institute Co., Ltd. • China Mobile Group Finance Co., Ltd. • China Mobile Group Device Co., Ltd. • China Mobile IoT Company Limited • China Mobile International Limited • China Mobile Information Technology Company Limited • China Mobile Online Services Co., Ltd. • MIGU Co., Ltd. • China Mobile (Suzhou) Software Technology Co., Ltd. • China Mobile (Hangzhou) Information Technology Company Limited • China Mobile Internet Company Limited • China Mobile TieTong Company Limited • China Mobile Investment Holdings Co., Ltd. • China Mobile System Integration Co., Ltd. • China Mobile Financial Technology Co., Ltd. • China Mobile (Chengdu) ICT Co., Ltd. • China Mobile (Shanghai) ICT Co., Ltd. • Aspire Holdings Ltd. • China Mobile Xiong’an ICT Co., Ltd.

Annual Report 2020 07 Biographies of Directors and Senior Management EXECUTIVE DIRECTORS Director graphic Mr. YANG Jie Age 58, Executive Director and Chairman of the Company, joined the Board of Directors of the Company in March 2019, in charge of the overall management of the Company. He is currently the Chairman of China Mobile Communications Group Co., Ltd. (“CMCC”) and a Director and the Chairman of China Mobile Communication Co., Ltd. (“CMC”). Mr. Yang formerly served as deputy director general of Shanxi Posts and Telecommunications Administration, general manager of Shanxi Telecommunications Corporation, vice president of China Telecom Beijing Research Institute, general manager of Business Department of the Northern Telecom of China Telecommunications Corporation, vice president, president and chairman of China Telecommunications Corporation, and president and chief operating officer, and chairman and chief executive officer of China Telecom Corporation Limited. Mr. Yang graduated from the Beijing University of Posts and Telecommunications majoring in radio engineering in 1984 and obtained a doctorate degree in business administration from the ESC Rennes School of Business, France in 2008. Mr. Yang is a professor-level senior engineer with long-term involvement in the operation and management of basic telecommunications enterprises as well as extensive experience in management and telecommunications industry. Director graphic Mr. DONG Xin Age 54, Executive Director and Chief Executive Officer of the Company, joined the Board of Directors of the Company in March 2017, in charge of the operation of the Company. He is also a Director and President of CMCC and CMC. During the period between May 2018 and August 2020, Mr. Dong served as a Non-Executive Director of China Tower Corporation Limited (listed in Hong Kong). Mr. Dong formerly served as a deputy director of Corporate Finance Division of Finance Department of the former Ministry of Posts and Telecommunications, a director of Economic Adjustment Division of the Department of Economic Adjustment and Communication Clearing of the former Ministry of Information Industry of China, director general of the Finance Department and Planning and Construction Department of CMCC, chairman and president of Hainan Mobile, Henan Mobile and Beijing Mobile, Vice President and Chief Accountant of CMCC, and Vice President and CFO of the Company. Mr. Dong received a Bachelor’s degree from Beijing University of Posts and Telecommunications in 1989, a Master’s degree in financial and accounting management from Australian National University, and a Doctoral degree in business administration jointly issued by Shanghai Jiao Tong University and ESC Rennes School of Business, France. Mr. Dong is a senior engineer and senior accountant with many years of operational and financial management experience in the telecommunications industry.

08 China Mobile Limited Biographies of Directors and Senior Management Director Graphic Mr. WANG Yuhang Age 59, Executive Director of the Company, joined the Board of Directors of the Company in October 2019, principally in charge of human resources and inspection matters. He is also a Director of CMCC and CMC. Mr. Wang formerly served as a deputy general manager of Development Department, general manager of Supervision Department, deputy director of Supervision and Inspection Office, the chief director of Legal Center, general manager of Human Resources Department and executive vice president of China Ocean Shipping (Group) Company; a vice president of COSCO Americas Inc.; the general manager of COSCO Shipbuilding Industry Company; the general manager of COSCO Shipyard Group Co., Ltd. as well as the executive vice president of China COSCO SHIPPING Corporation Limited. Over the past three years, Mr. Wang had served as a non-executive director and vice chairman of China International Marine Containers (Group) Co., Ltd. (listed in Hong Kong and Shenzhen), a non-independent and non-executive director and the chairman of COSCO SHIPPING International (Singapore) Co., Ltd. (listed in Singapore), a non-executive director of COSCO SHIPPING Holdings Co., Ltd. (listed in Hong Kong and Shanghai), and an executive director and the chairman of COSCO SHIPPING International (Hong Kong) Co., Ltd. (listed in Hong Kong). Mr. Wang graduated from Dalian Maritime College in 1983 with a major in marine engineering management. He is a senior engineer with many years of experience in the shipping industry and in human resources and corporate management. Director Graphic Mr. LI Ronghua Age 55, Executive Director and Chief Financial Officer of the Company, joined the Board of Directors of the Company in October 2020, principally in charge of finance, internal audit and investor relations of the Company. Currently he is also the Chief Accountant of CMCC, and a director and Vice President of CMC. Mr. Li formerly served as Vice Manager and Manager of Finance and Assets Department of State Grid Corporation of China, Deputy General Accountant and Manager of Finance and Assets Department of State Grid Corporation of China, Deputy General Accountant of State Grid Corporation of China, Deputy General Accountant of State Grid Corporation of China and concurrently Director and Chairman of State Grid Overseas Investment Limited (Hong Kong), and Deputy General Accountant of State Grid Corporation of China and concurrently Chairman of State Grid Yingda International Holdings Group Ltd. During the period between December 2019 and September 2020, Mr. Li had served as the Head of the preparatory team, and Director and Chairman of State Grid Yingda Co., Ltd. (listed in Shanghai). Mr. Li received a Bachelor’s degree in Accounting from Zhongnan University of Economics in 1998, and an Executive Master of Business Administration degree from Wuhan University in 2004. INDEPENDENT NON-EXECUTIVE DIRECTORS Director Graphic Dr. Moses CHENG Mo Chi, GBM, GBS, OBE, JP Age 71, Independent Non-Executive Director of the Company, joined the Board of Directors of the Company in March 2003. He was appointed as the Chairman of the Remuneration Committee in May 2016. Dr. Cheng is a practising solicitor and a consultant of Messrs. P.C. Woo & Co. after serving as its Senior Partner from 1994 to 2015. Dr. Cheng was a member of the Legislative Council of Hong Kong. He is the founder chairman of the Hong Kong Institute of Directors of which he is now the Honorary President and Chairman Emeritus. He is now also serving as chairman of the Insurance Authority. Dr. Cheng currently holds directorships in Liu Chong Hing Investment Limited, China Resources Beer (Holdings) Company Limited, Towngas China Company Limited, K. Wah International Holdings Limited, Guangdong Investment Limited, Tian An China Investments Company Limited and The Hong Kong and China Gas Company Limited, all of which are public listed companies in Hong Kong. Dr. Cheng was formerly a non-executive director of Kader Holdings Company Limited.

Biographies of Directors and Senior Management Annual Report 2020 09 Director Graphic Mr. Paul CHOW Man Yiu, GBS, SBS, JP Age 74, Independent Non-Executive Director of the Company, joined the Board of Directors of the Company in May 2013. He was appointed as the Chairman of the Nomination Committee in May 2016. He was the Chief Executive of the Asia Pacific Region (ex-Japan) of HSBC Asset Management (Hong Kong) Limited from 1997 to 2003, an executive director and Chief Executive of Hong Kong Exchanges and Clearing Limited from April 2003 to January 2010, the Chairman of Hong Kong Cyberport Management Company Limited from June 2010 to May 2016, an independent non-executive director of Bank of China Limited from October 2010 to August 2016, a member of the Advisory Committee on Innovation and Technology of the Government of the Hong Kong Special Administrative Region from April 2015 to March 2017, an independent non-executive director of CITIC Limited from March 2016 to June 2019 and an independent non-executive director of Julius Baer Group Ltd. and Bank Julius Baer & Co. Ltd. from April 2015 to May 2020. Director Graphic Mr. Stephen YIU Kin Wah Age 60, Independent Non-Executive Director of the Company, joined the Board of Directors of the Company in March 2017. He was appointed as the Chairman of the Audit Committee in May 2018. Mr. Yiu is currently a Non-Executive Director of the Insurance Authority, an Independent Non-Executive Director of Hong Kong Exchanges and Clearing Limited and ANTA Sports Products Limited, a Council member of The Hong Kong University of Science and Technology, and a member of the Exchange Fund Advisory Committee of The Hong Kong Monetary Authority and ICAC Complaints Committee. Mr. Yiu joined the global accounting firm KPMG (“KPMG”) in Hong Kong in 1983 and was seconded to KPMG in London, the United Kingdom from 1987 to 1989. Mr. Yiu became a partner of KPMG in 1994, served as the Partner in Charge of Audit of KPMG from 2007 to 2010, and served as the Chairman and Chief Executive Officer of KPMG China and Hong Kong as well as a member of the Executive Committee and the Board of KPMG International and KPMG Asia Pacific from April 2011 to March 2015. Mr. Yiu formerly also served as a member of the Audit Profession Reform Advisory Committee and the Mainland Affairs Committee of the Hong Kong Institute of Certified Public Accountants. Mr. Yiu is a fellow member of the Association of Chartered Certified Accountants, the Hong Kong Institute of Certified Public Accountants and the Institute of Chartered Accountants in England and Wales. Mr. Yiu received a professional diploma in accountancy from The Hong Kong Polytechnic (now known as The Hong Kong Polytechnic University) in 1983, and holds a master’s degree in business administration from the University of Warwick in the United Kingdom. Director Graphic Dr. YANG Qiang Age 59, Independent Non-Executive Director of the Company, joined the Board of Directors of the Company in May 2018. Dr. Yang is currently the Chief AI Officer of WeBank Co., Ltd., the Chair Professor and the former Head of the Department of Computer Science and Engineering of the Hong Kong University of Science and Technology (HKUST), as well as the Co-founder of Shenzhen Qianhai 4Paradigm Data Technology Co., Ltd. Dr. Yang had served as, among other posts, an Assistant Professor and a Tenured Associate Professor at the Department of Computer Science of the University of Waterloo in Canada from September 1989 to August 1995, a Tenured Associate Professor, an Industrial Research Chair and a Full Professor at the School of Computing Science of Simon Fraser University in Canada from August 1995 to August 2001, and an Associate Professor, a Full Professor and an Associate Head of the Department of Computer Science and Engineering of HKUST from August 2001 to June 2012. From 2012 to November 2014, Dr.Yang was also the Founding Head of Huawei’s Noah’s Ark Research Lab. He was the President of International Joint Conference on Artificial Intelligence (IJCAI) from 2017 to 2019 and an executive committee member of the Association for the Advancement of Artificial Intelligence (AAAI) from 2016 to 2019. He was the AAAI Conference Chair in 2021. Dr. Yang is a Fellow of several international professional societies, including AAAI, Association for Computing Machinery (ACM), Institute of Electrical and Electronic Engineering (IEEE), etc. Dr. Yang received a bachelor’s degree in astrophysics from Peking University in 1982, master’s degrees in astrophysics and computer science from the University of Maryland, College Park in the United States in 1985 and 1987 respectively, and a doctor’s degree in computer science from the University of Maryland, College Park in 1989.

10 China Mobile Limited Biographies of Directors and Senior Management SENIOR MANAGEMENT Senior management Graphic Mr. LI Huidi Age 52, Vice President of the Company, appointed in September 2019, principally in charge of planning and construction, network, information harbor, information security, procurement and others. He is also a Vice President and Chief Cyber Security Officer of CMCC, and a Director and Vice President of CMC. Previously he served as a research fellow in Lucent Technologies – Bell Labs Innovations, a vice president of UTStarcom Inc., a vice president and general manager of New Mobile Technology and High-end Products Division of Lenovo Group Limited, chief technology officer and chairman of Technology Innovation Committee of Lenovo Mobile Communication Technology Co., Ltd. Mr. Li graduated in 1990 with a Bachelor of Electronic Engineering from Harbin Institute of Technology, and received a master’s degree in Mobile Communications from Polytechnic Institute of New York University and a doctoral degree in management from Hong Kong Polytechnic University. Senior management Graphic Mr. GAO Tongqing Age 57, Vice President of the Company, appointed in February 2020, principally in charge of legal and regulatory matters, technology R&D, international business, investment, information technology and others. He is also a Vice President and General Counsel of CMCC, a Director and Vice President of CMC. In August 2020, Mr. Gao was appointed as a Non-Executive Director of China Tower (listed in Hong Kong). Mr. Gao previously served as a deputy director general of Xinjiang Uygur Autonomous Region Posts and Telecommunications Administration, deputy general manager and general manager of Xinjiang Uygur Autonomous Region Telecom Company, general manager of China Telecom Jiangsu branch, vice president of China Telecommunications Corporation, and executive director and executive vice president of China Telecom Corporation Limited. He graduated from the Changchun Institute of Posts and Telecommunications with a major in telecommunications engineering and received a doctorate degree in business administration from the Hong Kong Polytechnic University. Senior management Graphic Mr. JIAN Qin Age 55, Vice President of the Company, appointed in September 2019, principally in charge of marketing, customer service, terminals, mobile Internet, financial technology and others. He is also a Vice President of CMCC, a Director and Vice President of CMC and a Director of Phoenix Media Investment (Holdings) Limited. Previously he served as a deputy director of the Nanchang Telecom Bureau, chairman and president of Jiangxi Mobile, Sichuan Mobile and Guangdong Mobile. Mr. Jian graduated in 1989 from Beijing University of Posts and Telecommunications majoring in Computer and Communication, and received a doctoral degree in Industrial Economics from Jiangxi University of Finance and Economics.

Biographies of Directors and Senior Management Annual Report 2020 11 Senior Management  Graphic Mr. ZHAO Dachun Age 50, Vice President of the Company, appointed in September 2019, principally in charge of corporate customers, software technology R&D, IoT, ICT and other matters. He is also a Vice President of CMCC and a Director and Vice President of CMC. Previously he served as the chairman and president of Shaanxi Mobile and Sichuan Mobile. Mr. Zhao graduated in 1993 from Southeast University majoring in Radio Technology and received an EMBA from Nanjing University.

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14 China Mobile Limited Chairman’s Statement Graphic

Chairman’s Statement Annual Report 2020 15 Image A new wave of technological revolution and industry transformation characterized by digitalization, networkization and intelligentization has emerged, integrating 5G, AI, IoT, cloud computing, big data, edge computing, blockchain and other next-generation information technologies into the economy, society and people’s livelihood. Every industry has embarked on digital transformation, presenting unprecedented opportunities in the blue-ocean digital economy. At the same time, the market landscape has become increasingly complex and volatile. The market as a whole and the information services market are constantly evolving, presenting more diverse business patterns and models. The window of opportunity to develop the information services market is closing at an increasing pace. The result of these events is a number of challenges we have to face head-on. Riding on the historic opportunities in the new era, we will open up development space toward information services and focus on technological innovation to create competitive advantages. We will fully facilitate the construction of information infrastructure and facilitate the digitalized and intelligent transformation of the whole society. We will also make endeavors to accelerate the integration and innovation of various information technologies, and speed up the deep integration of information technology and the economy, society and people’s livelihood. We will take solid steps toward becoming a world-class enterprise by building a dynamic “Powerhouse” and create higher value for our shareholders.

16 China Mobile Limited Chairman’s Statement Dear Shareholders, We were faced with a complex operating environment in 2020. COVID-19 affected all aspects of life, while the digital transformation of our economy and society further accelerated, and coopetition within the telecommunications industry and beyond continued to evolve. Despite various difficulties and challenges, we managed to forge ahead steadily with the goal of achieving high-quality development and becoming a world-class enterprise by building a dynamic “Powerhouse”. This overarching strategy drove us to speed up our business transformation and upgrade while deepening reforms and innovation. Harnessing the opportunities brought about by 5G development, we strived to capture new markets emerged in the blue-ocean digital economy to strengthen our industry-leading position. As a result, our business performance maintained stable and healthy growth and our business development picked up stronger momentum and achieved significant success on various fronts. 2020 OPERATING RESULTS Our operating revenue reached RMB768.1 billion in the 2020 financial year, up by 3.0% compared to the year before. Of this, telecommunications services revenue amounted to RMB695.7 billion, representing growth of 3.2% year-on-year. Our two growth drivers, the “Home” market and the “Business” market, delivered outstanding performance. Wireline broadband revenue increased by 17.4% year-on-year and reached RMB80.8 billion. Revenue from applications and information services increased by 22.4% year-on-year and reached RMB101.0 billion. Revenue contribution from new businesses (non-traditional telecommunications services) continued to grow and the revenue structure comprising the “Customer” (C), “Home” (H), “Business” (B) and “New” (N) markets has further optimized. We delivered strong momentum for sustainable future growth. In order to further reduce costs and enhance efficiency, we tightened cost control measures involving all staff members and production factors, as well as the entire workflow. Our efforts generated desirable outcomes. Profit attributable to equity shareholders reached RMB107.8 billion or RMB5.27 per share, up by 1.1% year-on-year. In terms of profitability, we maintained our leading position among top-tier global telecommunications operators. EBITDA was RMB285.1 billion, down by 3.7% from last year. EBITDA margin was 37.1%, down by 2.6 percentage points compared to the previous year. Our capital expenditure was RMB180.6 billion and we maintained our free cash flow at the healthy level of RMB127.1 billion. The Board recommends a final dividend payment of HK$1.76 per share for the year ended 31 December 2020. Together with the interim dividend of HK$1.53 per share already paid, total dividend for the 2020 financial year amounted to HK$3.29 per share. The Company attaches great importance to shareholder returns, and will maintain a stable dividend per share for the full year of 2021, after giving overall consideration to its profitability and cash flow generation. The Company will strive to create greater value for shareholders. The Board believes that our industry-leading profitability level and ability to generate healthy cash flow will provide sufficient support for the Company’s future development and create favorable returns for our shareholders. PROMOTING THE BALANCED AND INTEGRATED DEVELOPMENT OF THE CHBN MARKETS; ACHIEVING SIGNIFICANT PROGRESS IN BUSINESS TRANSFORMATION AND UPGRADE In light of the accelerated digital transformation of the economy and society, our strategy is to expedite the construction of information “highway” consisting of first-class new information infrastructure and operate information “high-speed train” by introducing innovative operating practices and exploring new use cases, products and business forms relating to information services. We also took steps to accelerate the shift toward online, intelligence and the cloud, and cultivated greater value by leveraging the scale of our business and promoting the balanced and integrated development of our CHBN markets. By doing so, we achieved breakthroughs in key businesses and products, while we continued to increase customer satisfaction.

Chairman’s Statement Annual Report 2020 17 In terms of our “Customer” market, we adhered to the strategy of integrating data access, applications and customer benefits. Focusing on our scale-based and value-oriented business operating system and scenario-based customer management, we drove the uptick in both quality and quantity of the 5G business, and stimulated the consumption of information and communications services. Centered around content development and customer benefits, we worked to build our three consumer brands – GoTone, M-zone and Easy Own – consolidating operations and brand value. We collaborated with cross-sector partners, developed prolific businesses and created experiences that resonate with our customers, all with a view to effectively boosting customer value and loyalty. As of the end of December 2020, the number of mobile customers reached 942 million. Of these, 165 million customers used our 5G packages, representing a net increase of 162 million customers, showing an ongoing industry-leading ability to grow our 5G customer base. Mobile ARPU (average revenue per user per month) reached RMB47.4 where the decline rate was flattened by 4.0 percentage points compared to the previous year. Our DOU (average handset data traffic per user per month) increased by 39.0% to 9.4GB. With regard to the “Home” market, we placed emphasis on scale expansion, brand building, ecosystem cultivation and value uplift, expediting the setting up of a service suite that combines full-gigabit network connections with cloud-based applications. We focused on expanding our three main applications, i.e., smart home network deployment, home security and smart remote control, to further promote our smart home operations business. As a result, we recorded favourable growth in our customer base and revenue. In 2020, we added 20.13 million household broadband customers, bringing the total number to 192 million. 141 million of these customers registered for our digital set-top box service “Mobaihe”, accounting for 73.3% of our household customer base. Driven by the combination of bandwidth upgrades and the introduction of value-added applications, household broadband blended ARPU reached RMB37.7, an increase of 6.9% year-on-year. The “Business” market is the new driver of our revenue growth and the major force of our business transformation and upgrade. We promoted the integrated development of network, cloud and DICT (data, information and communications technology) in key sectors including smart city, smart transportation and the Industrial Internet. We rolled out the “Cloud business: going all out to win” action plan to accelerate the evolution of intelligent cloud and forge our differentiated advantages in the convergences of cloud and network, cloud and big data, cloud and intelligence, and cloud and edge computing. We also launched the “Leading in 5G” action plan to showcase 5G implementation across verticals, supporting them with new information infrastructure that combines the strengths of 5G and AI, IoT, cloud computing, big data and edge computing. In 2020, our corporate customers showed a net increase of 3.56 million, totaling 13.84 million. The revenue from dedicated lines increased by 19.3% year-on-year and reached RMB24.0 billion. The revenue from DICT reached RMB43.5 billion, representing an increase of 66.5% year-on-year and contributing 2.6 percentage points to the increase in the telecommunications services revenue. Of this, mobile cloud revenue reached RMB9.2 billion, up by 353.8% year-on-year. In terms of 5G applications for vertical industry sectors, we have developed 100 industry-leading showcases at the headquarters level and 2,340 provincial-level feature projects, which have gradually gained traction following our promotional efforts in 15 industry segments. In terms of the “New” market, we focused on four key areas – international business, equity investment, digital content and FinTech – using an innovative approach. Our efforts have yielded initial success. With regard to our international business, we strived to break barriers between the domestic and international markets, leveraging our proven and well-developed capabilities to enhance our international operations. In 2020, our international business revenue reached RMB11.1 billion, representing an increase of 16.6% year-on-year. Our equity investment strategy emphasizes value creation, alongside building an ecosystem and unleashing the synergy yielded from our operations and investments. We achieved this through optimizing our investment platform for mergers and acquisitions, share purchase and venture capital, as well as leveraging the complementary strengths of direct investment and investment funds. Our equity investment returns in 2020 accounted for 11.8% of our net profit. In terms of digital content and FinTech, we have been actively nurturing high-quality Internet products to constantly improve our product development capabilities and enhance the user experience. As of the end of December 2020, the number of monthly active users of MIGU Video increased by 18.4% year-on-year. The customer bases of video connecting tones and cloud product “and-Caiyun” exceeded 140 million and 100 million respectively, and the number of monthly active users of “and-Wallet” increased by 39.1% year-on-year.

18 China Mobile Limited Chairman’s Statement We are committed to enhancing customer satisfaction while maintaining healthy business growth. We sped up the building of an all-round service system covering every aspect of services and processes and engaging all staff members. As a result, we further enhanced quality management and overall service delivery to improve customer experience. All-round service capabilities also resulted from the setting up of the “10086” integrated smart services gateway that covers our CHBN markets, and from an online feedback system that deals with complaints filed through our channels. We built an end-to-end service quality management system covering five key areas – markets, corporate business, services, networks and information technology (IT). We understand the importance of building a service culture among all employees, thus we rolled out a series of innovative and diverse campaigns and staff awards to improve service awareness. Our efforts have gained us a reputation for providing heartwarming services to our customers. FURTHER IMPLEMENTING “5G+” PLAN TO FAST-TRACK 5G DEVELOPMENT 2020 marked the first full year of the commercial adoption of 5G. Following the government’s call to speed up the construction of new information infrastructure with 5G at the forefront, we further implemented our “5G+” plan to promote the co-construction and sharing of 5G infrastructure, establishing a new milestone for our 5G development. In 2020, our total 5G-related investment amounted to RMB102.5 billion. Our cloud-based and centralized standalone (SA) core network commenced operations in September 2020. Throughout the year, we built and put in use around 340,000 new 5G base stations, bringing the total number of 5G base stations to a cumulative 390,000, providing 5G services to all prefecture-level cities, selected counties and key areas in China. We own the largest 5G SA commercial network and occupy a leading position in terms of network technology in the world. Contributing to 5G standard-setting and technological evolution, we advocated for the on-schedule freezing of the R16 standard and we were heavily involved in the R17 standard-setting. In the 3rd Generation Partnership Project (3GPP) and the International Telecommunication Union (ITU), we led 99 projects in relation to 5G international standards and launched an industry-leading protocol to provide technical guidance for the full-scale deployment of 5G networks slicing for a wide range of industry sectors. We were also the first telecommunications operator in the industry to launch a protocol on N4 decoupling technology, significantly promoting the flexible deployment of User Plane Function (UPF) while reducing 5G deployment costs. Alongside 5G network construction, we also came up with an orderly plan for the steady growth of our 5G business. In terms of the consumer market, we worked to gradually promote upgrades and refinements of tariff plans, according to customers’ specific needs. Meanwhile, we advocated for manufacturers to make 5G terminal devices more affordable in order to allow more customers to use 5G services. In order to further enhance user experience, we were the first telecommunications operator to launch a range of new applications, including ultrahigh definition live streaming based on 5G, 4K and VR technology, 5G ultrahigh definition full-screen video connecting tones, cloudbased 5G games and 5G messages. In the “Business” market, we were the first in the industry to propose a BAF1 (basic, advanced and flexible) commercial model, achieving the commercialization of 5G dedicated network products and rolling out 470 dedicated 5G network projects for corporate customers. We launched nine industry platform solutions including OneCity for smart city and OnePower for the Industrial Internet, accumulating more than 100 applications. We created more than 2,000 showcases for 15 industry segments, of which those that generated most enthusiastic responses included 5G cloud-based cherry blossom appreciation and 5G coverage in Mount Everest, deep mines and harbors. 1 BAF business model is a multi-dimensional, 5G dedicated network business model based on “Basic network + Advanced value-added functions + Flexible personalised services”

Chairman’s Statement Annual Report 2020 19 China Mobile Communications Group Co., Ltd., our parent company, and China Broadcasting Network Corporation Limited (“CBN”) entered a framework agreement for 5G co-construction and sharing. Subsequently, sub-agreements have been signed with CBN on 26 January 2021 covering four areas – namely 5G network construction, network maintenance, market collaboration and network usage fee settlement. Both parties will fully leverage their combined advantages in 5G technology, frequency and content to promote the co-construction and sharing of 700MHz network and support the integration and co-development of a business ecosystem comprising networks and content. By doing so, we aim to accelerate 5G network coverage in an efficient manner, pooling resource advantages and saving costs. We believe that the partnership will help both parties achieve high-quality 5G development and mutual benefits. It will also enable us to provide more diverse and higher-quality services for our customers and create greater value for our shareholders. 5G is playing an increasingly important role in supporting information flow within society, accelerating industry transformation and upgrade, and driving the development of digital society. As the key 5G network constructor, advocate and service provider, we will further implement the “5G+” plan to speed up the application of 5G across sectors to serve wider society. ACHIEVING BREAKTHROUGHS IN REFORMS AND INNOVATION; STRENGTHENING OUR CAPABILITIES FOR SUSTAINABLE DEVELOPMENT With a view to supporting our business transformation and development, we expedited the setting up of a highly efficient operational system that yields synergy and continued to strengthen our basic capabilities. We took proactive steps to attain innovation-driven development and strengthened collaborations with partners along the industrial chain to achieve collaborative success. We also managed to fully reap the benefits brought about by further advancing reforms to our institutional mechanisms, laying a solid foundation for our future development. Optimized operational system. Through implementing reforms to areas including corporate business, markets, networks, research and development (R&D) and IT, we have basically built out an organizational and operating structure that allows the headquarters to set strategies, regional companies to drive market development and specialized teams to enhance competence. We also implemented all-round reforms to grid operations, taking steps to better align responsibilities, authorities and benefits. We took steps to optimize our inverted pyramid support structure through which managers render support to the frontline, and effectively motivated and empowered individual staff. We continued to create a low-cost and high-efficiency operating model and actively promoted management by classification. As a result, we were able to achieve a significantly enhanced level of standardized, regulated and digitalized management. Improved basic capabilities. We continued to build out our premium networks. As of the end of December 2020, we have built a total of 5.14 million base stations, and the bandwidth of dedicated networks for international and corporate customers have reached 67.9 Tbps. 100% of the OLT (Optical Line Terminal) facilities in urban areas at prefecture-level and above were equipped with gigabit broadband. We accelerated the construction of new information infrastructure and promoted the layout of cloud-based networks based on eight major regions. With our “N+31+X” mobile cloud networks (N central nodes, 31 province-level nodes and X edge nodes) and “3+3+X” data center layout (three hotspot regional centers, three trans-provincial centers and various province-level centers and business nodes) taking shape, we continued to promote the integrated development of cloud, networks and edge computing. We also initiated the construction of a smart mid-end platform, which combines technology, data and business, to form an AaaS (Ability as a Service) service system. During the first phase of the mid-end platform development, we launched 27 applications, achieving initial success in empowering business growth with digital intelligence.

20 China Mobile Limited Chairman’s Statement Stepped-up innovation. In terms of key technology developments, our proprietary automatic integration tool “Xing Yun” significantly shortens hardware integration cycles of our network cloud resource pools, and our cloud performance improvement and evaluation product “Yun Heng” can conduct data quality checks at minute-level frequency. Three key standards originated from our proprietary technology Slicing Packet Network (SPN) were approved by the ITU Telecommunication Standardization Sector, laying a solid foundation for the global application of SPN. Utilizing blockchain technology, we also self-developed the mid-end platform CMChain and proactively explored the implementation of blockchain applications in different scenarios. To speed up product innovation, we continued to enhance the five-in-one management and operating system that covers R&D, operations, support, sales and marketing, and services, further strengthening the competitiveness of our products. On the 5G front, we launched new applications in the consumer domain and dedicated network products for vertical sectors. We also joined hands with industry partners to release the 5G Messaging White Paper and promoted the implementation of super SIM solutions. Expanded partnership. We actively built extensive networks and deepened our strategic partnership with local governments and large enterprises and public institutions. Centered around 5G-related digitalization and innovation, we initiated cross-sector cooperation on information services, making use of the complementary strengths of different sectors to drive social and economic development. We rolled out the “5G+ Blooming Action” campaign and set up the 5G Joint Innovation Fund, which plans to invest tens of billions to nurture industry players. We also put forward a “100 billion” industry stimulus plan to step up efforts to develop the industry ecosystem and our partnership network. These efforts will accelerate the deployment of our digital intelligence plan in breadth and depth, and infuse the industry ecosystem with new vitality. Furthered system reforms. With the goal of establishing a world-class model enterprise, we systemically furthered reforms in the three key areas of governance, talent development and incentive mechanisms, in order to build new momentum toward high-quality development. Two of our subsidiaries that specialize in IoT and cloud technology have been enlisted into the state program that drives selected Chinese technology companies to implement marketoriented reforms and step up their independent innovation capabilities. For this, we have rolled out a pilot zone and implemented our reformation plans in phases. For different types of talents, we have optimized our tailored suite of compensation and incentive mechanisms that are results-driven and have clear development focuses. We launched a new batch of incentive share options and inaugurated our fast-track development program for outstanding talents. We have further enhanced our incentive mechanism using diversified means, placing a clear focus on differentiating and rewarding outstanding performance. CORPORATE GOVERNANCE The Company always upholds the principles of integrity, transparency, openness and efficiency, and fully complies with all applicable listing rules to ensure sound corporate governance. To optimize the composition of the Board of Directors, we pursued policies to maintain board member diversity and director nomination. We ensured the independent non-executive directors contribute their respective experience and expertise to help us further improve our corporate governance and decision-making mechanism. We are also committed to compliance and enhancing our compliance management. The implementation of our “Compliance Escort Plan” has helped to strengthen the compliance culture across our business. On an ongoing basis, we conducted compliance checks and provided guidelines particularly for emerging areas such as new 5G infrastructure, mobile number portability, supply chain security, network information security and basic-level grid operations. Our aim is to take a pre-emptive approach to compliance and risk control and constantly improve our compliance management system. We are committed to enhancing our risk and internal control systems, increasing our ability to detect risk and exercise effective risk control. We have further strengthened our supervision over key businesses, projects and issues, proactively mitigating business risks and closing any gaps in our business management processes to ensure sound operations.

Chairman’s Statement Annual Report 2020 21 SOCIAL RESPONSIBILITY AND COMPANY ACCOLADES We are committed to integrating corporate social responsibility in our development, contributing our strengths to society and satisfying people’s needs in their pursuit for a better life. The COVID-19 outbreak in 2020 caught everyone off guard. In response, we made full use of 5G, cloud computing, big data and other information and communications technologies in the fight against COVID-19. We secured the lifelines of communications, service and support, contributing to the resumption of work, production and schooling, and helping society return to normal. Immediately after the outbreak, we activated a top-level emergency response to ensure a stable and reliable network for more than 3,000 major hospitals, over 1,000 major disease control centers and over 5,000 government organizations across the country. We provided free mobile services to nearly one million COVID-19 prevention and control personnel and medical staff who were our customers but fallen behind with their payments. We introduced more than 10 feature services including innovative cloud meetings, online learning and livestreaming to the general public. We took proactive measures to prevent and control the COVID-19 in our daily operations and care for our employees while encouraging them to pay attention to customers’ needs. These solid actions helped us protect the lives and well-being of our customers and employees. We sped up the build-out of new information infrastructure that enables the digital transformation of our economy and society. We promoted healthy competition and collaboration within the industry to foster a level and healthy playing field. We provided communications support to the Two Sessions, The China International Fair for Trade in Services, China International Import Expo and other major events, as well as securing networks during COVID-19 and the flood season. Our efforts gained us wide recognition across society. We spared no effort in combating cybercrime so as to provide a healthy and secure network environment for our customers. In addition, our innovative”Network+” poverty alleviation model that is based on the “1+3+X” framework has helped a total of 1.08 million people in 13 counties, 12 townships and 1,786 villages rise above the poverty line. We launched various charity campaigns, such as the “Blue Dream” education project, which has provided professional training for more than a cumulative 128,000 primary and secondary school headmasters in rural villages in the midwest of China. Meanwhile, the “Heart Caring” campaign has saved the lives of 6,574 children with congenital heart disease. We played our part in pollution control, energy saving and emissions reduction to promote green development. The implementation of our “Green Action Plan” continued to help us reduce our carbon footprint. The overall energy consumption per unit of telecommunications business has dropped by 17.6%, moving us closer to our goal of peaking carbon emissions and reaching carbon-neutral operations. Our achievements have received wide recognition. We were a Gold Award winner at The Asset ESG Corporate Awards and received the Asia’s Honoured Company award from Institutional Investor. In addition, we won the Icon on Corporate Governance, Best Investor Relations Company, Best Corporate Social Responsibility and Best Corporate Communications awards from Corporate Governance Asia. During the year, Moody’s and Standard & Poor’s maintained our corporate credit ratings at the same level as China’s sovereign ratings.

22 China Mobile Limited Chairman’s Statement FUTURE OUTLOOK All good principles should adapt to changing times to remain relevant. A new wave of technological revolution and industry transformation characterized by digitalization, networkization and intelligentization has emerged, integrating 5G, AI, IoT, cloud computing, big data, edge computing, blockchain and other next-generation information technologies into the economy, society and people’s livelihood. Every industry has embarked on digital transformation, presenting unprecedented opportunities in the blue-ocean digital economy. Innovation has emerged with a frequency not seen before. Information technology has become an inseparable part of the real economy, driving the restructuring of innovation and industries on a global scale. Leading technology enterprises have been using technology and data to generate a new form of growth featuring super fast growth, and super products and services, as well as high production efficiency and high technology input. This shift also makes sweeping changes to the way enterprises conduct business and production. Technology and innovation will guide and lead the demand for information services and the resulting impact will become more prominent, thus creating endless possibilities in future. China has shown strong determination to implement state initiatives surrounding Cyberpower, Digital China and Smart Society, which will boost the development of the next generation information technology and other sectors, driving the growth of the digital economy and consumption upgrade. The digital economy will pick up more growth momentum, making “four paradigm shifts”2 in terms of economic development, technology application, business competition and mass consumption. The landscape of “five verticals and three horizontals”3 will become more evident. Against this backdrop, MIIT and CAICT expect that, in 2025, the size of China’s digital economy will grow to RMB65 trillion, with a compound annual growth rate (CAGR) of more than 10%. Information services market size is expected to reach RMB20.4 trillion with a CAGR of more than 13%, creating huge potential for us to grow. Nevertheless, the market landscape has become increasingly complex and volatile. The market as a whole and the information services market are constantly evolving, presenting more diverse business patterns and models. The window of opportunity to develop the information services market is closing at an increasing pace. The result of all these developments is a number of challenges we have to face head-on. We are now at an historic moment facing a new direction of development. In this context, we have given wider connotation to our “Powerhouse” strategy and put forward a new strategic vision: We will open up development space toward information services and focus on technological innovation to create competitive advantages. These moves will form part of our concerted efforts to achieve our goal of joining the league of the world’s firstclass information service technology companies. At the same time, we will focus on “two facilitations and two integrations”: We will fully facilitate the construction of information infrastructure and facilitate the digitalized and intelligent transformation of the whole society. We will also make endeavors to accelerate the integration and innovation of various information technologies, and speed up the deep integration of information technology and the economy, society and people’s livelihood. 2 The “four paradigm shifts”: Economically, the digital economy has become the major driving force of growth. Technologically, emerging information technology has become the core engine to spur industry transformation and upgrades. With regard to business competition, technological innovation forms the pillar of companies’ competitive advantages. In terms of consumption patterns of the masses, demand for a better digital life has pervaded the whole of society. 3 The “five verticals and three horizontals”: The “five verticals” represent the emergence of five key application scenarios, which are a result of the rapid penetration of information technology in the economy and society. This specifically refers to the digitalization of infrastructure, social governance, ways of production, ways of working and lifestyle. The “three horizontals” refer to the three common demands arisen from the digital transformation of the economy and society, namely online operations, intelligentisation and cloudification.

Chairman’s Statement Annual Report 2020 23 We have determined to adopt the main line of development that aims at promoting digitalized and intelligent transformation and achieving high-quality development. Specifically, we will continue to consolidate our network advantages, at the same time make special efforts to highlight our direction to undergo digital and intelligent transformation. While growth will be increasingly driven by information technologies and data, we will take measures to effectively unleash the amplifying impact of new factors on traditional factors including capital and human resources. All these endeavors will empower the full-fledged development of various business areas including products, services, operations and management with digital intelligence, also engaging all business processes. By following this main line of development, we will make significant enhancements to total factor productivity. We have come up with a clear “4x3” strategic core. First, we will speed up the “three changes”, which are the internal logic of our transformation. We are changing our business development from telecommunications services to information services, from the primarily “Customer” (To C) market to all four CHBN markets, and from being resources-driven to being innovation-driven. Second, we will facilitate “three trends”, which are our points of breakthrough and core areas of transformation. We are promoting online operations, intelligentization and cloudification to stimulate demand for information services and upgrade the industry landscape. Third, we will reinforce the “three approaches”, which are paths of our transformation. We are setting up a scale-based and valueoriented business operating system with an emphasis on business convergence, integration and digitalization. Fourth, we will strengthen the “three forces”, which are fuels supporting our transformation. We are building up an organization structure incorporating our capabilities, collaboration and vitality to deliver high operating efficiency and synergy across operations. The year 2021 marks the beginning of China’s 14th Five-Year Plan. It will also be a milestone year for us to deepen 5G development and consolidate our market leadership. We will strive for making progress while maintaining stability, adopting our main line of development that promotes digitalized and intelligent transformation and achieves high-quality development. We will focus on our “4x3” strategic core and fully implement the “5G+” plan, taking solid steps toward becoming a world-class enterprise by building a dynamic “Powerhouse”. We will strive to achieve stable and healthy growth in telecommunications services revenue and net profit, creating higher value for our shareholders. ACKNOWLEDGEMENT Finally, on behalf of the Board, I would like to take this opportunity to express my heartfelt gratitude for the support of our shareholders, customers and the general public, and for the dedication and contribution of our employees. Signature Yang Jie Chairman Hong Kong, 25 March 2021

24 China Mobile Limited Corporate Recognitions THE Asset BENCHMARK 2020 RESEARCH ESG THE ASSET CORPORATE AWARDS 2020 THE ASSET SHINA MOBILE Gold Award THE ASSET ESG CORPORATE AWARD 2020 INSTITUTIONAL Investor All-Asia Executive Team HONORED COMPANY China Mobile Limited Institutional Investor All-Asia Executive Team 2020 HONORED COMPANY Telecommunications China Mobile Limited

Corporate Recognitions Annual Report 2020 25 CPA Hong Kong Institute of Certified Public Accountants Sustainability and Social Responsibility Reporting Awards Best Corporate Governance Awards 2020 2020 Asia’s Best CSR China Mobile Ltd Best Corporate Communications China Mobile Ltd 2020 Best Investor Relations Company China Mobile Ltd

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28 China Mobile Limited  Business Review image In 2020, we placed a steadfast focus on customers and continued to enhance our scale-based and value-oriented business operating system, relentlessly promoting the integrated development of our “Customer” (C), “Home” (H), “Business” (B) and “New” (N) markets. We further cemented our basic capabilities while driving transformation in sales and marketing, as well as in intelligent operations. Our products have become more competitive in the market and our service quality has continued to improve. Our overall business achieved healthy growth, along with increasing customer satisfaction. Our operating revenue amounted to RMB768.1 billion, of which revenue from telecommunications services was RMB695.7 billion, representing an increase of 3.2% year-on-year.

Business Review
Annual Report 2020 | 29

KEY OPERATING DATA

	2020	2019	Change %
Mobile Business			
Customer Base (million)	942	950	–0.9
Of which: 4G Customer Base (million)	775	758	2.3
5G Package Customer Base (million)	165	2.55	–
Net Additional Customers (million)	–8.36	25	–133.2
Of Which: Net Additional 4G Customers (million)	17	45	–61.9
Net Additional 5G Package Customers (million)	162	2.55	–
Average Minutes of Usage per User per Month (MOU) (minutes/user/month)	267	287	–6.9
Average Handset Data Traffic per User per Month (DOU) (GB/user/month)	9.4	6.7	39.0
Average Revenue per User per Month (ARPU) (RMB/user/month)	47.4	49.1	–3.5
Broadband Business			
Wireline Broadband Customer Base (million)	210	187	12.4
Of Which: Household Broadband Customer Base (million)	192	172	11.7
Wireline Broadband ARPU (RMB/user/month)	34.0	32.8	3.7
Household Broadband Blended ARPU (RMB/user/month)	37.7	35.3	6.9
Corporate Business			
Corporate Customer Base (million)	13.84	10.28	34.6
IoT Smart Connections (million)	873	884	–1.2

ENHANCING VALUE-ORIENTED OPERATING MODEL; BUSINESS DEVELOPMENT PRESENTED GOOD MOMENTUM

The "Customer" Market

We proactively made adjustments to our business strategy, shifting the emphasis from expanding our customer base to cultivating quality and value. We accelerated the development of a holistic product portfolio comprising data access, applications and customer benefits, and further integrated the operations of our three consumer brands – GoTone, M-zone and Easy Own. We also adopted an integrated marketing approach with a view to stimulating customer demand for 5G products by actively promoting 5G handsets, customer benefits, service packages and intelligent hardware, leveraging the distribution of 5G consumption vouchers. To boost sales of mobile devices, we introduced more financing options, including particulate loans and 5G gold coins, in addition to credit purchase. Driven by fast-growing 5G business and our marketing approach to integrating content and customer benefits, we have gradually stabilize our position in the "Customer" market and our 5G business achieved robust growth. As of the end of December 2020, the number of 5G package customers reached 165 million, accounting for 17.5% of our mobile customer base. The number of average net additional customers per month exceeded 13.5 million, a growth pace that is industry-leading. Post 5G migration, ARPU and DOU of 5G package customers increased by 6.0% and 23.7% respectively, showing promising growth potential for the value of the 5G business.

30 China Mobile Limited Business Review The “Home” Market Leveraging our core gigabit broadband products, we focused on enhancing our broadband quality and strengthening the integrated development of broadband, hardware and applications to encourage customers to upgrade their plans. We promoted integrated development of “big screen” contents with other household applications, bolstered entry points for household information services and accelerated the formation of an ecosystem comprising cinemas, film distributors and vertical content providers. We focused on expanding our three main business lines, i.e. smart home network deployment, home security and smart remote controls, to enrich our smart home applications. By launching various initiatives to attract target customer groups, retain existing customers by segmentation, foster synergetic growth of TV services and promote smart home applications, the “Home” market demonstrated robust growth with a steady increase in customer value. As of the end of December 2020, the number of household broadband customers reached 192 million, with the number of average net additional customers per month exceeding 1.67 million. Our digital set-top box “Mobaihe” registered a total of 141 million customers, with a net addition of 18.99 million and a continuous increase in penetration rate. Our customer numbers for smart home network deployment, home security and smart remote controls increased by 347%, 204% and 621% year-on-year, respectively. The revenues from household broadband and smart home application services increased by 18.6% and 25.7% year-onyear respectively, driving further growth in household broadband blended ARPU. The “Business” Market We further expanded and optimized our products and solutions for our corporate business with a steadfast focus on customer demands, using a selective and dynamic approach to update what to include in our product portfolio. With an emphasis on innovation, we enhanced the quality of a range of basic products, such as dedicated lines, IDC (Internet Data Center), IoT (Internet of Things) and corporate short messages, to scale the growth of the corporate business. We built industry-leading cloud business, developed more signature products and enhanced product quality. Public cloud offerings have become the driver for our customer base expansion and private cloud offerings the driver for revenue growth. The revenue and market share of our mobile cloud services both scaled up substantially. We also strived to pursue a market-leading position in 5G development. Focusing on key industries and business areas, we continued to build 5G application showcases and strove to promote scale conversion. We also developed standardized and dedicated 5G products. As a result, we maintained our leadership within the industry for driving 5G adoption across vertical sectors. In 2020, our IDC business recorded revenue of RMB16.2 billion, representing an increase of 54.4% year-on-year. A total of 360,000 IDC cabinets were available for use, with top-tier Internet companies, government departments and financial organizations as our key customers. The number of IoT smart connections reached 870 million and IoT business revenue amounted to RMB9.5 billion. Our mobile cloud business revenue reached RMB9.2 billion, an increase of 353.8% year-on-year. This growth rate outpaced those of our peers. We introduced more than 200 proprietary IaaS (Infrastructure as a Service), PaaS (Platform as a Service) and SaaS (Software as a Service) products, and over 2,000 jointly developed SaaS products for the mobile cloud business. The ICT business generated revenue of RMB10.7 billion, representing an increase of 59.4% year-on-year. The “New” Market In terms of the international business, we strived to minimize the negative impact of the COVID-19 while expanding our international operations and business scale. Our international business maintained positive growth momentum, thanks to our continued efforts to strengthen key product capabilities such as cross-border cloud and network services and DICT. We upgraded our extensive global coverage comprising Information Highway (connectivity resources), Information Station (PoPs, Points of Presence) and Information Island (data centers), and deepened our collaborations with international telecommunications service providers. In terms of equity investment, we built out a professional capital management system that conforms to standards, leveraging the complementary strengths of direct investments and investment funds to create greater synergy and achieve higher impact. We focused on investing in a range of sectors, including information and communications infrastructure and technologies, cloud computing, AI (artificial intelligence), information security and digital content, in order to further unleash the potential of our capital. In terms of digital content, we leveraged our position as a content synthesizer and producer to foster an industry-leading content ecosystem. As a result, we recorded rapid growth in the number of active users for a variety of businesses, including MIGU Video, cloud-based games and video connecting tones. With regard to FinTech, building on the and-Wallet brand, we rapidly expanded our business and achieved solid growth in terms of credit purchase, investment products and supply chain financing. We also made sound progress in research in the areas of super SIM card, digital identity applications and digital currency applications.

Business Review Annual Report 2020 31 EMPOWERING DEVELOPMENT WITH DIGITAL INTELLIGENCE; REINFORCING BASIC CAPABILITIES Basic Networks We are now at a key juncture for further transformation and 5G network construction. On the one hand, we need to focus on laying a foundation for the integrated development of the CHBN markets, and consolidating our 5G market leadership for our next stage of development. On the other hand, we also need to better manage our investments and optimize our investment structure to help allocate resources rationally to ensure our competitiveness and longterm development, so that our investments can generate the expected benefits. We sped up the upgrade of our basic network capabilities, strengthened our competitive advantages in network resources and actively created premium 5G networks. With regard to household broadband, transmission networks, data centers, international facilities and others, we continued to strengthen our capabilities to support business growth. Meanwhile, we took proactive steps to better coordinate and plan our cloud computing services and bolstered our cloud capabilities, at the same time, strove to build new infrastructure for cloud and network convergence. By doing so, we promoted the cloudification and intelligent transformation of our networks. As of the end of 2020, we have operated the world’s largest premium 4G network and built the world’s largest 5G SA (standalone) network. The number of our base stations reached 5.14 million. Our transmission lines covered 19.94 million cable kilometers and the bandwidth of our international submarine cables continued to increase. We officially started the large-scale commercial application of our NFV (Network Function Virtualization) technology and introduced SDN (Software Defined Networking) technology to dedicated cloud-based networks and IP networks, achieving a leading position in the industry. In 2020, our total capital expenditure was around RMB180.6 billion. In 2021, we will continue to leverage our advantages in co-construction and sharing, and adopt a forward-thinking and precise approach to allocating resources to increase the competitiveness of our networks. We plan to spend total capital expenditure of around RMB183.6 billion, which will be mainly used for constructing premium 5G networks, building cloud infrastructure, supporting the development of our CHBN markets and enhancing intelligent operations, among others. Of this, capital expenditure related to 5G will be around RMB110.0 billion. The funds will come mainly from cash flows generated from daily operations. Smart Mid-end Platform Adapting to new growth models, we have initially completed the construction of a smart mid-end platform with both operators’ generic and China Mobile’s specific characteristics. The platform combines operations, data and technology in an AaaS (Ability as a Service) service architecture and we expect it will serve the objectives of building up our capabilities, supporting our development and empowering business growth with digital intelligence. As of the end of 2020, our smart mid-end platform had rolled out 27 applications during the first phase of its development. Of these, the business-focused mid-end platform has built up nearly 100 capabilities covering 15 areas including customers, orders and products. The data-focused mid-end platform gathered valuable data from across our network, storing over 230PB of data in total and generating over 8,000 data models. The technology-focused midend platform, comprising AI, blockchain, cloud container and other technologies, has begun to take shape. The smart mid-end platform will support the steady implementation of targeted marketing, specialized services, efficient network operations and precise management, facilitating our digitalized and intelligent operations.

32 China Mobile Limited Business Review STEPPING UP MARKETING EFFORTS; CUSTOMER SATISFACTION CONTINUING TO INCREASE Product Development We have further developed our product management and operating mechanism, putting in place a five-in-one product management and evaluation system that allows us to exercise better supervision over the product lifecycle. We reviewed our overall product portfolio and categorized our products into platform gateway, key revenue generators, 5G commanding products, among others. This product categorization enables us to derive specific paths of development for individual products, which in turn facilitates us to develop our key products both qualitatively and quantitatively. Specifically, 5G messaging, as one of the key products, has completed the basic business platform infrastructure and the corresponding user cutover migrations in eight major business regions. We have also completed the digital infrastructure for the unified messaging platform and launched our industry messaging module. In terms of our cloud business, our cloud product “and-Caiyun” has seamlessly merged personal and household clouds, allowing us to offer one single unified cloud for all customers. We have launched a cumulative 86 versions of the cloud and evaluation of its key functions shows that the performance of our cloud is better than that of many leading players in the market. CM Passport, our mobile authentication, has connected more than 15,000 applications and covered 85.5% of mainstream applications. The daily average deployment of authentication exceeded 1.4 billion times. All these figures are industry-leading. Brand Operations We initiated a full-blown branding campaign, focusing on enhancing the operations, communications, processes and coverage. Leveraging 5G growth opportunities, we continued to optimize the operations of GoTone, M-zone and Easy Own and gave the three brands new characters and new values to support precise customer management and relationship maintenance, with an aim to cultivate higher value and customer loyalty. We launched first-class GoTone services covering rewards, products, services and ecosystem, giving customers a greater sense of privilege and gain. As a result of increased brand impact, GoTone’s customer base has exceeded 170 million. With regard to M-zone, which has a brand character of innovation and youthfulness, we targeted our brand marketing efforts towards the younger generation. Sales of our products such as the celebrity-endorsed M-One card, M-zone Passport and 5G mystery boxes have grown at an encouraging rate. Meanwhile, Easy Own, which features a down-to-earth, reliable and smart-spending brand position, has restructured its loyalty point scheme. Channel Transformation In order to respond to customer demands more quickly and effectively and achieve high-quality development, we have sped up our channel transformation with the aims of adding diverse customer touch-points and putting in place a digital and all-encompassing new marketing and sales system. We also took measures to support two-way traffic flows online and offline. All these efforts satisfied customer expectations for one-stop service catering for different scenarios. In addition, we sped up the shift to a chain operating model of offline outlets to increase efficiency. We have further optimized the deployment of retail outlets and boosted the sales capabilities of our online channels. Online sales as a percentage of total sales continued to rise. We formed sales alliances that are accessible from all devices and all channels, moving product shelves, e-commerce applications and our mid-end platform onto the cloud. We have enhanced our operating efficiency and sales capabilities as a result of better product convergence and channel integration, as well as enhanced platform digitalization. Elsewhere, we furthered the implementation of grid operations, defining clearly their respective responsibilities, rights and benefits. As of the end of December 2020, all our prefecture-level city subsidiaries across China had implemented grid operations. The transformation of channels has benefited the businesses by further reducing selling expenses as a percentage of revenue in 2020.

Business Review Annual Report 2020 33 Customer Services Putting customers at its heart, our Company has sped up the building of a service system covering every process and aspect of service, and involving every employee. As a result, our service efficiency and quality increased steadily, helping us to generate better value from our services. We set up the ‘10086’ integrated smart services gateway to continuously improve the customer experience at service touch points. We continued to consolidate our data, capabilities and smart services to upgrade our customer service system. With the support of big data technology, our customer services have become more precise and more proactive. We have launched campaigns to increase customer satisfaction, protect consumer rights and increase complaint-handling efficiency. Customer experience hence improved substantially. Through initiatives such as ‘Service Satisfaction 365’ and ‘Quality Service Campaign’, we have generated more positive feedback from customers. In 2020, we saw increased customer satisfaction with mobile Internet, tariff packages, household broadband and other businesses, and the number of complaints related to key areas of concern dropped significantly. HIGHLIGHTS FOR 2021 In 2021, we will follow the main line of development that aims at promoting digitalized and intelligent transformation and achieving high quality development. We will strive to work on the following four areas. Firstly, we will expedite the construction of information “highway”, which consists of first-class new information infrastructure for information services. We will focus resources on 5G-oriented digital and intelligent facilities to ensure the smooth flow of information to support social and economic development. We will continue to strive for standardized and efficient scaling-up of our networks while promoting integration and innovation to improve network performance. We will also strengthen operations and maintenance of the networks to enhance user experience. Secondly, we will operate information “high-speed train” by introducing innovative operating practices to cater the need of information services, generating new demand with our quality offerings in order to drive the development of the Company. We will continuously guide and explore new use cases, products and business forms surrounding online, intelligent and cloud services, increasing the value of our Company. We will drive the comprehensive and integrated development of our CHBN markets to form a strong foundation for value generation. We will nurture leading platform products and value of product portfolios, at the same time enhance marketing and sales and enrich ways to enhance our value-based operations. Additionally, we will cultivate open collaboration within the ecosystem and create greater opportunities for value generation. Thirdly, we will spearhead the construction of smart mid-end platform to enhance our transformation towards digital intelligence. The smart platform will be a single and unified one as we enhance the upper layer architecture and coordinate the systems to be included in it. The technology-focused mid-end platform will pool shared capabilities and give rise to new capabilities for scale application. The data-focused mid-end platform will turn raw data into assets and capital, while the business-focused mid-end platform will enable the accumulation of operating experience, and the sharing and standardized replication of it. The mid-end platform is expected to support internal operations and external sharing of capabilities. Lastly, we will continue to drive reforms and innovation, and to instigate vitality within the Company and motivate high-quality development. We will implement the three-year reforms covering governance, talent development and incentive mechanisms. We will continue to optimize the organizational structure that supports our strategy of headquarters to set strategies, regional companies to drive market development and specialized teams to enhance competence. We will implement key reform projects and foster our new strengthens arising from technology and innovation.

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36 China Mobile Limited Financial Review In 2020, facing the impact of COVID-19, acceleration in digitalization of the economy and the society, as well as challenges from competition within the telecommunications industry and from cross-sector players, the Group continued to advance its overarching strategy of becoming a world-class enterprise by building a dynamic “Powerhouse”. The Group persisted in making steady improvement, deepening its reforms and innovation incentives, accelerating its transformation and upgrade, thereby achieving stable growth in its operating results.

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Annual Report 2020 | 37

	2020	2019	Change
Operating revenue (RMB million)	768,070	745,917	3.0%
Revenue from telecommunications services (RMB million)	695,692	674,392	3.2%
Revenue from sales of products and others (RMB million)	72,378	71,525	1.2%
EBITDA (RMB million)	285,135	295,967	–3.7%
EBITDA margin	37.1%	39.7%	–2.6pp
Profit attributable to equity shareholders (RMB million)	107,843	106,641	1.1%
Margin of profit attributable to equity shareholders	14.0%	14.3%	–0.3pp
Basic earnings per share (RMB)	5.27	5.21	1.1%

The Group strived to reduce costs, enhance efficiency and strengthen "All Members, All Elements, All Processes" cost control, thereby maintaining its profitability at a leading level among international first-class telecommunications operators and continuously creating value for shareholders.

OPERATING REVENUE

In 2020, the Group's operating revenue reached RMB768.1 billion, up by 3.0% compared to the previous year, of which revenue from telecommunications services was RMB695.7 billion, up by 3.2% compared to the previous year. The Group made an all-out effort to advance the "5G+" plan, further promoted scale-based and value-oriented operations, strived to capture new markets emerged in the blue-ocean digital economy, fostered the all-round and integrated development of CHBN markets, thereby maintaining growth in revenue from telecommunications services for the full-year of 2020.

Revenue from Voice Services

The Group's revenue from voice services continued to decline, with the annual revenue from voice services being RMB78.8 billion, down by 11.1% compared to the previous year. Total voice usage decreased by 6.0% compared to the previous year.

Revenue from Data Services

The Group's revenue from data services was RMB597.0 billion, up by 5.7% compared to the previous year, representing 85.8% of revenue from telecommunications services, up by 2.0 percentage points compared to the previous year.

The Group persisted in scale-based and value-oriented operations, stepped up efforts to converge data access, applications and customer benefits in our operations. The annual revenue from wireless data traffic maintained its growth and reached RMB385.7 billion, up by 0.2% compared to the previous year. Revenue from SMS/MMS services recovered and reached RMB29.5 billion, up by 2.9% compared to the previous year.

38 | China Mobile Limited
Financial Review

The Group strengthened its scale-based smart home operations, persisted in prioritizing quality, raised the level of its one-stop service offerings including installation, maintenance, operation and customer service, thereby maintaining strong growth in its broadband customer base. Revenue from wireline broadband services reached RMB80.8 billion, up by 17.4% compared to the previous year, and continued to maintain a relatively high growth momentum, and its relative contribution to the revenue from telecommunications services increased year-on-year.

Due to the Group's initiatives in accelerating business transformation and upgrade, DICT, Internet of Things and other corporate businesses recorded rapid growth; meanwhile, "Mobaihe" and other family value-added services also maintained a relatively high growth rate. The annual revenue from applications and information services exceeded RMB100 billion and reached RMB101.0 billion, up by 22.4% compared to the previous year, and contributed 2.7 percentage points of the increase in revenue from telecommunications services. It maintained a strong growth momentum and further advanced optimization of the Group's overall revenue structure.

Revenue from Sales of Products and Others

Driven by sales of ICT equipment and other smart devices, revenue from the sales of products and others was RMB72.4 billion, up by 1.2% compared to the previous year. The Group's device sales business mainly serves to facilitate the expansion of core telecommunications services, and hence its contribution to the Group's profit is relatively low.

OPERATING EXPENSES

The Group has continued to actively promote its low-cost, high-efficiency operating model, stepped up measures to reduce costs and enhance efficiency. We have introduced an all-round system covering every aspect of service and process, engaging all staff members. We continued to improve and refine our management level and obtained better cost control. Meanwhile, the Group has constantly optimized the structure of resource deployment, endeavoured to strike a balance between short-term operating results and long-term development in order to maintain its favourable profitability.

In 2020, the Group's operating expenses were RMB655.3 billion, up by 3.6% compared to the previous year. Operating expenses represented 85.3% of operating revenue.

	2020 **RMB million**	2019 RMB million	Change
Operating expenses	**655,336**	632,768	3.6%
Network operation and support expenses	**206,424**	175,810	17.4%
Depreciation and amortization	**172,401**	182,818	-5.7%
Employee benefit and related expenses	**106,429**	102,518	3.8%
Selling expenses	**49,943**	52,813	-5.4%
Cost of products sold	**73,100**	72,565	0.7%
Other operating expenses	**47,039**	46,244	1.7%

Financial Review Annual Report 2020 39 Network Operation and Support Expenses Network operation and support expenses were RMB206.4 billion, up by 17.4% compared to the previous year and representing 26.9% of operating revenue. The relatively significant increase was due to, on the one hand, the expanded scale of 5G network, data center and others, which resulted in a relatively faster increase in electricity expenses, and on the other hand, increased investments in transformation towards smart family business, DICT businesses, construction of smart mid-end platforms and others. Tower leasing fee of 2020 on a comparable basis was RMB44.3 billion, up by 6.9% compared to the previous year. Depreciation and Amortization Depreciation and amortization was RMB172.4 billion, down by 5.7% compared to the previous year and representing 22.4% of operating revenue. The decrease was partly due to the depreciable life of the Group’s 4G wireless assets was adjusted from 5 years to 7 years in 2020. Employee Benefit and Related Expenses Employee benefit and related expenses were RMB106.4 billion, up by 3.8% compared to the previous year and representing 13.9% of operating revenue. The Group continued to adjust and optimize its personnel structure, and increased investments in research and development talents in the fields of 5G and AICDE as well as “Business” and “New” market management talents, providing strong personnel support for the Group’s reform, innovation, transformation and development. Meanwhile, there has a certain cost-saving effect on employee benefit and related expenses attributable to the social insurance reduction and exemption policies during the COVID-19 pandemic. Selling Expenses Selling expenses were RMB49.9 billion, down by 5.4% compared to the previous year and representing 6.5% of operating revenue. While ensuring necessary marketing and sales efforts, the Group has speeded up transformation of channels, upgraded its online sales capabilities, and continued to enhance the efficiency of its utilization of marketing resources. Cost of Products Sold Cost of products sold was RMB73.1 billion, up by 0.7% compared to the previous year and representing 9.5% of operating revenue. The increase was mainly driven by the growth in revenue from sales of products. Other Operating Expenses Other operating expenses were RMB47.0 billion, up by 1.7% compared to the previous year and representing 6.1% of operating revenue. In 2020, the Group significantly increased its investments in research and development, and promoted technical breakthroughs and construction of core capabilities to empower smart development of the Group.

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Financial Review

Profitability

In 2020, the Group continued to improve quality and efficiency of operations, enhanced value to shareholders, and maintained an industry-leading level of profitability. Profit from operations was RMB112.7 billion, down by 0.4% compared to the previous year. EBITDA was RMB285.1 billion, down by 3.7% compared to the previous year, and EBITDA margin was 37.1%, down by 2.6 percentage points compared to the previous year. Benefitting from steady growth in revenue and better cost control, profit attributable to equity shareholders was RMB107.8 billion in 2020, up by 1.1% compared to the previous year. The margin of profit attributable to equity shareholders was 14.0%.

	2020 RMB million	2019 RMB million	Change
Profit from operations	**112,734**	113,149	–0.4%
Other gains	**5,602**	4,029	39.0%
Interest and other income	**14,341**	15,560	–7.8%
Finance costs	**2,996**	3,246	–7.7%
Income from investments accounted for using the equity method	**12,678**	12,641	0.3%
Taxation	**34,219**	35,342	–3.2%
Profit attributable to equity shareholders	**107,843**	106,641	1.1%

CAPITAL STRUCTURE

The Group's financial position continued to remain robust. As at the end of 2020, total assets and total liabilities were RMB1,727.9 billion and RMB575.1 billion, respectively. The liabilities to assets ratio was 33.3%.

The Group consistently and firmly adhered to its prudent financial risk management policies and maintained sound repayment capabilities. The effective interest coverage multiple was 44 times.

	As at 31 December 2020 RMB million	As at 31 December 2019 RMB million	Change
Current assets	**579,743**	529,866	9.4%
Non-current assets	**1,148,139**	1,099,374	4.4%
Total assets	**1,727,882**	1,629,240	6.1%
Current liabilities	**517,274**	462,067	11.9%
Non-current liabilities	**57,836**	59,884	–3.4%
Total liabilities	**575,110**	521,951	10.2%
Non-controlling interests	**3,856**	3,516	9.7%
Total equity attributable to shareholders	**1,148,916**	1,103,773	4.1%
Total equity	**1,152,772**	1,107,289	4.1%

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Annual Report 2020 | 41

FUND MANAGEMENT AND CASH FLOW

The Group consistently and firmly adhered to its sound and prudent financial policies and stringent fund management systems and strived to maintain a healthy cash flow level, thereby ensuring the safety and integrity of its funds through its highly centralized management of investing and financing activities. Meanwhile, the Group continued to reinforce its centralized fund management efforts and made appropriate allocations of its funds, thereby fully leveraging its fund scale efficiency.

In 2020, the Group's cash flow remained healthy. Net cash inflow from operating activities, net cash outflow from investing activities and net cash outflow from financing activities were RMB307.8 billion, RMB188.1 billion and RMB82.3 billion, respectively. Free cash flow was RMB127.1 billion, up by 55.6% compared to the previous year. As at the end of 2020, the Group's cash and bank balances were RMB334.8 billion, of which 96.9%, 0.9% and 2.1% were denominated in Renminbi, U.S. dollars and Hong Kong dollars, respectively. The robust fund management and healthy cash flow provided a solid foundation for the sustainable healthy development of the Group.

	2020 RMB million	2019 RMB million	Change
Net cash inflow from operating activities	307,761	247,591	24.3%
Net cash outflow from investing activities	188,106	64,206	193.0%
Net cash outflow from financing activities	82,252	64,901	26.7%
Free cash flow	127,127	81,713	55.6%

CREDIT RATINGS

Currently, the Company's corporate credit ratings are equivalent to China's sovereign credit ratings, namely, A+/ Outlook Stable from Standard & Poor's and A1/Outlook Stable from Moody's. These ratings reflect that the Group's sound financial strength, favourable business potential and solid financial management are highly recognized by the market.

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44 China Mobile Limited Sustainability Report While striving for sustainable corporate development, China Mobile always leverages its expertise and fulfills its responsibilities to contribute to the sustainable development of the economy, society and environment. In 2020, we coordinated the fight against COVID-19 with our business transformation: on the one hand, we provided “Three Safeguards” to prevent and control COVID-19, namely smooth communications, non-stop services and strong support; on the other hand, we gave full play to the amplification, superposition and multiplication effects of information technology and data to facilitate and blaze a new path for overall sustainable development of society. ACCELERATING DIGITALIZED AND INTELLIGENT INFRASTRUCTURE CONSTRUCTION TO EMPOWER ALL INDUSTRIES We are committed to high-quality development, and strive to build an information “highway” and operate an information “high-speed train”, to create shared value and promote sustainable economic growth. We work arduously to speed up the construction of new information infrastructure with 5G at the forefront, build an ecosystem to promote digitalized and intelligent transformation, accelerate the integrated innovation of 5G with technologies including artificial intelligence (AI), Internet of Things (IoT), cloud computing, big data, and edge computing to guide and address customer demands, and make information technology, the real economy and the virtual economy reinforce one another. By the end of 2020, we had built the world’s largest 5G network, covering all prefecture-level cities and selected counties and key areas in China, to provide a new digitalized lifestyle experience for our customers. Along with our partners, we had launched pilot projects including smart factory, smart transportation, smart city, smart hospital and smart education, to empower the way of life and work. PROMOTING PEOPLE-CENTERED, INCLUSIVE AND ACCESSIBLE SERVICES Putting people first, we care and support employees’ development, and concentrate our efforts on key areas such as poverty alleviation, universal services, and narrowing application gap, in order to provide equal opportunities for disadvantaged groups, and drive sustainable social development. We have rolled out a package of “new drivers capability enhancement” initiatives to train employees on new skills and facilitate their career development. We keep improving working conditions of first-line workers and advocate work-life balance through the “Employee Caring Program” and “Happiness 1+1 Program”. At the same time, to combat COVID-19, we also provided special allowances to staff members during this period. We have introduced the innovative “Network+” poverty alleviation model, which has helped a total of 1.08 million people in 13 counties, 12 townships and 1,786 villages rise above the poverty line, winning us the highest rating in the designated poverty alleviation assessment of state-owned organizations for three consecutive years and the National Poverty Alleviation Award for two consecutive years. The “Blue Dream” project has trained more than 128,000 rural primary and secondary school principals in central and western China. Our “Heart Caring Program” has sponsored surgeries for 6,574 children in poverty with congenital heart disease. Moreover, we offered diverse services, such as direct lines to 10086 service representatives, on-site services, and IT lectures for the elderly, to help narrow the application gap and bring the benefits of digitalization to everyone. PROTECTING ECOLOGICAL SUSTAINABILITY We actively promote ecological conservation, integrate environmental protection into corporate operation, and explore an energy conservation and emission reduction path that aligns with the environment sustainability goals of the industry and society. China Mobile has implemented the “Green Action Plan” for 14 consecutive years, during which we cooperated with stakeholders to save energy and develop energy-efficient technologies to better address climate change, moving us closer to our goal of peaking carbon emissions and reaching carbon-neutral operations. In 2020, the “Green Action Plan” saved 2.51 TWh of electricity, and the overall energy consumption per unit of telecommunications business declined by 17.6% compared with last year, marking a shining success of our green efforts. We further promoted energy efficiency classification standards and green packaging to drive green, low-carbon and circular development. We developed creative informatization solutions to support environmental governance and ecological protection. We supported the construction of the first Asian Elephant Protection, Monitoring and Early Warning System in China, setting a model of innovative ICT-enabled biodiversity protection solutions. China Mobile is the only enterprise in the mainland of China awarded “Leadership level” status for addressing climate change impacts by CDP Global for five consecutive years.

Sustainability Report Annual Report 2020 45 SUSTAINABILITY MANAGEMENT Since the establishment of CSR Steering Committee in 2008 (renamed Sustainability Steering Committee in 2016) by our parent company, we have established and continuously enhanced our three-tiered CSR management system of decision-making, organization and implementation. We have also formed a four-module, closed-loop work process consisting of strategy, implementation, performance and communication management. These efforts helped us build a long-term effective mechanism for fulfilling our social responsibility across the whole company and all processes. Sustainability Steering Committee Decision-making Level Sustainability Office Organization Level Departments and Subsidiaries Implementation Level Implementation management • CSR team building • Research and training on CSR topics • Identification and management of material CSR issues • Integrating CSR into professional management Strategy management • Fulfillment philosophy • CSR strategy and planning • CSR management system and policies on CSR topics Communication management • Preparation, release and dissemination of the sustainability report • Daily and task-oriented stakeholder communication Performance management • Integrating CSR into strategic performance management • Awarding outstanding CSR practices China Mobile CSR Management System For more detailed information about the sustainable development of the Company in 2020, please refer to China Mobile 2020 Sustainability Report.

46 China Mobile Limited Corporate Governance Report 46 China Mobile Limited Our goal has always been to enhance our corporate value, maintain our sustainable long-term development and generate greater returns for our shareholders. In order to better achieve the above objectives, we have established good corporate governance practices following the principles of integrity, transparency, openness and efficiency, and have implemented sound governance structure and measures. We have established and improved various policies, internal controls and other management mechanisms and procedure for the key participants involved in good corporate governance, including shareholders, board of directors and its committees, management and staff, internal auditors, external auditors and other stakeholders (including our customers, local communities, industry peers, regulatory authorities, etc.). In addition, as a company listed in both Hong Kong and New York, we also set forth in this report a summary of the significant differences between the corporate governance practices of the Company and the corporate governance practices required to be followed by U.S. companies under the NYSE’s listing standards. COMPLIANCE WITH THE CODE PROVISIONS OF THE CORPORATE GOVERNANCE CODE Our Board of Directors (the “Board”) is responsible for performing the corporate governance duties and setting out the terms of reference on corporate governance functions. Throughout the financial year ended 31 December 2020, the Company has complied with all code provisions of the Corporate Governance Code as set forth in Appendix 14 to the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the “Hong Kong Listing Rules”), except for the following matters: (i) the Company and its directors (including independent non-executive directors (“INEDs”)) have not entered into any service contract with a specified term. All directors of our Company are subject to retirement by rotation and re-election at our annual general meetings (the “AGM(s)”) every three years, and all newly-appointed directors are subject to re-election by shareholders at the first AGM after their appointment; and (ii) on 11 October 2019, Mr. LI Yue resigned from his positions as an Executive Director and the Chief Executive Officer of the Company, following which the position of Chief Executive Officer had remained vacant. On 13 August 2020, Mr. DONG Xin was appointed as the Chief Executive Officer of the Company. We require our Board, the Board committees and other internal organs to strictly comply with their internal procedures in accordance with the principles of the Corporate Governance Code. The following are the major respects in which China Mobile meets or exceeds the principles of the Corporate Governance Code: ✔ More than one-third of the Board (4 out of 8 as of 31 December 2020) are INEDs. ✔ China Mobile discloses the interests of its directors and senior management in the shares of China Mobile and their confirmation of compliance with the “Model Code for Securities Transactions by Directors of Listed Issuers” set out in Appendix 10 to the Hong Kong Listing Rules (the “Model Code”). ✔ We publish the terms of reference and membership of the board committees on the Company’s and the HKEX’s websites. ✔ All members of our board committees are INEDs, with appropriate professional qualifications and/or expertise in business management, accounting and financial management, legal and compliance, artificial intelligence and scientific research, and so forth. ✔ China Mobile provides trainings to its directors and management on an annual basis. ✔ Each director discloses to the Company at the time of his appointment and then annually for any change of, his position holding in any public companies or organizations and other significant commitments.

Corporate Governance Report Annual Report 2020 47 ✔ China Mobile publishes a Sustainability Report along with its annual report for fourteen consecutive years, reporting its performance on ESG issues, which, in many respects, exceed the terms of the ESG Reporting Guide set out in Appendix 27 to the Hong Kong Listing Rules. ✔ We give more than 20 working days’ notice for our AGMs. ✔ Our principal executive and principal financial officers shall make annual written statements to the United States Securities and Exchange Commission (“US SEC”), and our management shall make annual backup certifications to the Company, confirming their personal responsibilities with respect to a series of risk management and internal controls. ✔ Our Audit Committee conducts annual evaluation with respect to the effectiveness of risk management and internal control and procedures, and publishes its results. ✔ The Company and its operating subsidiaries have set up internal audit departments, which independently audit the business units of the Company and its operating subsidiaries. SHAREHOLDERS The Company is established in Hong Kong and owned by all shareholders. Our ultimate controlling shareholder is China Mobile Communications Group Co., Ltd., which, as of 31 December 2020, indirectly held approximately 72.72% of the total number of issued shares of the Company. The remaining approximately 27.28% of the total number of issued shares were held by public investors. During 2020, there is no change in the Articles of Association (the “Articles”) of the Company, which are available on our website and the HKEXnews website. Shareholder Rights According to the Articles of the Company and the Companies Ordinance (Cap 622 of the Laws of Hong Kong) (the “Hong Kong Companies Ordinance”), shareholders holding the requisite voting rights may: (i) move a requisition to move a resolution at the AGM; (ii) requisition to convene an extraordinary general meeting (the “EGM”); and (iii) propose a person other than a retiring director for election as a director at a general meeting. Such details and procedures are available in our website. Shareholders may make inquiries in writing to the Board. The requisition must be deposited at our registered office at 60/F, The Center, 99 Queen’s Road Central, Hong Kong (the “Registered Office”), for the attention of the Company Secretary, providing sufficient contact information so that such inquiries can be properly handled. In addition, shareholders may also raise their concerns and suggestions in the Q&A session at our AGMs. I. Requisition to move a resolution at an AGM The Company holds a general meeting as its AGM every year, which is usually held in May. In accordance with section 615 of the Hong Kong Companies Ordinance, a requisition to move a resolution at the AGM may be submitted by: (i) any number of shareholders representing not less than one-fortieth (1/40th) of the total voting rights of all shareholders having the right to vote on that resolution at the AGM; or (ii) not less than 50 shareholders having the right to vote on that resolution at the AGM. The requisition must identify the resolution and must be signed by all the requisitionists. The requisition must be deposited at the Registered Office, for the attention of the Company Secretary, not later than: (i) 6 weeks before the AGM to which the request relates; or (ii) if later, when the Notice of AGM is dispatched.

48 China Mobile Limited Corporate Governance Report II. Requisition to convene an EGM Shareholders holding not less than one-twentieth (1/20th) of the total voting rights of all the members having a right to vote at general meetings of the Company can deposit a requisition to convene an EGM pursuant to sections 566 to 568 of the Hong Kong Companies Ordinance. The requisition must state the general nature of the business to be dealt with at the meeting, and must be signed by the requisitionists. The requisition must be deposited at our Registered Office for the attention of the Company Secretary. III. Proposing a person other than a retiring director for election as a director at a general meeting If a shareholder wishes to propose a person other than a retiring director for election as a director at a general meeting, he/she must lodge a written notice to that effect at our Registered Office for the attention of the Company Secretary. The written notice must state the full name and biographical details of the person proposed for election as a director as required by Rule 13.51(2) of the Hong Kong Listing Rules and signed by such shareholder. A written notice signed by the person proposed for election as a director indicating his/her willingness to be elected must also be lodged with the Company. The above shall be dispatched during a period of not less than seven days commencing no earlier than the dispatch of the notice of the general meeting and at least seven days before the date of the general meeting. For requesting the Company to circulate to shareholders a statement with respect to a matter mentioned in a proposed resolution or any other business to be dealt with at a general meeting, shareholders are requested to follow the requirements and procedures as set out in section 580 of the Hong Kong Companies Ordinance. Shareholder Value and Communication The Company’s established principle is to strive to create value and bring favorable returns for shareholders. The Company believes that our industry-leading profitability and ability to generate healthy cash flow will provide sufficient support for the Company’s future development while continuing to create higher value for our shareholders. Financial Year Ordinary Dividend Per Share Special Dividend Per Share Total Dividend Per Share (HKD) (HKD) (HKD) 2020 final1 1.760 – 3.290 interim 1.530 – 2019 final 1.723 – 3.250 interim 1.527 – 2018 final 1.391 – 3.217 interim 1.826 – 2017 final 1.582 – 6.405 interim 1.623 3.2002 2016 final 1.243 – 2.732 interim 1.489 – 1 Pending approval at the AGM. 2 Being a special dividend of HK$3.200 per share in celebration of the 20th anniversary of our public listing. To ensure the effective communications between the Company and its shareholders, we have formulated the communication policies with shareholders. We regularly review these policies to ensure its effectiveness. We have established an investor relations department, dedicated to provide necessary information and services to, and communicate with, shareholders and investors and other participants in the capital market, to maintain an active dialogue with them and make sure they are fully informed of the Company’s operation and development.

Corporate Governance Report Annual Report 2020 49 We use a number of formal channels to report to shareholders on the performance and operations of the Company, particularly through our annual and interim reports. Generally, when announcing interim results, annual results or any major transactions in accordance with the relevant regulatory requirements, the Company arranges investment analyst conferences, press conferences and investor telephone conferences to explain the relevant results or major transactions to the shareholders, investors and the general public, listen to their opinions and address any questions that they may have. In addition, the Company adheres to the practice of voluntarily disclosing on a quarterly basis certain key, unaudited operational and financial data, and on a monthly basis the net increase in the number of customers on its website to further increase the Group’s transparency and to provide shareholders, investors and the general public with additional information so as to facilitate their understanding of the Group’s operations. The Company maintains close communication with investors through investment conferences, one-on-one meetings, video-conferencing and other forms of exchange interaction to timely deliver our operating conditions to the capital markets. In 2020, our management attended 22 investor conferences and 126 routine investor meetings, and met with an aggregate of 1196 investors. We will continue our efforts to enhance the investor relations work. The Company also attaches high importance to the AGMs, and makes substantial efforts to enhance communications between the Board and the shareholders. At the AGMs, the Board always makes efforts to fully address the questions raised by shareholders. We held our AGM on 20 May 2020 in the Conference Room, JW Marriott Hotel Hong Kong, Pacific Place, 88 Queensway, Hong Kong. The major items discussed and the percentage of votes cast in favor of the resolutions are set out as follows: 1. The review and consideration of the audited financial statements and the reports of the directors and auditors for the year ended 31 December 2019 (99.9883%); 2. The declaration of a final dividend for the year ended 31 December 2019 (99.8768%); 3. The re-election of Mr. WANG Yuhang as an executive director (99.0754%); 4. The re-election of Mr. Paul CHOW Man Yiu and Mr. Stephen YIU Kin Wah as independent non-executive directors (95.4053% and 99.0607%); 5. The re-appointment of PricewaterhouseCoopers and PricewaterhouseCoopers Zhong Tian LLP as auditors of the Group for Hong Kong financial reporting and US financial reporting purposes, respectively, and authorizing the Board to fix their remuneration (99.6514%); 6. To give a general mandate to the Board to buy back shares in the Company not exceeding 10% of the number of issued shares (99.8878%); 7. To give a general mandate to the Board to allot, issue and deal with additional shares in the Company not exceeding 20% of the number of issued shares (83.7018%); 8. To extend the general mandate granted to the Board to allot, issue and deal with shares by the number of shares bought back (83.9245%); 9. To approve and adopt the Share Option Scheme and related matters (88.5833%). All resolutions were duly passed at the 2020 AGM. As at the date of the AGM, the number of issued shares of the Company was 20,475,482,897 shares, which was the total number of shares entitling the holders to attend and vote for or against all the resolutions proposed at the AGM. No shareholders were required to abstain from voting on the resolutions proposed at the AGM. Hong Kong Registrars Limited, the share registrar of the Company, acted as scrutineer for vote-taking at the AGM. Poll results were announced at the meeting and on the websites of the Company and the HKEXnews on the day of the AGM.

50 China Mobile Limited Corporate Governance Report Shareholders’ Calendar The following table sets out the tentative key dates for our shareholders for the financial year ending 31 December 2021. Such dates are subject to change pursuant to actual situations. Shareholders should note our announcements issued from time to time. FY 2021 Shareholders’ C alendar 25 March Announcement of final results and final dividend for the financial year ended 31 December 2020 7 April Upload of 2020 annual report on the websites of the Company and the HKEX 8 April Dispatch of 2020 annual reports to shareholders 29 April 2021 AGM End of May Payment of final dividend for the financial year ended 31 December 2020 Mid-August Announcement of interim results and interim dividend for the six months ending 30 June 2021, if any E nd of September P ayment of interim dividend for the six months ending 30 June 2021, if any THE BOARD OF DIRECTORS AND THE BOARD COMMITTEES The Board of Directors The key responsibilities of the Board include, among others, formulating the Group’s overall strategies, setting management targets, monitoring internal controls and financial management, supervising the performance of our management, developing and reviewing the policies and practices of corporate governance (the Terms of Reference of its corporate governance function are available on the websites of our Company and the HKEXnews), while day-today operations and management are delegated by the Board to the executives of the Company. The Board operates in accordance with established practices (including those relating to reporting and supervision). The Board currently comprises eight directors, namely Mr. YANG Jie (Chairman), Mr. DONG Xin (CEO), Mr. WANG Yuhang and Mr. LI Ronghua (CFO) as executive directors, and Dr. Moses CHENG Mo Chi, Mr. Paul CHOW Man Yiu, Mr. Stephen YIU Kin Wah and Dr. YANG Qiang as independent non-executive directors. The list of directors and their role and function is available on the websites of our Company and HKEXnews. The biographies of our directors are presented on pages 7 to 11 of this annual report and on our website. As proposed by the Nomination Committee of the Company and after review and approval by the Board, Mr. DONG Xin was re-designated as an Executive Director and the Chief Executive Officer of the Company with effect from 13 August 2020. Mr. LI Ronghua was appointed as an Executive Director and the Chief Financial Officer of the Company with effect from 15 October 2020. The Company has not entered into any service contract with Mr. Dong and Mr. Li which provides for a specified length of service. They both will be duly subject to retirement by rotation and reelection at the AGMs of the Company in accordance with the Articles of the Company.

Corporate Governance Report
Annual Report 2020 | 51

Board meetings are held at least once a quarter and as and when necessary. Directors are requested to declare their direct or indirect interests, if any, in any proposals or transactions to be considered by the Board at Board meetings and abstain from voting as appropriate. In 2020, as all of our executive directors hold executive positions at CMCC, they have voluntarily abstained from voting on the board resolution approving the continuing connected transactions.

During the financial year ended 31 December 2020, the Board met on five occasions and the directors' attendances at the meetings are as follows:

	Board of Directors	Audit Committee	Remuneration Committee	Nomination Committee	AGM
INEDs					
Dr. Moses CHENG Mo Chi	5	5	4	2	1
Mr. Paul CHOW Man Yiu	5	5	4	2	1
Mr. Stephen YIU Kin Wah	5	5	4	2	1
Dr. YANG Qiang	5	5	–	–	1
Executive Directors					
Mr. YANG Jie (Chairman)	5	–	–	–	1
Mr. DONG Xin[3] (CEO)	5	–	–	–	1
Mr. WANG Yuhang	4	–	–	–	1
Mr. LI Ronghua[4] (CFO)	2	–	–	–	–

3 With effect from 13 August 2020, Mr. Dong was appointed as the Chief Executive Officer of the Company.

4 With effect from 15 October 2020, Mr. Li was appointed as an Executive Director and the Chief Financial Officer of the Company.

All board meetings and committee meetings were attended by the directors in person or by video or telephone conferencing. In 2020, the Board has met and discussed the matters relating to the annual results, interim results, dividend, continuing connected transactions, corporate strategic planning, annual investment status, adjustments to the composition of the Board, sustainability report, adoption of the Share Option Scheme, compliance with the Corporate Governance Code and related Hong Kong Listing Rules provisions and others. In addition, the Board reviewed and approved our quarterly results by means of written resolutions. The Board is responsible for performing the corporate governance duties and setting and reviewing the terms of reference on corporate governance functions, which you may review or download on our company website, as well as our corporate governance policies and practices. In 2020, the Board met and discussed our corporate governance report.

The Board has adopted a Board Diversity Policy since September 2013. In considering the composition of the Board, diversity will be considered from a number of perspectives in accordance with our business model and specific needs, including professional experience and qualifications, regional and industry experience, educational and cultural background, skills, industry knowledge and reputation, knowledge of the laws and regulations applicable to the Group, age, gender, ethnicity, language skills and length of service etc. Such perspectives under the Board Diversity Policy shall be taken into account in recommending appointment and re-election of directors and be monitored on an on-going basis.

52 China Mobile Limited Corporate Governance Report The Board has adopted a Dividend Policy in 2019 to set out the principles and guidelines that the Company intends to apply in relation to the declaration, payment and distribution of dividends to the shareholders of the Company, which includes, among others, in recommending or declaring dividends, the Company shall allow its shareholders to participate in the Company’s profits whilst retaining adequate cash reserves for meeting its working capital requirements and long-term sustainable development. The Company shall also take into account the actual financial performance of the Group, the Group’s business strategies and operations, including future capital requirements and investment needs; economic conditions and other internal or external factors that may have an impact on the business or financial performance and situation of the Group, and any other factors that the Board may consider relevant, etc. To ensure the timely disclosure of any change of directors’ personal information, we have set up a specific communication channel with each of our directors. There is no financial, business, family or other material relationships among members of the Board. The Company purchases a directors and officers’ liabilities insurance on behalf of its directors and officers and reviews the terms of such insurance annually. In compliance with the requirement of the Hong Kong Listing Rules, the Company has received a confirmation of independence from each of our INEDs, namely Dr. Moses CHENG Mo Chi, Mr. Paul CHOW Man Yiu, Mr. Stephen YIU Kin Wah and Dr. YANG Qiang, and considers them to be independent. The Board is of the view that they not only are able to completely fulfill their responsibilities as an INED, but will also continue to play a role and contribute to our Board Committees. They being our INEDs will benefit the Company and all shareholders as a whole. The directors have disclosed to the Company the positions held by them in other listed public companies or organizations or associated companies, and the information regarding their directorships in other listed public companies in the last three years is set out on pages 7 to 11 of this annual report and on the Company’s website. All our directors confirmed that they have complied with Paragraph A.6.5 of the Corporate Governance Code with respect to directors’ training. Throughout the financial year ended 31 December 2020, we provided all our directors and management (including Mr. LI Ronghua appointed during 2020) with compliance training in relation to recent US regulatory updates. The Company has adopted the Model Code set out in Appendix 10 to the Hong Kong Listing Rules to regulate the directors’ securities transactions. Save and except for the interests disclosed in the report of the directors on page 66 of this annual report, none of the directors had any other interest in the shares of the Company as of 31 December 2020. All directors have confirmed, following specific enquiry by the Company that they have complied with the Model Code during the period between 1 January 2020 and 31 December 2020. The directors of the Company are responsible for the preparation of the consolidated financial statements of the Company. The Company has received acknowledgments from the directors of their responsibility for preparing the financial statements and the declaration by the auditors of the Company about their reporting responsibilities. For the reporting responsibilities of the auditors with respect to our financial statements, please refer to the Independent Auditor’s Report on pages 73 to 77 in this annual report. THE BOARD COMMITTEES The Board currently has three principal board committees, which are the Audit Committee, the Remuneration Committee and the Nomination Committee, and all of which are comprised solely of INEDs. With the appointment and authorization of the Board, each of the board committees operates under its written terms of reference. The terms of reference of the board committees are available on the HKEXnews’ and the Company’s websites, and can be obtained from the Company Secretary upon written request.

Corporate Governance Report Annual Report 2020 53 Audit Committee Membership The current members of the Company’s Audit Committee are Mr. Stephen YIU Kin Wah (Chairman), Dr. Moses CHENG Mo Chi, Mr. Paul CHOW Man Yiu and Dr. YANG Qiang, who are all INEDs. The members of our Audit Committee possess professional qualifications in areas including finance, accounting and laws and have many years of experience and expertise in finance, legal, regulatory, artificial intelligence and/or business management. Authorities and Responsibilities The Audit Committee is authorised by the Board to investigate any activity within its terms of reference. It is also authorised to seek any information it requires from any employee and to seek outside legal or other independent professional advice at the Company’s expense. The duties of our Audit Committee are to be primarily responsible for, among other things, making recommendations to the Board on the appointment, re-appointment and removal of external auditors, approving the remuneration and terms of engagement of external auditors, dealing with any questions of resignation or dismissal of such auditors; reviewing and monitoring external auditors’ independence and objectivity and the effectiveness of the audit process in accordance with applicable standards; developing and implementing policies on the engagement of external auditors to provide non-audit services; monitoring the integrity of financial statements of the Company and the annual reports and accounts, interim report and, where applicable, quarterly reports, and reviewing significant financial reporting judgments contained in them; and overseeing the Company’s financial reporting system, risk management and internal control procedures. Work Done in 2020 In 2020, the Audit Committee met on five occasions and the attendance of each member is disclosed on page 51 of this annual report. In addition, the Audit Committee met with the external auditors for four times in 2020 and two of such meeting was held without any executive directors being present. In 2020, the principal work performed by the Audit Committee includes: ✔ reviewed and approved the financial statements, annual results, report of the directors, financial review, etc. for the financial year ended 31 December 2019; ✔ reviewed and approved our 2019 Annual Report on Form 20-F, which was filed with the US SEC; ✔ reviewed and approved the 2019 conflict mineral report to be filed with the US SEC; ✔ reviewed and approved the interim results for the six months ended 30 June 2020; ✔ reviewed and approved the budgets and remuneration of the external auditors; ✔ reviewed and approved the assessment report on the disclosure controls and procedures; ✔ reviewed and approved the internal control assessment report; ✔ reviewed and approved the 2020 internal audit project plan and budget for external engagements; ✔ reviewed and approved the 2020 risk assessment report; ✔ reviewed and approved the 2019 evaluation report on accounting and financial reporting system; ✔ reviewed and approved the continuing connected transactions; ✔ reviewed and approved the report on compliance with relevant laws and regulations in 2019; and ✔ reviewed and approved various internal audit reports. In 2020, our Audit Committee has completed its review on risk management and internal control systems and their enforcement, and confirmed its discharge of its duties and responsibilities.

54 China Mobile Limited Corporate Governance Report Remuneration Committee Membership The current members of the Company’s Remuneration Committee are Dr. Moses CHENG Mo Chi (Chairman), Mr. Paul CHOW Man Yiu and Mr. Stephen YIU Kin Wah, who are all INEDs. Responsibilities The duties of the Remuneration Committee are, among others, to make recommendations to the Board on the remuneration packages of individual executive directors and senior management, including benefits in kind, pension rights and compensation payments including any compensation payable for loss or termination of their office or appointment, and make recommendations to the Board on the remuneration of non-executive directors; to review and approve the management’s remuneration proposals with reference to corporate goals and objectives resolved by the Board from time to time; to review and approve compensation payable to executive directors and senior management for any loss or termination of office or appointment, and compensation arrangements relating to dismissal or removal of directors for misconduct to ensure that they are consistent with contractual terms; to ensure that no director or any of his associates is involved in deciding his own remuneration; to make recommendations to the Board on the policy and structure for remuneration of all directors, senior management and employees including salaries, incentive schemes and other share option schemes, and on the establishment of formal and transparent procedures for developing remuneration policy; to make recommendations to the Board on disclosure of directors’ remuneration in the annual report (if applicable) sent by the Board to the shareholders; to make recommendations to the Board annually on whether the shareholders shall be requested to approve the policies set out in the report on directors’ remuneration (if applicable) at the AGM. Work Done in 2020 In 2020, the Remuneration Committee met on four occasions, during which the committee: ✔ considered and approved the re-designation of director, and remuneration package and other terms of appointment of the newly appointed directors; ✔ resolved to approve the target and realized amounts of annual appraisal indicators of senior management; and ✔ resolved to approve the adoption of the Share Option Scheme. Nomination Committee Membership The current members of the Company’s Nomination Committee are Mr. Paul CHOW Man Yiu (Chairman), Dr. Moses CHENG Mo Chi and Mr. Stephen YIU Kin Wah, who are all INEDs. Responsibilities The duties of the Nomination Committee, among other things, are to review the structure, size and composition (including the skills, knowledge and experience) of the Board at least annually and make recommendations on any proposed changes to the Board to complement the corporate strategy; to identify individuals suitably qualified to become board members and select or make recommendations to the Board on the selection of, individuals nominated for directorships; to assess the independence of independent non-executive directors; to make recommendations to the Board on the appointment or reappointment of directors and succession planning for directors, in particular the Chairman and the Chief Executive Officer. Work Done in 2020 In 2020, the Nomination Committee met twice and resolved to approve the re-designation and appointment of directors.

Corporate Governance Report Annual Report 2020 55 REMUNERATION, APPOINTMENT AND ROTATION OF DIRECTORS The Remuneration Committee is responsible for determining the remuneration packages of all executive directors and senior management. The remuneration package of our executive directors consists of a basic salary, a performance-linked annual bonus and a term incentive. The remuneration of independent non-executive directors is determined in part by reference to their experience, the prevailing market conditions and their workload as independent non-executive directors and members of the board committees of the Company. Please refer to note 11 to the consolidated financial statements on page 107 of this annual report for directors’ and senior management’s remuneration in 2020. The Board has adopted a Director Nomination Policy. The Nomination Committee and/or the Board should, upon receipt of the proposal on appointment of new director and the biographical information (or relevant details) of the candidate, evaluate such candidate based on the criteria as set out above to determine whether such candidate is qualified for directorship. The Nomination Committee should then recommend to the Board to appoint the appropriate candidate for directorship, as applicable. In evaluating and selecting any candidate for directorship, the following criteria should be taken into account: • Character and integrity; • Qualifications including professional qualifications, skills, knowledge and experience that are relevant to the Company’s business and corporate strategy, and consideration on diversity under the Board Diversity Policy; • Requirement for the Board to have independent directors in accordance with the Hong Kong Listing Rules and whether the candidate would be considered independent with reference to the independence guidelines set out in the Hong Kong Listing Rules; • Any potential contributions the candidate can bring to the Board in terms of qualifications, skills, experience, independence and gender diversity; • Willingness and ability to devote adequate time to discharge duties as a member of the Board and/or Board committee(s) of the Company; and • Such other perspectives that are appropriate to the Company’s business and succession plan and where applicable, may be adopted and/or amended by the Board and/or the Nomination Committee from time to time for nomination of directors and succession planning. All newly-appointed directors receive a comprehensive induction of directors’ duties to make sure that they have a proper understanding of the operations and business of the Company, and that they are fully aware of their responsibilities as a director, the listing rules of the stock exchanges on which the Company is listed, applicable laws and regulations, and the operation and governance policies of the Company. All newly-appointed directors are subject to re-election by shareholders at the first AGM after their appointment. Every director is subject to retirement by rotation and needs to stand for re-election at least once every three years. The re-designation of Mr. DONG Xin and nomination and appointment of Mr. LI Ronghua in 2020 were conducted in accordance with the relevant policy. As proposed by the Board, Mr. Dong will continue to receive an annual director’s fee of HK$180,000 as approved by the shareholders of the Company, and Mr. Li will receive an annual director’s fee of HK$180,000 as approved by the shareholders of the Company, both of which are payable on a time pro-rata basis for any non-full year’s service. The remuneration of each of Mr. Dong and Mr. Li has been determined by the Board with reference to his duties, responsibilities, experience, prevailing market conditions and so forth. Mr. Dong and Mr. Li have voluntarily waived the above-mentioned fee.

56 China Mobile Limited Corporate Governance Report MANAGEMENT AND EMPLOYEES The task of the management and employees is to implement the strategy and direction as determined by the Board, to take care of day-to-day operations and functions of the Company, and to maintain the values and corporate culture of China Mobile. The division of responsibilities among our principal executive officers and senior management is set out in the biographies of directors and senior management on pages 7 to 11 of this annual report and on the Company’s website. The Company provides clear guiding principles for our management and employees to do what is right and obey all laws and regulations. They are also subject to various trainings and continuous professional development, including a variety of online learning and information sources, formal executive development programs and attendance at executive briefings on relevant topics. These principles cover all aspects of our operations. Code of Ethics For the purpose of promoting honest and ethical conducts and deterring wrongdoings, the Company, in 2004, adopted a code of ethics, which is applicable to our chief executive officer, chief financial officer, deputy chief financial officer, assistant chief financial officer and other designated senior officers of the Group, in accordance with the requirements of the SOX Act. In the event of a breach of the code of ethics, the Company may take appropriate preventive or disciplinary actions after consultation with the Board. The code of ethics has been filed with the U.S. SEC as an exhibit to our annual report on Form 20-F for the financial year ended 31 December 2003, which may also be viewed and downloaded from our website. Management Mechanism The Company has established collective decision-making policies for major issues. We keep refining our major issue catalogue and criteria to prevent risks in decision-making. We have continuously strengthened the inspection mechanisms, especially on key areas such as procurement biddings to look for loopholes in our management system and resolve them. Within the Group, we urge for honest operation, healthy development, good performance and shareholders’ interest protection. We continued to optimize our management system and improve our business processes. With respect to risk management, we made great efforts on the closed-loop management process of “risk evaluation at the beginning of the year – quarterly risk monitoring – interim risk assessment – annual review and evaluation”, and established a reporting mechanism for major business risk events to maintain the bottom line of no major risks occurrence. In 2020, based on our 2020-2022 strategic planning outline and the internal and external environment, we conducted a research and evaluation on the risks concerning the nation, the telecommunications industry, the digital services market and others, and concluded five major risks for which we formulated 24 countermeasures. By so doing, those major risks were mitigated and controlled to a certain extent so that their actual impact turned out to be lower than that predicted at the beginning of the year. Therefore, no major operational risk events occurred throughout the year in 2020. With respect to compliance management, we have formulated the Anti-Bribery Guidance and our principal offshore entities have formulated entity-specific anti-bribery compliance guidance or handbooks with reference to local laws and regulatory policies, in order for employees to learn more about business bribery and how to identify and deal with it. In 2020, to further improve the effectiveness of our compliance management, our management held thematic meetings regularly to review our compliance management reports and compliance guidance, and to put forward requirements for compliance management system construction as well as compliance risk prevention and control. Focusing on key issues such as 5G new infrastructure, mobile number portability, supply chain safety, information security, marketing and intellectual property, we continued to strengthen our front-loaded compliance review as well as risk analysis and alert efforts. We newly compiled the Compliance Guide for Grid Reform, the Compliance Guide for Grid Operations and the Compliance Guidelines for Network Information Security in Grid Operations, and published an analysis of litigation cases with respect to grid operations, in order to provide compliance guidelines for our front-line operating and managerial personnel and to support the launch of major reforms in accordance with laws and regulations. In addition to organizing thematic trainings on compliance risk prevention for all employees of the Company and its operating subsidiaries, we also set up an online learning zone on compliance.

Corporate Governance Report Annual Report 2020 57 With respect to anti-corruption, we continued to improve our 4-in-1 anti-corruption system combining education, prevention, punishment and accountability. We carried out special rectification in some key areas such as marketing and construction, and formed 12 rectification tasks in six categories. According to the four steps of self-examination and self-correction, supervision and inspection, rectification and correction, and application of results, we vigorously and orderly promoted the special rectification work so as to strengthen the prevention, control and early warning capabilities of business departments. Meanwhile, we conducted anti-corruption trainings and education for employees, which have also been expanded to our suppliers by having them sign a clean commitment agreement. In 2020, we organized 11,951 learning and education activities such as WeChat classes and contests, covering 472,600 employees, achieving the goal of 100% management and 98.62% employee education coverage. For whistle blowing, the Company has set a Post Office Box, an e-mail account, a telephone hotline, work site, CEO mailbox and other channels to encourage employees and the public to raise concerns about misconducts, malpractices or irregularities in any matters related to the Company. The Company will protect the whistleblowers’ lawful rights and interests and keep the reported issues, the status of investigations and the relevant information of whistleblowers strictly confidential. INTERNAL AUDIT The Internal Audit Department (the “IA Dept.”) conducts independent and objective confirmation and provides consulting services in respect of the appropriateness, compliance and effectiveness of the Company’s business activities, internal controls and risk management by applying systematic and standardized auditing procedures and methods. The IA Dept. also assists the Company in improving the effectiveness of corporate governance, risk management and control process, with an aim to increasing its corporate value, improving its operations, promoting its sustainable and healthy development as well as contributing to the achievement of its strategic objectives. The Company and its operating subsidiaries have set up internal audit departments, which independently audit the business units of the Company and its operating subsidiaries. The head of the IA Dept. directly reports, four times a year, to the Audit Committee which, in turn, reports to the Board regularly. The Board and Audit Committee give instructions with respect to internal auditing. The IA Dept. regularly reports to the senior management for auditing resources and authorization as well as deployment of rectification. The IA Dept. has unrestricted access to the relevant businesses, assets, records and personnel in the course of performing their duties. The IA Dept. establishes an internal audit scope and framework and carries out risk investigations on an annual basis. According to the results of the risk investigations, the IA Dept. formulates an internal audit project rolling plan and an annual audit plan and, together with the Audit Committee and the Board, reviews and approves the annual audit plan and resources allocation. The annual audit plan of the internal audit department covers various areas, namely financial, internal controls, information systems and risk assessment audits. For financial audit, the IA Dept. reviews and assesses the truthfulness, accuracy, compliance and efficiency of the Company’s financial activities and financial information as well as the management and utilization of the Company’s capital and assets. For internal controls audit, the IA Dept. audits and assesses the effectiveness in the design and implementation of the Company’s internal control system. According to the requirements under the Corporate Governance Code under the Hong Kong Listing Rules, section 404 of the SOX Act and laws and regulations of the mainland of China, the IA Dept. organizes and performs audit assessment on the internal control over financial and non-financial reporting of the Group covering all material areas of financial, operation and compliance controls, on an annual basis, to provide assurance for the Company’s management in its issuance of the internal control assessment report. The information systems audit focuses on reviewing and assessing the information systems, information technology applications, information security and the related internal controls and procedures. The IA Dept. shall report to the senior management and the Board on an interim and annual basis. At the same time, the IA Dept. carries on special projects and investigations in response to requests from the Company’s management or the Audit Committee or if otherwise required. In addition, without prejudice to its independence, if requested by the Company’s management and as required by business needs, the IA Dept. provides management advice or consultancy services by making use of audit resources and audit information to facilitate the Company’s decision-making and operational management.

58 | China Mobile Limited
Corporate Governance Report

The IA Dept. makes improvement recommendations in respect of its findings in the course of the audits and requests the management to undertake and to confirm the implementation plans, the methods and the timing. It regularly monitors the status of the implementation of the recommendations to ensure their completion.

In 2020, focusing on our goal of becoming a world-class enterprise by building a dynamic "Powerhouse", we carried out audit work by leveraging our technological advantages to overcome the impact of COVID-19 on audit work, with innovations in our mode and organization of audit featuring the full implementation of a brand-new "remote + on-site" mode of audit to effectively prevent and mitigate material risks. Our key audit areas cover major costs and expenses, safeguarding of income, IDC business, system management and control and others. We widened our audit coverage and improved our audit rectification, thereby significantly promoting the implementation of national policies and our strategies, reducing our costs, increasing our operating efficiency and improving our management standards.

We report regularly to the Board and Audit Committee with respect to the building up of our internal audit organization, its human resources and qualifications, staff training, annual audit plan and budget, and the audit results. In 2020, we focused our audit on the main findings of each audit project and their rectification. We provide specific guidance on audit focus, rectification advice, team building and others to ensure the effectiveness of internal audit functions.

In 2021, the IA Dept. will fully implement top-down regulatory requirements, continue to improve our internal audit mechanism by concentrating on new tasks of strategic transformation, and coordinate our audit and supervision forces at all levels to meticulously and precisely position our audit projects and provide high-quality audit services. Playing the roles of as a guardian, a healer and a strategist, we will pay more attention to the effectiveness of audit rectification, strengthen our accountability, supervision and collaboration, and further enhance our smart auditing capabilities with the goal of becoming an industry-leading audit informatization benchmark.

EXTERNAL AUDITORS

In 2020, the Group engaged PricewaterhouseCoopers and PricewaterhouseCoopers Zhong Tian LLP as external auditors of the Group for Hong Kong financial reporting and U.S. financial reporting purposes, respectively. The principal services provided by the external auditors included:

- ✔ review of interim consolidated financial information of the Group;
- ✔ audit of annual consolidated financial statements of the Group and annual financial statements of its subsidiaries; and
- ✔ audit of the effectiveness of the Group's internal control over financial reporting as of 31 December 2020.

Apart from providing the above-mentioned audit services to the Group, the external auditors also provided other non-audit services to the Group, which were permitted under section 404 of the SOX Act and pre-approved by the Audit Committee.

The following table sets forth the types of, and fees for, the principal audit services and non-audit services provided by the external auditors (please refer to note 7 to the consolidated financial statements for details):

	2019 RMB million	**2020** **RMB million**
Audit services fees [5]	111	**109**
Non-audit services fees [6]	12	**5**

5 Including the fees rendered for the audit of internal control over financial reporting as required by section 404 of the SOX Act.

6 Including the fees for tax compliance and advisory services, risk assessment and compliance advisory services, performance improvement and business process optimization advisory services, and other advisor services.

Corporate Governance Report Annual Report 2020 59 RISK MANAGEMENT AND INTERNAL CONTROLS Our Audit Committee under the Board is responsible for conducting annual review of the effectiveness of the Group’s risk management and internal control systems to reasonably ensure that the Company is operating legally and the assets are safeguarded and to ensure the accuracy and reliability of the financial information that the Company employs in its business or releases to the public. The said systems are designed to manage rather than eliminate the risk of failure to meet business targets and to make reasonable but not absolute assurances with respect to material misrepresentations or losses. As of 31 December 2020, our Audit Committee has evaluated the effectiveness of the Group’s risk management and internal controls covering all important aspects including financial, operational and compliance, to ensure we provide sufficient resources in accounting, internal audit and financial reporting, staff qualification and experience, staff training courses and related budget. Based on such review, we consider the Group’s risk management and internal control systems to be effective and adequate. The management of the Company reports to Audit Committee annually about the building-up and performance of its risk management and internal controls, including interim and annual evaluation reports, and receives guidance and supervision from Audit Committee. In 2020, the Company has received the management affirmation with respect to the effectiveness of the risk management and internal controls. Our management is responsible for establishing and maintaining internal control over financial reporting. We adopted the control criteria framework set out in the Internal Control Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) (2013). In compliance with the provisions and requirements under section 404 of the SOX Act and the code provisions of the Corporate Governance Code issued by HKEX, we refined our routine management mechanism of internal controls, in establishing a stringent internal control system over financial reporting. We established a hierarchical top-down risk assessment mechanism, relying on the strategic level risk assessment (material risk assessment), the management level risk assessment (major projects risk assessment) and the operational level risk assessment (procedure risk assessment), to assist the management to acknowledge risk information in a timely manner in order to make a reasonable decision. Based on risk assessment, we established a three-tier internal controls of “the top level internal control system, the internal control professional system and the internal control practices guidelines”, which brought the control requirements to the whole process of marketing, production and management. Based on our business operation, we focus on high risk and key management areas and perform risk assessment, so as to enforce our internal control requirement into our daily operation. Meanwhile, we assigned specific responsibilities to individuals and input the control requirements in our IT systems to strengthen the internal controls. And through multiple internal and external supervision and inspections, including self-assessment, management evaluation, external audit, etc., we effectively improved the execution efficiency and effectiveness of our internal controls. Based on the evaluation conducted by the management of the Company, the management believes that, as of 31 December 2020, the Company’s internal control over financial reporting was effective which provided reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for reporting purposes in accordance with generally accepted accounting principles. All disclosure of material information relating to the Company is made through the unified leadership and management of the Board, with the Company’s management performing its relevant duties. The Company has performed an annual review of the effectiveness of the Company’s disclosure controls and procedures, and concluded that, as of 31 December 2020, the Company’s disclosure controls and procedures were effectively executed at a reasonable assurance level.

60 China Mobile Limited Corporate Governance Report INFORMATION DISCLOSURE AND INSIDER DEALINGS According to the Hong Kong Listing Rules and United States Securities Act, since 2003, the Company has implemented the information disclosure internal control and procedures, and established a Disclosure Committee, the members of which include our Chairman, chief executive officer, chief financial officer and heads of main functional departments. Empowered by the Board, the Disclosure Committee is responsible for organizing and coordinating the routine reporting and disclosure job to prompt timely, fair, truthful and complete disclosure of information, ensure good corporate governance and transparency, properly get back to the investors, analysts and media inquiries, to prevent volatility of our share price caused by false market information. Under circumstances where any departments or officers are in breach of disclosure procedures and internal controls, resulting in reporting or disclosure errors, or in breach of disclosure related laws and regulations, the Company shall hold the relevant personnel accountable. Members of the Disclosure Committee, heads of our IA Dept. and other relevant departments and each of our subsidiaries shall give confirmations annually and take personal responsibilities with respect to their disclosure duties. Our IA Dept. conducts annual evaluation with respect to the effectiveness of disclosure internal control and procedures and its performance, and issues audit reports for management and the Audit Committee to evaluate. Depending on such reports, our principal executive and principal financial officers shall make written statements with respect to our annual report on Form 20-F and take personal responsibilities in accordance with the requirements of the US Securities Act. The Disclosure Committee can revise the disclosure internal control and procedure in accordance with its performance and the development of relevant laws with approval of the senior management. The revised internal control procedure and articles shall be circulated to all departments and subsidiaries within the Group. The Company attaches great importance to the management of insider information. In compliance with the provisions of Hong Kong Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) (the “SFO”) and others, we formulated China Mobile Management Method on Inside Information, setting up rules and black-out periods on directors, management and employees in dealing with the shares of the Company or exercising share options while they are in possession of inside information. Those who may come into possession of inside information in performing their duties are required to sign an undertaking on their duty of confidentiality and prohibition against insider dealing. Unauthorized use of confidential or inside information for profits is strictly prohibited to prevent violation of laws and regulations and internal disciplines. In general, any authorized speaker from the Company only makes clarification and explanation on information already available in the market, avoiding any unpublished inside information. Before any external interview, such speaker shall seek verification from the relevant department about any information to be disclosed.

Corporate Governance Report Annual Report 2020 61 SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN THE CORPORATE GOVERNANCE PRACTICES OF THE COMPANY AND THE CORPORATE GOVERNANCE PRACTICES REQUIRED TO BE FOLLOWED BY U.S. COMPANIES UNDER THE NYSE’S LISTING STANDARDS As a foreign private issuer (as defined in Rule 3b-4 under the U.S. Securities Exchange Act of 1934, as amended), we are permitted to follow home country practices in lieu of some of the corporate governance practices required to be followed by U.S. companies listed on the NYSE. As a result, our corporate governance practices differ in some respects from those required to be followed by U.S. companies listed on the NYSE. In accordance with the requirements of section 303A.11 of the NYSE Listed Company Manual, a summary of the significant differences between the Company’s corporate governance practices and those required to be followed by U.S. companies under the NYSE’s listing standards is disclosed as below. Section 303A.01 of the NYSE Listed Company Manual provides that listed companies must have a majority of independent directors. As a listed company in Hong Kong, the Company is subject to the requirement under the Hong Kong Listing Rules that at least one-third of its board shall be independent non-executive directors as determined under the Hong Kong Listing Rules. The Company has four (4) independent non-executive directors out of a total of eight (8) directors. The Hong Kong Listing Rules set forth standards for establishing independence, which differ from those set forth in the NYSE Listed Company Manual. Section 303A.03 of the NYSE Listed Company Manual provides that listed companies must schedule regular executive sessions in which non-management directors meet without management participation. According to the Code Provision A.2.7 of the Corporate Governance Code in Appendix 14 of the Hong Kong Listing Rules, the chairman of a listing company in Hong Kong shall hold meetings at least annually with the non-executive directors (including INEDs) without the presence of executive directors. In 2020, our Audit Committee comprising four INEDs met twice with our external auditors without any executive directors present. Section 303A.04 of the NYSE Listed Company Manual provides that the nominating/corporate governance committee of a listed company must have a written charter that addresses the committee’s purpose and responsibilities, which include, among others, the development and recommendation of corporate governance guidelines to the listed company’s board of directors. Our Board is responsible for performing the corporate governance duties, including developing and reviewing our policies and practices of corporate governance. Section 303A.07 of the NYSE Listed Company Manual provides that if an audit committee member simultaneously serves on the audit committee of more than three public companies, the board of directors must determine that such simultaneous service would not impair the ability of such member to effectively serve on the listed company’s audit committee and disclose such determination. The Company is not required, under the applicable Hong Kong law, to make such determination. Section 303A.10 of the NYSE Listed Company Manual provides that listed companies must adopt and disclose a code of business conduct and ethics for directors, officers and employees. While the Company is not required, under the Hong Kong Listing Rules, to adopt such similar code, as required under the SOX Act, the Company has adopted a code of ethics that is applicable to the Company’s principal executive officer(s), principal financial officer(s), principal accounting officers or persons performing similar functions. Section 303A.12(a) of the NYSE Listed Company Manual provides that each listed company’s chief executive officer must certify to the NYSE each year whether he or she is not aware of any violation by the company of NYSE corporate governance listing standards. The Company’s chief executive officer is not required, under the applicable Hong Kong law, to make similar certifications.

62 China Mobile Limited Corporate Governance Report CONTINUOUS EVOLVEMENT OF CORPORATE GOVERNANCE PRACTICES We will closely study the development of governance practices among the world’s leading corporations, future evolution of the relevant regulatory environment and the requirements of the investors on an ongoing basis. We will also review and enhance our corporate governance procedures and practices from time to time to keep improving our capabilities for fulfilling our governance responsibilities, so as to meet our shareholders’ expectations and ensure the long-term sustainable development of the Company.

Annual Report 2020 63 Human Resources Development In 2020, our human resources work was centered on implementing China Mobile’s “Powerhouse” strategy. We prioritized organizational transformation, team upgrade, mechanism reform and resource revitalization; pursued key missions such as leadership enhancement, workforce structural adjustment, core talent incentivization, empowerment during the transformation period, as well as grid operations; strived to build a human resources management model that supports the Company’s strategic transformation; enhanced resources and support for COVID-19 prevention and control as well as employee care; and promoted effective implementation of various human resources policies, in order to provide strong organizational safeguards and talent support for building a worldclass enterprise. We continued to optimize human resources planning. We promoted reforms in corporate, market, network and other areas, condensed the scale of our workforce in traditional areas, and optimized our talent deployment. We strictly controlled the upper limit of our number of staff. We revitalized existing resources, strengthened guidance on optimization of workforce structure, optimized the setting-up of regular positions in areas of transformation such as CHBN, big data, cloud computing and IT, accelerated the migration of personnel to 5G+AICDE and other areas of transformation, and continued to increase the proportion of new digital talents. We amplified the incremental effect, strictly reviewed the recruitment policies of our subsidiaries, strictly controlled our recruitment requirements in terms of academic qualifications and professional expertise, and increased the proportion of staff with IT/CT/DT background among new recruits. We continued to deepen incentive mechanism reforms. We persisted to be performance-driven, set up a flexible mechanism of allocating labour cost, differentiated incentive resources having regard to each subsidiary’s performance and appraisal results, and encouraged our subsidiaries to perform beyond expectations. We initiated a new round of share option scheme and granted share options representing an aggregate of approximately 306 million shares to 9,914 scheme participants under the Group in the first grant. We established a fast-track development program for talents, whereby we selected one hundred core projects relating to key areas of 5G+AICDE, assembled project teams, implemented contractual management with an equal emphasis on incentives and constraints, and offered highly competitive incentives for teams that achieved agreed performance goals, thereby further enhancing incentives for key core talents. We finished the first phase of recruiting Group-level “chief experts” and established a performance commitment mechanism, thereby strengthening the selective recruitment of high-end technical talents and stimulating the vitality of our teams of talent. We continued to promote transformation and remodeling of our staff’s capabilities. We deepened the implementation of the Company’s package of “new drivers capability enhancement” measures, empowered all our staff with knowledge, and launched the “CHBN Knowledge for All Empowerment Action” for marketing personnel, thereby driving all “four growth engines” in all directions. We launched the “Knowledge for All Empowerment Action” for all levels of management and all technical personnel, and upgraded our mid-end platform construction capabilities. Based on the remodeling of core talents’ skillset, we launched systematic training for cloud reform and 5G technical talents, implemented the first round of on-site training at our training bases, persisted to mitigate the shortcomings in our core capabilities. Based on the improved capabilities of our frontline personnel, we launched a series of grid operations training with a focus on efficiency upgrade and compliance management, thereby learning from the best practices at the basic level and comprehensively enhancing the nurture of our frontline teams.

64 China Mobile Limited The directors take pleasure in submitting their annual report together with the audited financial statements for the year ended 31 December 2020. PRINCIPAL ACTIVITIES The Group’s principal activity is providing mobile telecommunications and related services in 31 provinces, autonomous regions and directly-administered municipalities in the mainland of China and Hong Kong. The principal activity of the Company is investment holding. The revenue of the Group during the financial year consisted primarily of revenue generated from the provision of mobile telecommunications services. MAJOR CUSTOMERS AND SUPPLIERS The Group’s aggregate revenue with its five largest customers did not exceed 30% of the Group’s total revenue in 2020. Purchases for the Group mainly include network equipment purchases, and payments in relation to network operation and support expenses and interconnection arrangements. Purchases from the largest supplier for the year represented 17% of the Group’s total purchases. The five largest suppliers accounted for an aggregate of 37% of the Group’s purchases in 2020. Purchases from other suppliers were not material to the Group’s total purchases. At no time during the year ended 31 December 2020 have the directors, their close associates or any shareholder of the Company (which to the knowledge of the Board owns more than 5% of the number of issued shares of the Company) had any interest in these five largest suppliers. SUBSIDIARIES AND INVESTMENTS ACCOUNTED FOR USING THE EQUITY METHOD Particulars of the Company’s subsidiaries and the Group’s investments accounted for using the equity method as at 31 December 2020 are set out in notes 20 and 21, respectively, to the consolidated financial statements, and the list of directors of each of the Company’s subsidiaries is available on the Company’s website. FINANCIAL STATEMENTS The profit of the Group for the year ended 31 December 2020 and the financial conditions of the Company and the Group as at that date are set out in the consolidated financial statements on pages 78 to 149. DIVIDENDS The Board has adopted a dividend policy. In recommending or declaring dividends, the Company shall allow its shareholders to participate in the Company’s profits whilst to retain adequate cash reserves for meeting its working capital requirements and long-term sustainable development. The Board has the discretion to propose, declare and distribute dividends to the shareholders of the Company, subject to the Articles of Association of the Company and all applicable laws and regulations and taking into account the following factors of the Company and its subsidiaries: • the actual financial performance of the Group; • the Group’s business strategies and operations, including future capital requirements and investment needs; • economic conditions and other internal or external factors that may have an impact on the business or financial performance and situation of the Group; and • any other factors that the Board may consider relevant.

Report of Directors Annual Report 2020 65 The Board recommends a final dividend payment of HK$1.76 per share for the year ended 31 December 2020. Together with the interim dividend payment of HK$1.53 per share, the total dividend payment for the 2020 financial year amounted to HK$3.29 per share. The Company attaches great importance to shareholder returns, and will maintain a stable dividend per share for the full year of 2021, after giving overall consideration to its profitability and cash flow generation. The Company will strive to create greater value for shareholders. The Board believes that our industry-leading profitability and ability to generate healthy cash flow will provide sufficient support for the Company’s future development and create favourable returns for our shareholders. DONATIONS Donations made by the Group during the year amounted to RMB76,449,383 (2019: RMB83,766,086). PROPERTY, PLANT AND EQUIPMENT Changes to the property, plant and equipment of the Group during the year ended 31 December 2020 are set out in note 15 to the consolidated financial statements. SHARE CAPITAL Details of the Company’s share capital are set out in note 36 to the consolidated financial statements. RESERVES Changes to the reserves of the Group during the year are set out in the consolidated statement of changes in equity. Changes to the reserves of the Company during the year are set out in note 36 to the consolidated financial statements. DIRECTORS The directors of the Company during the financial year were: Executive Directors: YANG Jie (Chairman) DONG Xin WANG Yuhang LI Ronghua (appointed on 15 October 2020) Independent Non-Executive Directors: Moses CHENG Mo Chi Paul CHOW Man Yiu Stephen YIU Kin Wah YANG Qiang Pursuant to Article 99 of the Company’s Articles of Association, Mr. LI Ronghua will hold office until the forthcoming annual general meeting of the Company and will then be eligible for re-election. Besides, pursuant to Article 95 of the Company’s Articles of Association, Mr. YANG Jie, Mr. DONG Xin and Dr. YANG Qiang will retire by rotation at the forthcoming annual general meeting of the Company and, being eligible, offer themselves for re-election. The biographies of the directors proposed for re-election at the forthcoming annual general meeting (“Directors for Re-election”) are set out on pages 7 to 9 of this annual report. Except as disclosed in such biographies, the Directors for Re-election have not held any other directorships in any listed public companies in the last three years. Further, except as noted in the biographies, none of the Directors for Re-election is connected with any directors, senior management or substantial or controlling shareholders of the Company. None of the Directors for Re-election has any interests in the shares of the Company within the meaning of Part XV of the SFO.

66 China Mobile Limited Report of Directors The service contracts of all the Directors for Re-election do not provide for a specified length of service and each of the Directors for Re-election will be subject to retirement by rotation and re-election at annual general meetings of the Company every three years. Each of the Directors for Re-election is entitled to an annual director’s fee of HK$180,000 as proposed by the Board and approved by the shareholders of the Company. Director’s fees are payable on a time pro-rata basis for any non-full year’s service. Mr. YANG Jie, Mr. DONG Xin, Mr. LI Ronghua and Dr. YANG Qiang have voluntarily waived their annual director’s fees. The remuneration of the Directors for Reelection has been determined with reference to the individual’s duties, responsibilities and experience, and to prevailing market conditions. Details of the remuneration of the directors of the Company are set out in note 11 to the consolidated financial statements. None of the Directors for Re-election has an unexpired service contract which is not determinable by the Company or any of its subsidiaries within one year without payment of compensation, other than under normal statutory obligations. Save as disclosed herein, there are no other matters relating to the re-election of the Directors for Re-election that need to be brought to the attention of the shareholders of the Company nor is there any information to be disclosed pursuant to any of the requirements of Rule 13.51(2) of the Hong Kong Listing Rules. DIRECTORS’ INTERESTS IN TRANSACTIONS, ARRANGEMENTS OR CONTRACTS OF SIGNIFICANCE No transaction, arrangement or contract of significance to which the Company, any of its holding companies or subsidiaries, or any of its holding companies’ subsidiaries has been a party and in which a director of the Company or an entity connected with a director of the Company is or was materially interested, whether directly or indirectly, subsisted at the end of the year or at any time during the year. PERMITTED INDEMNITY PROVISION Pursuant to Article 159 of the Company’s Articles of Association, every director or other officer of the Company shall be indemnified out of the assets of the Company against all liabilities (to the extent permitted by the Hong Kong Companies Ordinance) sustained or incurred by such director or officer in or about the execution of his office or otherwise in relation thereto. In addition, the Company has purchased directors and officers’ liabilities insurance on behalf of its directors and officers. DIRECTORS’ AND CHIEF EXECUTIVE’S INTERESTS AND SHORT POSITIONS IN SHARES, UNDERLYING SHARES AND DEBENTURES Details of the directors’ holding of ordinary shares of the Company as at 31 December 2020 are as follows: Long Positions in the Shares and Underlying Shares of the Company Director Capacity Ordinary shares held Percentage of the total number of issued shares * M oses CHENG Mo Chi B eneficial owner 300,000 0.00% * The calculation is based on the total number of issued ordinary shares of the Company (i.e. 20,475,482,897 ordinary shares) as at 31 December 2020, and rounded off to two decimal places. Apart from those disclosed herein, as at 31 December 2020, none of the directors nor the chief executive of the Company had any interests or short positions in any of the shares, underlying shares or debentures of the Company or any of its associated corporations (within the meaning of Part XV of the SFO) that is recorded in the register required to be kept under section 352 of the SFO or otherwise notified to the Company and the Stock Exchange pursuant to the Model Code.

Report of Directors Annual Report 2020 67 DIRECTORS’, CHIEF EXECUTIVE’S AND EMPLOYEES’ RIGHTS TO ACQUIRE SHARES Save as disclosed below, at no time during the year ended 31 December 2020 was the Company, any of its holding companies or subsidiaries, or any of its holding companies’ subsidiaries a party to any arrangement to enable the directors or chief executive of the Company or any of their spouses or children under eighteen years of age to acquire benefits by means of the acquisition of shares in or debentures of the Company or any other body corporate. Share Option Scheme of the Company Pursuant to a resolution passed at the annual general meeting of the Company held on 20 May 2020, a share option scheme of the Company (the “Scheme”) was adopted. For details of the Scheme, please refer to the following paragraphs and also the Company’s circular dated 14 April 2020 in relation to “Proposed Adoption of Share Option Scheme”. Purposes The Scheme aims at (1) further improving the governance structure of the Company, and establishing and improving the balance of interests mechanism between employees and shareholders, investors and the Company; (2) establishing a benefit sharing and risk sharing mechanism among shareholders, the Company and employees to enhance the Company’s performance and long-term stable development; and (3) effectively attracting, motivating and retaining the core backbone employees of the Company to support the Company’s strategic transformation and long-term development. Scope of Scheme Participants Scheme participants are in principle limited to directors (excluding independent non-executive directors) and senior management of the Company, and backbone management, technical and business personnel who have a direct impact on the Company’s operating performance and sustainable development. The assessment results of the scheme participants shall meet or exceed the relevant standards for performance appraisal of the Company. Effective Period The Scheme will be effective for a term of 10 years commencing from 20 May 2020, unless terminated in advance under relevant requirements of the Scheme. Maximum Quantity of Grant The maximum number of ordinary shares to be issued upon the exercise of the share options granted under the Scheme (and any other schemes) shall not in aggregate exceed 2,047,548,289 shares, being 10% of the total share capital of the Company as at the date of approval of the Scheme and as at the date of this annual report. Unless approved at a general meeting, the ordinary shares issued and to be issued upon the exercise of the share options granted to any individual scheme participant (including exercised or outstanding share options) during the effective period of the Scheme shall not exceed 1% of the total share capital of the Company. Application or Acceptance Fee No fee shall be payable by a scheme participant on the application for or acceptance of the grant of share options. Lapse and Cancellation of Share Options If any of certain events (including but not limited to a failure in performing his/her duties effectively or a serious breach or dereliction of his/her duties) occurs in relation to a scheme participant, his/her share options will automatically lapse, and the Board shall cease granting new share options, cancel share options which are not yet exercised by him/her, and recover any gains obtained by him/her from the exercise of the share options. Details of Share Options Granted During the Year On 12 June 2020, the Board approved the grant of share options representing an aggregate of 305,601,702 ordinary shares of the Company to 9,914 participants of the Scheme. As at the date of the grant, the directors of the Company, having made all reasonable enquiries, confirmed that to the best of their knowledge and belief, none of the participants was a director, chief executive or substantial shareholder of the Company, or any of their respective associates (as defined under the Hong Kong Listing Rules). For details of the grant, please refer to the Company’s announcement dated 12 June 2020 in relation to “Grant of Share Options under the Share Option Scheme”.

68 China Mobile Limited Report of Directors Details of the share options granted under the Scheme during the year ended 31 December 2020 are set forth as follows: Grantees Employees and staff members of the Company Number of ordinary shares underlying share options granted: – Outstanding as at 1 January 2020 0 – Granted during the year 305,601,702 – Exercised during the year 0 – Lapsed and cancelled during the year (899,000) – Outstanding as at 31 December 2020 304,702,702 Grant date 12 June 2020 Exercise price HK$55.00 per ordinary share (determined in accordance with the fair market price principle, with the base day for pricing being the grant date) Closing price immediately before the grant date HK$54.75 per ordinary share Vesting period No share options shall be exercised within 24 months from the grant date; subject to the satisfaction of the conditions for vesting as provided under the Scheme, the share options granted shall be vested in three batches as follows: (i) The first batch (being 40% of the share options granted) will be vested on the first trading day after 24 months from the grant date (ii) The second batch (being 30% of the share options granted) will be vested on the first trading day after 36 months from the grant date (iii) The third batch (being 30% of the share options granted) will be vested on the first trading day after 48 months from the grant date Time when vesting period ends 10 years from the grant date Value of share options granted HK$4.00 per ordinary share (weighted average fair value calculated using the binomial model with the grant date as the date of measurement) Due to the subjective nature of and uncertainty related to a number of assumptions of the expected future performance input to the binomial model as well as certain inherent limitations of the model itself, the calculation is subject to certain fundamental limitations. The value of share options varies with different variables of certain subjective assumptions, and any change to the variables used may materially affect the estimation of the fair value of the share options. Please refer to note 35 to the consolidated financial statements for details.

Report of Directors Annual Report 2020 69 SUBSTANTIAL SHAREHOLDERS’ AND OTHER PERSONS’ INTERESTS AND SHORT POSITIONS IN SHARES AND UNDERLYING SHARES The Company has been notified of the following interests in the Company’s issued shares as at 31 December 2020 amounting to 5% or more of the ordinary shares in issue: Long Positions in the Shares and Underlying Shares of the Company Ordinary shares held Percentage of the total number directly indirectly of issued shares (i) China Mobile Communications Group Co., Ltd. (“CMCC”) – 14,890,116,842 72.72% (ii) China Mobile (Hong Kong) Group Limited (“CMHK (Group)”) – 14,890,116,842 72.72% (iii) China Mobile Hong Kong (BVI) Limited ( “CMHK (BVI)”) 14,890,116,842 – 72.72% Note: In light of the fact that CMCC and CMHK (Group) directly or indirectly control one-third or more of the voting rights in the shareholders’ meetings of CMHK (BVI), in accordance with the SFO, the interests of CMHK (BVI) are deemed to be, and have therefore been included in, the interests of CMCC and CMHK (Group). Apart from the foregoing, as at 31 December 2020, no other person (other than a director or the chief executive of the Company) had any interests or short positions in the shares and underlying shares of the Company as recorded in the register required to be kept under section 336 of the SFO, or as otherwise notified to the Company and the Stock Exchange. CONNECTED TRANSACTIONS Continuing Connected Transactions Details of the continuing connected transactions are set out in note 38 to the consolidated financial statements. For the financial year ended 31 December 2020, the following continuing connected transactions (the “Continuing Connected Transactions”) have not exceeded their respective annual caps: (1) the total value of right-of-use assets recognised based on the rental paid by the Group to CMCC did not exceed RMB5,700 million and the aggregate property management charges paid by the Group to CMCC were below 0.1% of each of the applicable percentage ratios set out in Rule 14.07 of the Hong Kong Listing Rules. The amount of rental and property management service charges received by the Group from CMCC was below 0.1% of each of the applicable percentage ratios set out in Rule 14.07 of the Hong Kong Listing Rules. The charges payable in respect of properties leased are determined with reference to any one of the following benchmarks: (i) the value determined by independent intermediaries; (ii) applicable market rates or charges which are publicly published; or (iii) rates charged by the lessor or its subsidiaries to independent third parties, whilst the charges payable in respect of properties which CMCC or its subsidiaries lease from third parties and sub-let to the Group are determined according to the actual rent payable by CMCC or its subsidiaries to such third parties together with the amount of any tax payable;

70 China Mobile Limited Report of Directors (2) leasing fees paid by the Company to CMCC for the leasing of telecommunications network operation assets by the Company from CMCC did not exceed RMB5,000 million. The leasing fees are determined with reference to the prevailing market rates. In determining the market rates for the leasing fees, the Company has taken into account the charges payable by the Company and CMCC to independent third parties (including other industry players) as well as the charges receivable by the Company and CMCC from independent third parties (including other industry players). The leasing fees payable by the Company to CMCC were not more than the leasing fees charged to independent third parties for same kinds of network operation assets. The aggregate amount of leasing fees received by the Company from CMCC was below 0.1% of each of the applicable percentage ratios set out in Rule 14.07 of the Hong Kong Listing Rules; and (3) services charges received by the Group from CMCC for the provision of telecommunication facilities construction services by the Group to CMCC did not exceed RMB3,000 million. The provision of telecommunication facilities construction services by the Group to CMCC and its subsidiaries in respect of individual projects are subject to public tender process and the pricing for the telecommunication facilities construction services are primarily based on market rates as determined through the public tender process and the relevant standards laid down in applicable regulations in the PRC. For individual projects where the public tender process is not applicable, the selection criteria and price determination mechanism are similar to that applied in a public tender process. The transactions referred to in paragraph (1) above were entered into pursuant to the 2020-2022 property leasing and management services agreement dated 2 January 2020 between the Company and CMCC (the “2020-2022 Property Leasing Agreement”). The Company announced the entering into and the terms of the 2020-2022 Property Leasing Agreement on 2 January 2020. The 2020-2022 Property Leasing Agreement has a term of three years commencing on 1 January 2020. The transactions referred to in paragraph (2) above were entered into pursuant to the 2020 telecommunications network operation assets leasing agreement between the Company and CMCC dated 2 January 2020 (the “2020 Network Assets Leasing Agreement”). The entering into of the 2020 Network Assets Leasing Agreement was announced by the Company on 2 January 2020. The 2020 Network Assets Leasing Agreement has a term of one year commencing on 1 January 2020. The transactions referred to in paragraph (3) above were entered into pursuant to the 2020 telecommunication facilities construction services agreement between the Company and CMCC dated 2 January 2020 (the “2020 Telecommunication Facilities Construction Services Agreement”). The entering into of the 2020 Telecommunication Facilities Construction Services Agreement was announced by the Company on 2 January 2020. The 2020 Telecommunication Facilities Construction Services Agreement has a term of one year commencing on 1 January 2020. CMCC is the ultimate controlling shareholder of the Company and therefore, a connected person of the Company. Accordingly, all the transactions referred to in paragraphs (1) to (3) above constitute continuing connected transactions for the Company under the Hong Kong Listing Rules. In the opinion of the independent non-executive directors, the Continuing Connected Transactions were entered into by the Group: (i) in the ordinary and usual course of its business; (ii) on normal commercial terms or better; and (iii) according to the agreements governing such transactions on terms that are fair and reasonable and in the interests of the shareholders of the Company as a whole.

Report of Directors Annual Report 2020 71 The auditors of the Company were engaged to report on the Group’s Continuing Connected Transactions in accordance with Hong Kong Standard on Assurance Engagements 3000 (Revised) “Assurance Engagements Other Than Audits or Reviews of Historical Financial Information” and with reference to Practice Note 740 “Auditor’s Letter on Continuing Connected Transactions under the Hong Kong Listing Rules” issued by the Hong Kong Institute of Certified Public Accountants. The auditors have issued their unqualified letter containing their findings and conclusions in respect of the Continuing Connected Transactions in accordance with Rule 14A.56 of the Hong Kong Listing Rules. The auditors’ letter has confirmed that nothing has come to their attention that cause them to believe that the Continuing Connected Transactions: (A) have not been approved by the Board; (B) were not, in all material respects, in accordance with the pricing policies of the Group as stated in this annual report; (C) were not entered into, in all material respects, in accordance with the relevant agreements governing the Continuing Connected Transactions; and (D) have exceeded their respective annual caps for the financial year ended 31 December 2020 set out in the previous announcements of the Company. A copy of the auditors’ letter in relation to the Continuing Connected Transactions has been provided by the Company to the Stock Exchange. In respect of the Continuing Connected Transactions, the Company has complied with the disclosure requirements under the Hong Kong Listing Rules in force from time to time, and has followed the policies and guidelines as laid down in the guidance letter HKEx-GL73-14 issued by the Stock Exchange when determining the price and terms of the transactions conducted during the year ended 31 December 2020. PURCHASE, SALE OR REDEMPTION OF THE COMPANY’S LISTED SECURITIES During the year ended 31 December 2020, neither the Company nor any of its subsidiaries purchased, sold or redeemed any of the Company’s listed securities. FINANCIAL SUMMARY A summary of the results and of the statements of the assets and liabilities of the Group for the last five financial years is set out on pages 150 to 152 of this annual report. EMOLUMENT POLICY In order to continue to maintain the sustainable development of the Group’s competitiveness, the Group has always emphasized the importance of recruiting, incentivizing, developing and retaining its employees, paid close attention to the external competitiveness, internal fairness of its remuneration structure and the cost-effectiveness of remuneration and emphasized the importance of the correlation between remuneration management and performance management. For the year ended 31 December 2020, employees’ remuneration comprised a basic salary and a performance-based bonus. EMPLOYEE RETIREMENT BENEFITS Particulars of the employee retirement benefits of the Group are set out in note 6 to the consolidated financial statements.

72 China Mobile Limited Report of Directors PUBLIC FLOAT As at the date of this annual report and based on the information that is publicly available to the Company and to the knowledge of the directors of the Company, the Company has maintained the public float prescribed under the Hong Kong Listing Rules. AUDITORS As disclosed in the Company’s announcement dated 25 March 2021 in relation to “Proposed Change of Auditors”, the Company will not re-appoint PricewaterhouseCoopers and PricewaterhouseCoopers Zhong Tian LLP, and will instead propose to appoint KPMG and KPMG Huazhen LLP, as the auditors of the Group for Hong Kong financial reporting and U.S. financial reporting purposes, respectively. The related resolution will be proposed at the forthcoming annual general meeting. LIST OF DIRECTORS OF SUBSIDIARIES A list of directors of the Group’s subsidiaries is set out on the Company’s website. OTHERS Please also refer to the sections headed “Chairman’s Statement”, “Business Review”, “Financial Review” and “Human Resources Development” in this annual report (which form part of this Report of Directors). By order of the Board Yang Jie Chairman Hong Kong, 25 March 2021

Annual Report 2020 Independent Auditor’s Report 73 pwc Independent Auditor’s Report To the Members of China Mobile Limited (incorporated in Hong Kong with limited liability) OPINION What we have audited The consolidated financial statements of China Mobile Limited (the “Company”) and its subsidiaries (the “Group”) set out on pages 78 to 149, which comprise: • the consolidated balance sheet as at 31 December 2020; • the consolidated statement of comprehensive income for the year then ended; • the consolidated statement of changes in equity for the year then ended; • the consolidated statement of cash flows for the year then ended; and • the notes to the consolidated financial statements, which include a summary of significant accounting policies. Our opinion In our opinion, the consolidated financial statements give a true and fair view of the consolidated financial position of the Group as at 31 December 2020, and of its consolidated financial performance and its consolidated cash flows for the year then ended in accordance with International Financial Reporting Standards (“IFRSs”) issued by the International Accounting Standards Board (“IASB”) and Hong Kong Financial Reporting Standards (“HKFRSs”) issued by the Hong Kong Institute of Certified Public Accountants (“HKICPA”) and have been properly prepared in compliance with the Hong Kong Companies Ordinance. BASIS FOR OPINION We conducted our audit in accordance with Hong Kong Standards on Auditing (“HKSAs”) issued by the HKICPA. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. Independence We are independent of the Group in accordance with the HKICPA’s Code of Ethics for Professional Accountants (“the Code”), and we have fulfilled our other ethical responsibilities in accordance with the Code. PricewaterhouseCoopers, 22/F Promce’s Building, Central, Hong Kong T: +852 2289 8888, F: +852 2810 9888, www.pwchk.com

74 China Mobile Limited Independent Auditor’s Report KEY AUDIT MATTERS Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements of the current period. These matters were addressed in the context of our audit of the consolidated financial statements as a whole and, in forming our opinion thereon, and we do not provide a separate opinion on these matters. Key audit matters identified in our audit are summarized as follows: • Revenue recognition • Impairment assessment on the interest in associates Key Audit Matter How our audit addressed the Key Audit Matter Revenue recognition Refer to Note 2 – Significant accounting policies (r) and Note 4 – Operating revenue to the consolidated financial statements. We focused on this area due to the volume of transactions, the complexity of the IT systems, the variety of tariff and package structures and the complexity of multiple performance obligation arrangements, such as voice and data service packages, handset and service bundled packages and customer point rewards. This involved a number of key judgements and estimates on the identification of distinct performance obligations and the determination of the stand-alone selling price for each single performance obligation in the allocation of transaction prices among various performance obligations. In response to this key audit matter, our audit work included controls testing and substantive procedures as follows: • tested the IT environment in which billing and other relevant support systems reside; • evaluated and tested the design and operating effectiveness of controls over the capture and measurement of revenue transactions; • evaluated the appropriateness of the accounting policies adopted in revenue recognition for existing and new revenue streams, including multiple performance obligation arrangements, and the appropriateness of related judgements made by management; • examined management’s identification of distinct performance obligations and the determination of the stand-alone selling price for each single performance obligation in the allocation of transaction prices among various performance obligations, and tested the accuracy of revenue recognized for each performance obligation, by using sampling techniques; • performed substantive testing on the accuracy and occurrence of revenue using sampling techniques by examining customer contracts, customer bills, billing reports, and financial records; and • tested the balances of account receivables and advances from customers in the billing system by using computer assisted audit techniques and examined the reconciliation of such balances between the billing system and financial records. Based on the procedures performed, the revenue recognized was supported by the audit evidence that we obtained and was consistent with the accounting policies of the Group.

Independent Auditor’s Report Annual Report 2020 75 Key Audit Matter How our audit addressed the Key Audit Matter Impairment assessment on the interest in associates Refer to Note 2 – Significant accounting policies (d) and (j), Note 21 – Investments accounted for using the equity method and Note 42 – Accounting estimates and judgements to the consolidated financial statements. The Group held interests in associates, which were accounted for using the equity method of accounting. In accordance with IAS/HKAS 36 “Impairment of Assets”, where an indication of impairment of these assets exists, the Group will estimate the recoverable amounts of the relevant assets, based on the higher of the value-in-use and the fair value less costs of disposal. An impairment loss is recognized only if the carrying amount of an asset exceeds its recoverable amount. As at 31 December 2020, the Group identified that the carrying amount of its investment in Shanghai Pudong Development Bank Co., Ltd. (“SPD Bank”) had exceeded its market value. Hence, the Group performed an impairment assessment on this investment by assessing its recoverable amount based on value-in-use as determined by the discounted cash flow model. Based on the assessment result, management determined that there was no impairment loss in this investment made in the associate. We focused on this area because there were significant judgements and estimates made by the management in determining the recoverable amount. In response to this key audit matter, we performed the following procedures: • evaluated management’s process for preparing its impairment assessment and evaluated management’s prior years’ experience and the critical judgements exercised in the assessment; • assessed the recoverable amount based on its value-inuse as determined by the discounted cash flow model, and examined input data and documentation supporting the key judgements and underlying assumptions adopted in projecting and estimating future cash flows, including the growth rate, the margin rate and the discount rate, with consideration of external evidence and the degree of historical accuracy of management’s assumptions and projections in achieving the forecasts; • engaged our internal valuation specialists to assist in the evaluation of the discounted cash flow model and certain significant assumptions, including the discount rate; • tested mathematical accuracy and considered the appropriateness of the cash flows included in the discounted cash flow model; and • checked sensitivity analysis performed around the key assumptions, to ascertain the extent to which adverse changes, both individually or in aggregate, in those assumptions adopted, would indicate that the investment was impaired. Based on the procedures performed, the key assumptions and estimates made by management were supported by the audit evidence we gathered and consistent with our understanding.

76 China Mobile Limited Independent Auditor’s Report OTHER INFORMATION The directors of the Company are responsible for the other information. The other information comprises all of the information included in the annual report other than the consolidated financial statements and our auditor’s report thereon. Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon. In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard. RESPONSIBILITIES OF DIRECTORS AND AUDIT COMMITTEE FOR THE CONSOLIDATED FINANCIAL STATEMENTS The directors of the Company are responsible for the preparation of the consolidated financial statements that give a true and fair view in accordance with IFRSs issued by the IASB, HKFRSs issued by the HKICPA, and the Hong Kong Companies Ordinance, and for such internal control as the directors determine is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. In preparing the consolidated financial statements, the directors are responsible for assessing the Group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the directors either intend to liquidate the Group or to cease operations, or have no realistic alternative but to do so. The Audit Committee is responsible for overseeing the Group’s financial reporting process. AUDITOR’S RESPONSIBILITIES FOR THE AUDIT OF THE CONSOLIDATED FINANCIAL STATEMENTS Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. We report our opinion solely to you, as a body, in accordance with Section 405 of the Hong Kong Companies Ordinance and for no other purpose. We do not assume responsibility towards or accept liability to any other person for the contents of this report. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with HKSAs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements. As part of an audit in accordance with HKSAs, we exercise professional judgment and maintain professional skepticism throughout the audit. We also: • Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

Independent Auditor’s Report Annual Report 2020 77 • Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control. • Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the directors. • Conclude on the appropriateness of the directors’ use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Group to cease to continue as a going concern. • Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation. • Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion. We communicate with the Audit Committee regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit. We also provide the Audit Committee with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, actions taken to eliminate threats or safeguards applied. From the matters communicated with the Audit Committee, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication. The engagement partner on the audit resulting in this independent auditor’s report is Wilson W.Y. Chow. PricewaterhouseCoopers Certified Public Accountants Hong Kong, 25 March 2021

78 China Mobile Limited Consolidated Statement of Comprehensive Income for the year ended 31 December 2020 (Expressed in Renminbi (“RMB”)) 2020 2019 Note Million Million Operating revenue 4 Revenue from telecommunications services 695,692 674,392 Revenue from sales of products and others 72,378 71,525 768,070 745,917 Operating expenses Network operation and support expenses 5 206,424 175,810 Depreciation and amortization 172,401 182,818 Employee benefit and related expenses 6 106,429 102,518 Selling expenses 49,943 52,813 Cost of products sold 73,100 72,565 Other operating expenses 7 47,039 46,244 655,336 632,768 Profit from operations 112,734 113,149 Other gains 8 5,602 4,029 Interest and other income 9 14,341 15,560 Finance costs 10 (2,996) (3,246) I ncome from investments accounted for using the equity method 12,678 12,641 Profit before taxation 142,359 142,133 Taxation 13(a) (34,219) (35,342) PROFIT FOR THE YEAR 108,140 106,791 Other comprehensive income for the year, net of tax: Items that will not be subsequently reclassified to profit or loss Changes in the fair value of equity investments at fair value through other comprehensive income 957 (75) Share of other comprehensive (loss)/income of investments accounted for using the equity method (32) 14 Items that may be subsequently reclassified to profit or loss Currency translation differences (1,915) 683 Share of other comprehensive (loss)/income of investments accounted for using the equity method (585) 428 TOTAL COMPREHENSIVE INCOME FOR THE YEAR 106,565 107,841

Consolidated Statement of Comprehensive Income Annual Report 2020 79 Consolidated Statement of Comprehensive Income (Continued) for the year ended 31 December 2020 (Expressed in RMB) 2020 2019 Note Million Million Profit attributable to: Equity shareholders of the Company 107,843 106,641 Non-controlling interests 297 150 PROFIT FOR THE YEAR 108,140 106,791 Total comprehensive income attributable to: Equity shareholders of the Company 106,268 107,691 Non-controlling interests 297 150 TOTAL COMPREHENSIVE INCOME FOR THE YEAR 106,565 107,841 Earnings per share – Basic 14(a) RMB5.27 RMB5.21 Earnings per share – Diluted 14(b) RMB5.27 RMB5.18 The notes on pages 86 to 149 are an integral part of these consolidated financial statements.

as at 31 December 2020 (Expressed in RMB) China Mobile Limited Consolidated Balance Sheet 80 As at 31 December 2020 As at 31 December 2019 Note Million Million Assets Non-current assets Property, plant and equipment 15 705,547 674,832 Construction in progress 16 71,651 67,978 Right-of-use assets 17(a) 65,091 74,308 Land use rights 18 16,192 16,489 Goodwill 19 35,344 35,343 Other intangible assets 7,213 3,475 Investments accounted for using the equity method 21 161,811 155,228 Deferred tax assets 22 38,998 32,628 Financial assets at fair value through other comprehensive income 23 1,111 513 Restricted bank deposits 24 8,836 10,063 Other non-current assets 25 36,345 28,517 1,148,139 1,099,374 Current assets Inventories 26 8,044 7,338 Contract assets 4(a) 3,841 5,003 Accounts receivable 27 38,401 32,694 Other receivables 28 46,647 34,133 Prepayments and other current assets 28 25,713 26,708 Amount due from ultimate holding company 29 1,396 1,350 Prepaid income tax 1,157 1,278 Financial assets at fair value through profit or loss 23 128,603 114,259 Restricted bank deposits 24 2,830 371 Bank deposits 30 110,382 130,799 Cash and cash equivalents 31 212,729 175,933 579,743 529,866 Total assets 1,727,882 1,629,240 Equity and liabilities Liabilities Current liabilities Accounts payable 32 167,990 164,818 Bills payable 4,561 2,896 Deferred revenue 33 79,028 57,825 Accrued expenses and other payables 34 200,952 182,368 Amount due to ultimate holding company 29 26,714 21,677 Income tax payable 13,856 9,815 Lease liabilities 24,173 22,668 517,274 462,067

Consolidated Balance Sheet Annual Report 2020 81 Consolidated Balance Sheet (Continued) as at 31 December 2020 (Expressed in RMB) As at 31 December 2020 As at 31 December 2019 Note Million Million Non-current liabilities Lease liabilities – non-current 42,460 51,635 Deferred revenue – non-current 33 8,601 6,861 Deferred tax liabilities 22 1,668 1,388 Other non-current liabilities 5,107 – 57,836 59,884 Total liabilities 575,110 521,951 Equity Share capital 36(a) 402,130 402,130 Reserves 746,786 701,643 Total equity attributable to equity shareholders of the Company 1,148,916 1,103,773 Non-controlling interests 3,856 3,516 Total equity 1,152,772 1,107,289 Total equity and liabilities 1,727,882 1,629,240 The consolidated financial statements on pages 78 to 149 were approved by the Board of Directors on 25 March 2021 and were signed on its behalf. Dong Xin Name of Director Li Ronghua Name of Director The notes on pages 86 to 149 are an integral part of these consolidated financial statements.

82 | China Mobile Limited

Consolidated Statement of Changes in Equity

for the year ended 31 December 2020 (Expressed in RMB)

	Attributable to equity shareholders of the Company								
	Share capital Million	Capital reserve Million	General reserve Million	Exchange reserve Million	PRC Statutory and other reserves Million	Retained profits Million	Total Million	Non-controlling interests Million	Total equity Million
As at 1 January 2019	402,130	(264,723)	72	1,034	347,303	563,483	1,049,299	3,404	1,052,703
Changes in equity for 2019:									
Profit for the year	–	–	–	–	–	106,641	106,641	150	106,791
Changes in the fair value of financial assets at fair value through other comprehensive income	–	(75)	–	–	–	–	(75)	–	(75)
Currency translation differences	–	–	–	683	–	–	683	–	683
Share of other comprehensive income of investments accounted for using the equity method	–	442	–	–	–	–	442	–	442
Total comprehensive income for the year	–	367	–	683	–	106,641	107,691	150	107,841
Dividends approved in respect of previous year (note 36(b)(ii))	–	–	–	–	–	(25,059)	(25,059)	(38)	(25,097)
Dividends declared in respect of current year (note 36(b)(i))	–	–	–	–	–	(28,206)	(28,206)	–	(28,206)
Transfer to PRC statutory reserves (note 36(d)(ii))	–	–	–	–	1,929	(1,929)	–	–	–
Others	–	–	–	–	48	–	48	–	48
As at 31 December 2019	402,130	(264,356)	72	1,717	349,280	614,930	1,103,773	3,516	1,107,289
As at 1 January 2020	**402,130**	**(264,356)**	**72**	**1,717**	**349,280**	**614,930**	**1,103,773**	**3,516**	**1,107,289**
Changes in equity for 2020:									
Profit for the year	–	–	–	–	–	**107,843**	**107,843**	**297**	**108,140**
Changes in the fair value of financial assets at fair value through other comprehensive income	–	**957**	–	–	–	–	**957**	–	**957**
Currency translation differences	–	–	–	**(1,915)**	–	–	**(1,915)**	–	**(1,915)**
Share of other comprehensive loss of investments accounted for using the equity method	–	**(617)**	–	–	–	–	**(617)**	–	**(617)**
Total comprehensive income for the year	–	**340**	–	**(1,915)**	–	**107,843**	**106,268**	**297**	**106,565**
Dividends approved in respect of previous year (note 36(b)(ii))	–	–	–	–	–	**(32,169)**	**(32,169)**	**(11)**	**(32,180)**
Dividends declared in respect of current year (note 36(b)(i))	–	–	–	–	–	**(27,557)**	**(27,557)**	–	**(27,557)**
Transfer to PRC statutory reserves (note 36(d)(ii))	–	–	–	–	**1,207**	**(1,207)**	–	–	–
Share option scheme									
– Value of share options (note 35)	–	**232**	–	–	–	–	**232**	–	**232**
Changes in the share of other reserves of investments accounted for using the equity method	–	**(430)**	–	–	–	–	**(430)**	–	**(430)**
Others	–	**(94)**	–	–	**21**	**(1,128)**	**(1,201)**	**54**	**(1,147)**
As at 31 December 2020	**402,130**	**(264,308)**	**72**	**(198)**	**350,508**	**660,712**	**1,148,916**	**3,856**	**1,152,772**

The notes on pages 86 to 149 are an integral part of these consolidated financial statements.

for the year ended 31 December 2020 (Expressed in RMB) Annual Report 2020 Consolidated Statement of Cash Flows 83 2020 2019 Note Million Million Operating activities Profit before taxation 142,359 142,133 Adjustments for: – Depreciation and amortization 172,401 182,818 – Loss/(gain) on disposal of property, plant and equipment 7 1 (64) – Write-off and impairment of property, plant and equipment 7 1,546 2,975 – Expected credit impairment losses 7 5,084 5,761 – Impairment losses of contract assets (62) – – Write-down of inventories 7 196 171 – Interest and other income 9 (14,341) (15,560) – Finance costs 10 2,996 3,246 – D ividend income from equity investments at fair value through other comprehensive income (1) (2) – Income from investments accounted for using the equity method (12,678) (12,641) – Net exchange (gain)/loss (32) 67 – Share-based compensation expenses 232 – Operating cash flows before changes in working capital 297,701 308,904 (Increase)/decrease in inventories (902) 1,348 Decrease/(increase) in contract assets 4(a) 1,228 (64) Decrease/(increase) in contract costs 4(a) 1,500 (9,012) Increase in accounts receivable (10,812) (11,981) Increase in other receivables (585) (1,364) Decrease/(increase) in prepayments and other current assets 1,538 (3,075) Increase in amount due from ultimate holding company (46) (780) (Increase)/decrease in deposited customer reserves 24 (897) 6,447 Increase/(decrease) in accounts payable 7,896 (3,334) Increase in bills payable 829 794 Increase/(decrease) in deferred revenue 33 22,943 (3,380) Increase in accrued expenses and other payables 18,584 508 Decrease in amount due to ultimate holding company (32) (107) I ncrease in other non-current liabilities 4,923 – Cash generated from operations 343,868 284,904 Tax paid – PRC enterprise income tax paid (35,776) (37,300) – Hong Kong profits tax paid (331) (13) Net cash generated from operating activities 307,761 247,591

84 China Mobile Limited Consolidated Statement of Cash Flows Consolidated Statement of Cash Flows (Continued) for the year ended 31 December 2020 (Expressed in RMB) 2020 2019 Note Million Million Investing activities Payment for property, plant and equipment (189,577) (202,365) Payment for land use rights (169) (355) Payment for other intangible assets (703) (2,245) Proceeds from disposal of property, plant and equipment 266 423 Decrease in bank deposits 15,008 157,709 Increase in restricted bank deposits (excluding deposited customer reserves) 24 (335) (4,503) Interest received 12,999 11,550 Proceeds from disposal of investments accounted for using the equity method 417 – Payment for investments accounted for using the equity method (1,346) (161) Dividends received from investments accounted for using the equity method 21 4,362 2,299 Purchase of financial assets at fair value through profit or loss 23 (114,893) (161,343) Maturity of financial assets at fair value through profit or loss 23 103,479 129,505 Purchase of financial assets at fair value through other comprehensive income 23 (205) – Proceeds from disposal of financial assets at fair value through other comprehensive income 23 500 – Short-term loans granted by China Mobile Finance and payment for other investments (34,335) (11,464) Maturity of short-term loans granted by China Mobile Finance and other investments 16,414 16,810 O thers 12 (66) Net cash used in investing activities (188,106) (64,206)

Consolidated Statement of Cash Flows
Annual Report 2020 | 85

Consolidated Statement of Cash Flows (Continued)

for the year ended 31 December 2020 (Expressed in RMB)

	Note	2020 Million	2019 Million
Financing activities			
Interest paid in relation to short-term deposits placed by ultimate holding company		(170)	(187)
Dividends paid to the Company's equity shareholders	36(b)	(59,726)	(53,265)
Dividends paid to non-controlling shareholders of subsidiaries		(11)	(38)
Short-term deposits placed by ultimate holding company	38(a)	26,706	21,637
Repayment of short-term deposits placed by ultimate holding company	38(a)	(21,637)	(10,873)
Repayment of principal and interest of lease liabilities		(27,346)	(22,175)
Payment of Hong Kong 5G spectrum utilization fee and its interest		(68)	–
Net cash used in financing activities		(82,252)	(64,901)
Net increase in cash and cash equivalents		37,403	118,484
Cash and cash equivalents at beginning of year		175,933	57,302
Effect of changes in foreign exchange rate		(607)	147
Cash and cash equivalents at end of year	31	212,729	175,933

Significant non-cash transactions

The Group recorded payables of RMB63,817 million (as at 31 December 2019: RMB64,480 million) due to equipment suppliers as at 31 December 2020 for additions of construction in progress during the year then ended. In addition, the Group recorded lease liabilities of RMB16,870 million (as at 31 December 2019: RMB13,219 million) as at 31 December 2020 for additions of right-of-use assets during the year then ended.

Changes in liabilities arising from financing activities

There are no changes in liabilities arising from financing activities other than the placement and repayment of short-term deposits with ultimate holding company (note 29), the payment of Hong Kong 5G spectrum utilization fee and its interest, the initial recognition of lease liabilities at the commencement date, and repayment of the related principal and interest associated with lease liabilities.

The notes on pages 86 to 149 are an integral part of these consolidated financial statements.

(Expressed in RMB unless otherwise indicated) China Mobile Limited Notes to the Consolidated Financial Statements 86 1 GENERAL INFORMATION China Mobile Limited (the “Company”) was incorporated in the Hong Kong Special Administrative Region (“Hong Kong”) of the People’s Republic of China (the “PRC”) on 3 September 1997. The principal activities of the Company and its subsidiaries (together referred to as the “Group”) are the provision of telecommunications and related services in the mainland of China and in Hong Kong (for the purpose of preparing the consolidated financial statements, the mainland of China refers to the PRC excluding Hong Kong, Macau Special Administrative Region of the PRC and Taiwan). The Company’s immediate holding company is China Mobile Hong Kong (BVI) Limited (incorporated in the British Virgin Islands), and the Company’s ultimate holding company is China Mobile Communications Group Co., Ltd. (“CMCC”, incorporated in the mainland of China). The address of the Company’s registered office is 60th Floor, The Center, 99 Queen’s Road Central, Hong Kong. The shares of the Company have been listed on The Stock Exchange of Hong Kong Limited (the “HKEX”) since 23 October 1997 and the American Depositary Shares of the Company have been listed on the New York Stock Exchange LLC (the “NYSE”) since 22 October 1997. 2 SIGNIFICANT ACCOUNTING POLICIES (a) Statement of compliance These financial statements have been prepared in accordance with all applicable International Financial Reporting Standards (“IFRSs”) issued by the International Accounting Standards Board (“IASB”), which collective term includes all applicable individual International Financial Reporting Standards, International Accounting Standards (“IASs”) and Interpretations issued by the IASB. Hong Kong Financial Reporting Standards (“HKFRSs”), which collective term includes all applicable individual Hong Kong Financial Reporting Standards, Hong Kong Accounting Standards (“HKASs”) and Interpretations issued by the Hong Kong Institute of Certified Public Accountants (“HKICPA”), are consistent with IFRSs that relates to the Group’s financial statements. These financial statements also comply with HKFRSs, the requirements of Hong Kong Companies Ordinance Cap. 622, and the applicable disclosure provisions of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (“Listing Rules”). A summary of the significant accounting policies adopted by the Group is set out below. (b) Basis of preparation The consolidated financial statements for the year ended 31 December 2020 comprise the Group and the Group’s interest in associates and joint ventures. The measurement basis used in the preparation of the financial statements is the historical cost basis, as modified by the revaluation of certain financial instruments measured at fair value. All of the amended standards that effective for the year beginning on 1 January 2020 have been applied for the first time by the Group. The details of adopting these amended standards are disclosed in note 3. The preparation of financial statements in conformity with IFRSs and HKFRSs requires management to make judgements, estimates and assumptions that affect the application of policies and reported amounts of assets, liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgements about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates. The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods. Judgements made by management in the application of IFRSs and HKFRSs that have significant effect on the financial statements and major sources of estimation uncertainty are disclosed in note 42.

Notes to the Consolidated Financial Statements Annual Report 2020 87 Notes to the Consolidated Financial Statements (Continued) (Expressed in RMB unless otherwise indicated) 2 SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) (c) Subsidiaries and non-controlling interests (i) Subsidiaries Subsidiaries are all entities (including structured entities) over which the Group has control. The Group controls an entity when the Group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. An investment in a subsidiary is consolidated into the consolidated financial statements from the date that control commences until the date that control ceases. Intra-group balances and transactions and any unrealized gains arising from intra-group transactions are eliminated in full in preparing the consolidated financial statements. Unrealized losses resulting from intra-group transactions are eliminated in the same way as unrealized gains but only to the extent that there is no evidence of impairment. Accounting policies of subsidiaries would be changed where necessary in the consolidated financial statements to ensure consistency with the policies adopted by the Group. Non-controlling interests represent the equity in a subsidiary not attributable directly or indirectly to the Company, and in respect of which the Group has not agreed any additional terms with the holders of those interests which would result in the Group as a whole having a contractual obligation in respect of those interests that meets the definition of a financial liability. For each business combination, the Group can elect to measure any non-controlling interests either at fair value or at their proportionate share of the subsidiary’s net identifiable assets. Non-controlling interests are presented in the consolidated balance sheet within equity, separately from equity attributable to the equity shareholders of the Company. Non-controlling shareholders’ interests in the results of the Group are presented on the face of the consolidated statement of comprehensive income as an allocation of the total profit or loss and total comprehensive income for the year between non-controlling interests and the equity shareholders of the Company. Changes in the Group’s interests in a subsidiary that do not result in a loss of control are accounted for as equity transactions, whereby adjustments are made to the amounts of controlling and noncontrolling interests within consolidated equity to reflect the change in relative interests, but no adjustments are made to goodwill and no gain or loss is recognized. When the Group loses control of a subsidiary, it is accounted for as a disposal of the entire interest in that subsidiary, with a resulting gain or loss being recognized in profit or loss. Any interest retained in that former subsidiary at the date when control is lost is recognized at fair value and this amount is regarded as the fair value on initial recognition of a financial asset or, when appropriate, the cost on initial recognition of an investment in an associate or a joint venture. (ii) Separate financial statements In the Company’s balance sheet, an investment in a subsidiary is stated at cost less impairment losses (see note 2(j)). The results of subsidiaries are accounted for by the Company on the basis of dividends received and receivable. Impairment testing of the investments in subsidiaries is required upon receiving a dividend from these investments if the dividend exceeds the total comprehensive income of the subsidiary in the period the dividend is declared or if the carrying amount of the investment in the separate financial statements exceeds the carrying amount in the consolidated financial statements of the investee’s net assets including goodwill.

88 China Mobile Limited Notes to the Consolidated Financial Statements Notes to the Consolidated Financial Statements (Continued) (Expressed in RMB unless otherwise indicated) 2 SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) (c) Subsidiaries and non-controlling interests (Continued) (iii) Business combination other than under common control The Group applies the acquisition method to account for combination of entities and businesses which are not under common control. The consideration transferred for the acquisition of a subsidiary includes the fair values of the assets transferred, the liabilities incurred to the former owners of the acquiree, the equity interests issued by the Group and the fair value of any asset or liability resulting from a contingent consideration arrangement. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date. Acquisition-related costs are expensed as incurred. (iv) Business combination under common control Under IFRSs and HKFRSs, the Group uses merger accounting to account for the combination of entities and businesses under common control in accordance with the Accounting Guideline 5 “Merger Accounting for Common Control Combinations” issued by the HKICPA. The consolidated financial statements incorporate the financial statements of the combining entities or businesses in which the common control combination occurs as if they had been combined from the date when the combining entities or businesses first came under the control of the controlling party. The assets and liabilities of the combining entities or businesses are combined using the carrying book values from the controlling parties’ perspective. No amount is recognized in consideration for goodwill or excess of acquirers’ interest in the net fair value of acquiree’s identifiable assets, liabilities and contingent liabilities over the consideration at the time of common control combination, to the extent of the continuation of the controlling party’s interest. The consolidated statement of comprehensive income includes the results of each of the combining entities or businesses from the earliest date presented or since the date when the combining entities or businesses first came under the common control, where there is a shorter period, regardless of the date of the common control combination. Transaction costs, including professional fees, registration fees, costs of furnishing information to shareholders, costs or losses incurred in combining operations of the previously separate businesses, etc., incurred in relation to the common control combination that is to be accounted for by using merger accounting is recognized as an expense in the period in which they were incurred. (d) Investments accounted for using the equity method An associate is an entity, not being a subsidiary, in which the Group exercises significant influence, but not control or joint control, over its management. Significant influence is the power to participate in the financial and operating decisions of the investee but is not control or joint control over those policies. The Group has applied IFRS/HKFRS 11 to all joint arrangements. Under IFRS/HKFRS 11, investments in joint arrangements are classified as either joint operations or joint ventures depending on the contractual rights and obligations of each investor. The Group has assessed the nature of its joint arrangements and determined them to be joint ventures. The Group accounted for its investment in associates and joint ventures using the equity method.

Notes to the Consolidated Financial Statements Annual Report 2020 89 Notes to the Consolidated Financial Statements (Continued) (Expressed in RMB unless otherwise indicated) 2 SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) (d) Investments accounted for using the equity method (Continued) Under the equity method, the investment is initially recorded at cost, adjusted for any excess of the Group’s share of the acquisition-date fair values of the investee’s net identifiable assets over the cost of the investment after reassessment (if applicable). Thereafter, the investment is adjusted for the postacquisition change in the Group’s share of the investee’s net assets and any impairment loss relating to the investment (see note 2(j)). The Group’s share of the post-acquisition post-tax results of the investee for the year is recognized as income from investments accounted for using the equity method in the consolidated statement of comprehensive income, whereas the Group’s share of the post-acquisition post-tax items of the investee’s other comprehensive income is recognized as its share of other comprehensive income in the consolidated statement of comprehensive income. When the Group’s share of losses exceeds its interest in the associate or joint ventures, the Group’s interest is reduced to nil and recognition of further losses is discontinued except to the extent that the Group has incurred legal or constructive obligations or made payments on behalf of the investee. For this purpose, the Group’s interest in the investee is the carrying amount of the investment under the equity method together with the Group’s long-term interests that in substance form part of the Group’s net investment in the associates or joint ventures. Unrealized profits and losses resulting from transactions between the Group and its associates or joint ventures are eliminated to the extent of the Group’s interest in the investee, except where unrealized losses provide evidence of an impairment of the asset transferred, in which case they are recognized immediately in profit or loss. Accounting policies of associates and joint ventures would be changed where necessary in the consolidated financial statements to ensure consistency with the policies adopted by the Group. Gain or loss on dilution of equity interest in associates and joint ventures are recognized in profit or loss. (e) Goodwill Goodwill represents the excess of: (i) the aggregate of the fair value of the consideration transferred, the amount of any non-controlling interest in the acquiree and the fair value of the Group’s previously held equity interest in the acquiree; over (ii) the net fair value of the acquiree’s identifiable assets and liabilities measured as at the acquisition date. When (ii) is greater than (i), then this excess is recognized immediately in profit or loss as a gain on a bargain purchase. Goodwill is stated at cost less accumulated impairment losses. Goodwill arising in a business combination is allocated to each cash-generating unit, or groups of cash-generating units, that is expected to benefit from the synergies of the combination and is tested annually for impairment (see note 2(j)). Each unit or groups of units to which the goodwill is allocated represents the lowest level within the Group at which the goodwill is monitored for internal management purpose. Goodwill is monitored at the operating segment level. On disposal of a cash-generating unit during the year, any attributable amount of purchased goodwill is included in the calculation of the gain or loss on disposal.

90 China Mobile Limited Notes to the Consolidated Financial Statements Notes to the Consolidated Financial Statements (Continued) (Expressed in RMB unless otherwise indicated) 2 SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) (f) Other intangible assets Other intangible assets such as operating license and copyrights that are acquired by the Group are stated in the balance sheet at cost less accumulated amortization (where the estimated useful life is finite) and impairment losses (see note 2(j)). Amortization of intangible assets with finite useful lives is recorded in depreciation and amortization on a straight-line basis over the shorter of the assets’ estimated useful lives or each asset’s contractual period, from the date they are available for use. Both the useful lives and method of amortization of other intangible assets are reviewed annually by the Group. Intangible assets are not amortized where their useful lives are assessed to be indefinite. The useful life of an intangible asset that is not being amortized is reviewed annually to determine whether events and circumstances continue to support the indefinite useful life assessment for that asset. Otherwise, the change in useful life assessment from indefinite to finite is accounted for prospectively from the date of change and in accordance with the policy for amortization of intangible assets with finite lives as set out above. (g) Property, plant and equipment Property, plant and equipment are stated in the balance sheet at cost less accumulated depreciation and impairment losses (see note 2(j)). The cost of property, plant and equipment comprises the purchase price and any directly attributable costs of bringing the asset to its working location and condition for its intended use. Subsequent expenditure relating to an item of property, plant and equipment that has already been recognized is added to the carrying amount of the asset when it is probable that future economic benefits, in excess of the originally assessed standard of performance of the existing asset, will flow to the entity. All other subsequent expenditure is recognized as an expense in the period in which it is incurred. Gains or losses arising from the retirement or disposal of an item of property, plant and equipment are determined as the difference between the net disposal proceeds and the carrying amount of the related assets and are recognized in profit or loss on the date of retirement or disposal. Depreciation is calculated to write off the cost of property, plant and equipment, less their estimated residual value, if any, using the straight-line method over their estimated useful lives as follows: Buildings 8–30 years Telecommunications transceivers, switching centers, transmission and other network equipment 5–10 years Office equipment, furniture, fixtures and others 3–10 years Both the assets’ useful lives and residual values, if any, are reviewed annually. During the year, the Group adjusted the depreciable life of the 4G wireless assets from 5 years to 7 years. The effect of such change in accounting estimate is disclosed in note 15. (h) Construction in progress Construction in progress is stated at cost less impairment losses (see note 2(j)). Cost comprises direct costs of construction as well as interest expense and exchange differences capitalized during the periods of construction and installation. Capitalization of these costs ceases and the construction in progress is transferred to property, plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed. No depreciation is provided for in respect of construction in progress.

Notes to the Consolidated Financial Statements Annual Report 2020 91 Notes to the Consolidated Financial Statements (Continued) (Expressed in RMB unless otherwise indicated) 2 SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) (i) Leases (i) As lessee Other than land use right, the Group primarily leases telecommunications towers, buildings and premises and other network equipment. Lease contracts are typically made for fixed periods with no extension options. Recognition and measurement of lease liabilities Lease liabilities are initially measured on the present value of unpaid lease payments at the commencement date. Lease payments include the net present value of fixed payments, variable lease payments that are based on an index or a rate, residual value guarantees payments, lease payments to be made under reasonably certain extension options and payments of penalties for terminating the lease. As the interest rate implicit in the lease of the Group cannot be readily determined, the Group uses incremental borrowing rate as the discounted rate for calculating the present value of lease payments. When determine the incremental borrowing rate, the Group makes adjustments on riskfree interest rate based on lease term and credit risk for leases, as the Group does not have recent third party financing. Lease payments are allocated between principal and finance cost. The Group calculates lease liability interests based on a constant periodic rate, which is charged to profit or loss as finance cost over the lease period. Recognition and measurement of right-of-use asset Right-of-use assets of the Group are measured at cost, comprising the amount of the initial measurement of lease liabilities, any lease payments made at or before the commencement date, initial direct costs and restoration costs, etc. Right-of-use assets are generally depreciated over the shorter of the asset's useful life and the lease term on a straight-line basis. Other lease expenses Payments associated with short-term leases and leases of low-value assets are recognized on a straight-line basis as an expense in profit or loss. Short-term leases are leases with a lease term of 12 months or less. Variable lease payments not based on an index or a rate are recognized in profit or loss in the period in which the condition that triggers those payments occurs. Classification of lease related cash flow Short-term lease payments, payments for leases of low-value assets and variable lease payments that are not included in the measurement of the lease liabilities of the Group are included in the cash used in operating activities, repayment of principal and interest of lease liabilities of the Group is included in the cash used in financing activities. (ii) As lessor Lease income from operating leases where the Group is a lessor is recognized in income on a straight-line basis over the lease term. Initial direct costs incurred in obtaining an operating lease are added to the carrying amount of the lease asset and recognized as expense over the lease term on the same basis as lease income. The respective leased assets are included in the balance sheet based on their nature.

92 China Mobile Limited Notes to the Consolidated Financial Statements Notes to the Consolidated Financial Statements (Continued) (Expressed in RMB unless otherwise indicated) 2 SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) (j) Impairment of non-financial assets (i) Impairment of investments accounted for using the equity method Investments accounted for using the equity method are reviewed at the end of each reporting period to determine whether there is objective evidence of impairment. Objective evidence of impairment includes observable data that comes to the attention of the Group about one or more of the following loss events: – significant financial difficulty of the entity; – a breach of contract, such as a default or delinquency in interest or principal payments; – it becoming probable that the entity will enter bankruptcy or other financial reorganization; – significant changes in the technological, market, economic or legal environment that have an adverse effect on the entity; and – decline in the fair value of an investment in an equity instrument below its cost. If any such evidence exists, the impairment loss is measured by comparing the recoverable amount of the investment with its carrying amount in accordance with note 2(j)(ii). The impairment loss is reversed if there has been a favourable change in the estimates used to determine the recoverable amount in accordance with note 2(j)(ii). (ii) Impairment of other assets Internal and external sources of information are reviewed at the end of each reporting period to identify indications that the following assets may be impaired or, except in the case of goodwill and other intangible assets with indefinite useful lives, an impairment loss previously recognized no longer exists or may have decreased: – property, plant and equipment; – right-of-use assets; – construction in progress; – land use rights; – investments in subsidiaries; and – other intangible assets with definite life. If any such indication exists, the asset’s recoverable amount is estimated. For goodwill and other intangible assets that have indefinite useful lives, the recoverable amount is estimated annually whether or not there is any indication of impairment. – Calculation of recoverable amount The recoverable amount of an asset is the higher of its fair value less costs of disposal and value in use (“VIU”). In assessing VIU, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. Where an asset does not generate cash inflows largely independent of those from other assets, the recoverable amount is determined for the smallest group of assets that generates cash inflows independently (i.e. a cash-generating unit).

Notes to the Consolidated Financial Statements Annual Report 2020 93 Notes to the Consolidated Financial Statements (Continued) (Expressed in RMB unless otherwise indicated) 2 SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) (j) Impairment of non-financial assets (Continued) (ii) Impairment of other assets (Continued) – Recognition of impairment losses An impairment loss is recognized in profit or loss if the carrying amount of an asset, or the cash-generating unit to which it belongs, exceeds its recoverable amount. Impairment losses recognized in respect of cash-generating units are allocated first to reduce the carrying amount of any goodwill allocated to the cash-generating unit (or group of units) and then, to reduce the carrying amount of the other assets in the unit (or group of units) on a pro rata basis, except that the carrying value of an asset will not be reduced below its individual fair value less costs of disposal, or VIU, if determinable. – Reversals of impairment losses In respect of assets other than goodwill, an impairment loss is reversed if there has been a favourable change in the estimates used to determine the recoverable amount. An impairment loss in respect of goodwill is not reversed. A reversal of an impairment loss is limited to the asset’s carrying amount that would have been determined had no impairment loss been recognized in prior years. Reversals of impairment losses are credited to profit or loss in the year in which the reversals are recognized. (k) Inventories Inventories are carried at the lower of cost and net realizable value. Cost represents purchase cost of goods calculated using the weighted average cost method. Net realizable value is determined by reference to the sales proceeds of items sold in the ordinary course of business or to management’s estimates based on prevailing market conditions. When inventories are sold, the carrying amount of those inventories is recognized as cost of products sold. The amount of any write-down of inventories to net realizable value and all losses of inventories are recognized as an expense in the period the write-down or loss occurs. The amount of any reversal of any write-down of inventories, arising from an increase in net realizable value, is recognized as a reduction in the amount of inventories recognized as an expense in the period in which the reversal occurs. (l) Investments and other financial assets Recognition and derecognition Regular way purchases and sales of financial assets are recognized on trade-date, the date on which the Group commits to purchase or sell the asset. Financial assets are derecognized when the rights to receive cash flows from the financial assets have expired or have been transferred and the Group has transferred substantially all the risks and rewards of ownership. Classification The Group classifies its financial assets, depending on the Group’s business model for managing the financial assets and the contractual terms of the related cash flows, under the following measurement categories: • those to be measured at amortized cost, and • those to be measured at fair value (either through other comprehensive income, or through profit or loss).

94 China Mobile Limited Notes to the Consolidated Financial Statements Notes to the Consolidated Financial Statements (Continued) (Expressed in RMB unless otherwise indicated) 2 SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) (l) Investments and other financial assets (Continued) Measurement At initial recognition, the Group measures a financial asset at its fair value plus, in the case of a financial asset not at FVPL, transaction costs that are directly attributable to the acquisition of the financial asset. Transaction costs of financial assets carried at FVPL are expensed in profit or loss. (i) The Group’s financial assets measured at amortized cost represent those financial assets that are held for collection of contractual cash flows where those cash flows represent solely payments of principal and interest. Interest from these financial assets is included in interest income using the effective interest rate method. Any gain or loss arising on derecognition is recognized directly in profit or loss and presented in other gains together with foreign exchange gains and losses. Impairment losses are presented in other operating expenses. (ii) For equity instruments that are not held for trading, the Group has made an irrevocable election at the time of initial recognition to account for these equity investments at FVOCI. There is no subsequent reclassification of fair value gains and losses to profit or loss following the derecognition of the investments. Dividends from such investments continue to be recognized in profit or loss when the Group’s right to receive payments is established. (iii) Assets that do not meet the criteria for amortized cost or are not elected/classified as FVOCI are classified as FVPL. A gain or loss on a financial instrument that is subsequently measured at FVPL is recognized in profit or loss and presented net within interest and other income in the period in which it arises. Impairment The Group assesses on a forward looking basis the expected credit losses associated with its debt instruments carried at amortized cost. The Group has adopted the simplified expected credit loss model for its accounts receivable and contract assets, which requires expected lifetime losses to be recognized from their initial recognition. For other debt instruments carried at amortized cost, which have low credit risk at both the beginning and end of the reporting period, the Group adopted the expected credit loss model. The impairment methodology applied depends on whether there has been a significant increase in credit risk. Financial assets are written off when the Group is satisfied that recovery is remote. When loans or receivables have been written off, the Group continues to attempt to recover the receivables due. When recoveries are made, the recovered amount is recognized in profit or loss. (m) Accounts receivable and other receivables Accounts receivable are initially recognized at the amount of consideration that is unconditional and other receivables are initially recognized at fair value. Considering the discounting impact is immaterial, both of them are thereafter stated at cost less related loss allowance for impairment (see note 2(l)). (n) Cash and cash equivalents Cash and cash equivalents comprise bank deposits with original maturity within three months, cash at banks and in hand, demand deposits with banks, and short-term, highly liquid investments that are readily convertible into cash of known amounts and which are subject to an insignificant risk of changes in value, having been within three months of maturity at acquisition.

Notes to the Consolidated Financial Statements Annual Report 2020 95 Notes to the Consolidated Financial Statements (Continued) (Expressed in RMB unless otherwise indicated) 2 SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) (o) Accounts payable and other payables Accounts payable and other payables are initially recognized at fair value. Considering the discounting impact is immaterial, both of them are thereafter stated at cost. (p) Deferred revenue Deferred revenue consists primarily of contract liability which is the excess of the cumulative recognized consideration received or receivables from the contracted customer over the cumulative revenue, mainly including prepaid service fees received from customers which are generally not refundable, transaction price deferred for unredeemed point rewards under customer point reward program (“Reward Program”), and unused data traffic carried over. (q) Interest-bearing borrowings Interest-bearing borrowings are recognized initially at fair value less directly attributable transaction costs. Subsequent to initial recognition, interest-bearing borrowings are stated at amortized cost with any difference between the amount initially recognized and redemption value being recognized in profit or loss over the period of the borrowings, together with any interest and fees payable, using the effective interest method. (r) Revenue recognition from contracts with customers The Group mainly provides voice, data and other telecommunications services to its customers through entering into contracts that are either cancellable on monthly basis or for a fixed contract period generally with prepayment term and/or penalty for early termination. The Group also sells telecommunication related products to its customers. For the telecommunications services (such as voice and data services), telecommunication related products (such as handsets), customer point rewards and/or other promotional goods/services provided by the Group, if the customer can benefit from the goods or services and the Group’s promise to transfer the services or products is separately identifiable, the Group identifies them as separate performance obligations. Revenue is measured at the transaction price which is the amount of consideration to which the Group is entitled in exchange for transferring promised performance obligations to the customer excluding amounts collected on behalf of third parties. The amount of consideration is generally explicitly stated in the contract and does not include significant financing component. The Group may provide cash subsidies to third party agents in respect of specific telecommunications service contracts obtained via the agents. As the cash subsidies are ultimately enjoyed by end customers via the indirect sales channel, they represent consideration payable to customers and accounted for as a reduction of the transaction price. When control of a service or product is transferred to a customer, revenue is generally recognized in profit or loss as follows: (i) Revenue for each performance obligation is recognized when the Group satisfies the performance obligation by transferring the promised goods or services to the customer. Generally, revenue is recognized when the customer obtains the control of the telecommunications services over the time of provision of the services. Revenue is recognized when a customer obtains the control of the product at a point of time.

96 China Mobile Limited Notes to the Consolidated Financial Statements Notes to the Consolidated Financial Statements (Continued) (Expressed in RMB unless otherwise indicated) 2 SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) (r) Revenue recognition from contracts with customers (Continued) (ii) For contracts which include the provision of multiple performance obligations including services, products and/or customer point rewards, the Group allocates the transaction price to each performance obligation based on the relative stand-alone selling price. The stand-alone selling price of products and services are mainly based on its observable selling price. If a stand-alone selling price is not directly observable, the Group considers all information that is reasonably available and maximise the use of observable inputs to estimate the stand-alone selling price. The standalone selling price of each point in the customer point rewards is based on its fair value. Revenue for each performance obligation is then recognized when the control of the promised goods or services is transferred to the customer. (iii) The Group usually controls the services and the products it provided before they are transferred to the customer. In certain situations, the Group would consider the primary responsibilities in the arrangement, the establishment of selling price, and the inventory risks, etc. to determine if the Group is acting as a principal or agent. If the Group has assessed and concluded that it does not obtain the control of a specified good before transferring to the customer, the Group is acting as agent in satisfying a performance obligation, and the revenue is recognized in the net amount of any fee or commission to which it expects to be entitled from another party. The Group has both pre-paid and post-paid customers for its goods and services provided. Contract assets primarily relate to the Group’s rights to consideration for products or services provided to the customers but for which the Group does not have an unconditional right at the reporting date. In the post-paid contract, contract asset is created, which represents the difference between the amount of products revenue recognized upon sale of products or provision of service and the amount of consideration received/receivable from the customer. The contract asset is reclassified to accounts receivable as services are provided and billed. Contract liabilities arise when the Group receives consideration in advance of providing the goods or services promised in the contract. Contract liabilities are presented in deferred revenue on the consolidated balance sheet. The contract assets and the contract liabilities are classified as current and non-current portions based on their respective recovery or settlement periods. Non-current portion of contract assets are presented in other non-current assets. Incremental costs incurred to obtain a contract, which mainly comprise sales commissions payable to third party agents, are amortized on a systemic basis that is consistent with the transfer to the customer of the goods or services to which the costs incurred to obtain a customer contract relates over the expected duration of the contract and recorded in selling expense, if it is expected to be recovered. When the expected amortization period is one year or less, the Group utilizes the practical expedient and expenses the costs as incurred. Capitalized incremental costs incurred to obtain a contract is recorded as other non-current assets. Cost incurred to fulfil a contract represents the cost directly related to the Group's telecommunications service contracts which are not within the scope of another accounting standard. The amount is amortized on a systemic basis that is consistent with the transfer to the customer of the goods or services to which the costs incurred to fulfil a customer contract relates over the expected duration of the contract and recorded as network operation and support expenses, if it is expected to be recovered. Capitalized cost incurred to fulfil a contract is recorded as other non-current assets based on its amortization period. (s) Interest income Interest income is recognized as it accrues using the effective interest method.

Notes to the Consolidated Financial Statements Annual Report 2020 97 Notes to the Consolidated Financial Statements (Continued) (Expressed in RMB unless otherwise indicated) 2 SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) (t) Income tax Income tax for the year comprises current tax and movements in deferred tax assets and liabilities. Current tax and movements in deferred tax assets and liabilities are recognized in profit or loss except items recognized in other comprehensive income or directly in equity, in which case the relevant amounts of tax are recognized in other comprehensive income or directly in equity, respectively. Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at the balance sheet date, and any adjustment to tax payable in respect of previous years. Deferred tax assets and liabilities arise from deductible and taxable temporary differences respectively, being the differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax bases. Deferred tax assets may also arise from unused tax losses and unused tax credits. Apart from certain limited exceptions, all deferred tax liabilities, and all deferred tax assets to the extent that it is probable that future taxable profits will be available against which the asset can be utilized, are recognized. Future taxable profits that may support the recognition of deferred tax assets arising from deductible temporary differences include those that will arise from the reversal of existing taxable temporary differences, provided those differences relate to the same taxation authority and the same taxable entity, and are expected to reverse either in the same period as the expected reversal of the deductible temporary difference or in periods into which a tax loss arising from the deferred tax asset can be carried back or forward. The same criteria are adopted when determining whether existing taxable temporary differences support the recognition of deferred tax assets arising from unused tax losses and credits, that is, those differences are taken into account if they relate to the same taxation authority and the same taxable entity, and are expected to reverse in a period, or periods, in which the tax loss or credit can be utilized. The limited exceptions to recognition of deferred tax assets and liabilities are those temporary differences arising from initial recognition of goodwill, the initial recognition of assets or liabilities that affect neither accounting nor taxable profit (provided they are not part of a business combination), and temporary differences relating to investments in subsidiaries and associates to the extent that, in the case of taxable temporary differences, the Group controls the timing of the reversal and it is probable that the differences will not reverse in the foreseeable future, or in the case of deductible differences, and it is not probable that they will reverse in the future. The amount of deferred tax recognized is measured at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled, based on tax rates enacted or substantively enacted at the balance sheet date. Deferred tax assets and liabilities are not discounted. The carrying amount of a deferred tax asset is reviewed at the end of each reporting period and is reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow the related tax benefit to be utilized. Any such reduction is reversed to the extent that it becomes probable that sufficient taxable profits will be available.

98 China Mobile Limited Notes to the Consolidated Financial Statements Notes to the Consolidated Financial Statements (Continued) (Expressed in RMB unless otherwise indicated) 2 SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) (t) Income tax (Continued) Current tax balances and deferred tax balances, and movements therein, are presented separately from each other and are not offset. Current tax assets are offset against current tax liabilities, and deferred tax assets against deferred tax liabilities, if the Group has the legally enforceable right to set off current tax assets against current tax liabilities and the following additional conditions are met: – in the case of current tax assets and liabilities, the Group intends either to settle on a net basis, or to realize the asset and settle the liability simultaneously; or – in the case of deferred tax assets and liabilities, if they relate to income taxes levied by the same taxation authority on either: – the same taxable entity; or – different taxable entities, which, in each future period in which significant amounts of deferred tax liabilities or assets are expected to be settled or recovered, intend to realize the current tax assets and settle the current tax liabilities on a net basis or realize and settle simultaneously. (u) Provisions and contingent liabilities Provisions are recognized for liabilities of uncertain timing or amount when the Group has a legal or constructive obligation arising as a result of a past event, it is probable that an outflow of economic benefits will be required to settle the obligation and the amount can be estimated reliably. Where the time value of money is material, provisions are stated at the present value of the expenditures expected to settle the obligation. Where it is not probable that an outflow of economic benefits will be required, or the amount cannot be estimated reliably, the obligation is disclosed as a contingent liability, unless the probability of outflow of economic benefits is remote. Possible obligations, whose existence will only be confirmed by the occurrence or non-occurrence of one or more future events, are also disclosed as contingent liabilities unless the probability of outflow of economic benefits is remote. (v) Employee benefits (i) Short-term employee benefits and contributions to defined contribution retirement plans Salaries, annual bonuses, paid annual leave, leave passage, contributions to defined contribution retirement plans and the cost of non-monetary benefits are accrued in the year in which the associated services are rendered by employees. Where payment or settlement is deferred and the effect would be material, these amounts are stated at their present values. The Company and subsidiaries incorporated in Hong Kong are required to make contributions to Mandatory Provident Funds under the Hong Kong Mandatory Provident Fund Schemes Ordinance. Such contributions are recognized as an expense in profit or loss as incurred. The employees of the subsidiaries in the mainland of China participate in the defined contribution retirement plans managed by the local government authorities whereby the subsidiaries are required to contribute to the schemes at fixed rates of the employees’ salary costs. In addition to the local governmental defined contribution retirement plans, the subsidiaries also participate in a pension scheme launched by the Group managed by an independent insurance company whereby the subsidiaries are required to make contributions to the retirement plans at fixed rates of the employees’ salary costs or in accordance with the terms of the plans. The Group’s contributions to these plans are charged to profit or loss when incurred.

Notes to the Consolidated Financial Statements Annual Report 2020 99 Notes to the Consolidated Financial Statements (Continued) (Expressed in RMB unless otherwise indicated) 2 SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) (v) Employee benefits (Continued) (ii) Supplementary retirement benefits In addition to participating in local governmental defined contribution social insurance, the Group also provides other post retirement supplementary retirement benefits to those retired employees qualified for certain criteria in accordance with a new governmental requirement. Under such plan, the Group provides or reimburses certain medical benefits and etc. to retired employees annually based on certain criteria. The Group’s payment obligation in the future under such plan are discounted and recognized as liabilities, the costs of which are recognized in profit or loss. Changes arising from remeasurement of the liability due to changes in the actuarial assumptions are recognized in other comprehensive income when incurred. (iii) Share-based payments The fair value of share options granted to employees is recognized as an employee cost with a corresponding increase in a capital reserve within equity. The fair value is measured at grant date using the binomial lattice model, taking into account the terms and conditions upon which the options were granted. Where the employees have to meet vesting conditions before becoming unconditionally entitled to the options, the total estimated fair value of the options is spread over the vesting period, taking into account the probability that the options will vest. During the vesting period, the number of share options that is expected to vest is reviewed at each balance sheet date. Any resulting adjustment to the cumulative fair value recognized in prior years is recognized in profit or loss for the year of the review, unless the original employee expenses qualify for recognition as an asset, with a corresponding adjustment to the capital reserve. On vesting date, the amount recognized as an expense is adjusted to reflect the actual number of share options that vest (with a corresponding adjustment to the capital reserve). The equity amount is recognized in the capital reserve until either the option is exercised (when it is transferred to the share capital account) or the option expires (when it is released directly to retained profits). In the Company’s balance sheet, share-based payment transactions in which the Company grants share options to subsidiaries’ employees are accounted for as an increase in value of investments in subsidiaries, which is eliminated on consolidated financial statements. (iv) Termination benefits Termination benefits are recognized when, and only when, the Group demonstrably commits itself to terminate employment which is without realistic possibility of withdrawal or to provide benefits as a result of voluntary redundancy by having a detailed formal plan which is without realistic possibility of withdrawal. (w) Research and development expenses The development expenses of the Group are capitalized when capitalization criteria are fulfilled, and other research and development expenses are recognized in profit or loss as incurred.

100 China Mobile Limited Notes to the Consolidated Financial Statements Notes to the Consolidated Financial Statements (Continued) (Expressed in RMB unless otherwise indicated) 2 SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) (x) Borrowing costs Borrowing costs that are directly attributable to the acquisition, construction or production of an asset which necessarily takes a substantial period of time to get ready for its intended use or sale are capitalized as part of the cost of that asset. Other borrowing costs are expensed in the period in which they are incurred. The capitalization of borrowing costs as part of the cost of a qualifying asset commences when expenditure for the asset is being incurred, borrowing costs are being incurred and activities that are necessary to prepare the asset for its intended use or sale are in progress. Capitalization of borrowing costs is suspended or ceased when substantially all the activities necessary to prepare the qualifying asset for its intended use or sale are interrupted or completed. (y) Translation of foreign currencies The functional currency of majority of the entities within the Group is RMB, which is the currency of the primary economic environment in which most of the Group’s entities operate. The Group adopted RMB as its presentation currency in the preparation of the consolidated financial statements, which is also the functional currency of the Company. Foreign currency transactions during the year are translated at the foreign exchange rates ruling at the transaction dates. Monetary assets and liabilities denominated in currencies other than the functional currency are retranslated at the foreign exchange rates ruling at the balance sheet date. Exchange gains and losses are recognized in profit or loss. Non-monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are translated using the foreign exchange rates ruling at the transaction dates. Non-monetary assets and liabilities denominated in foreign currencies that are stated at fair value are translated using the foreign exchange rates ruling at the dates the fair value was determined. The results of overseas entities are translated into RMB at the exchange rates approximating the foreign exchange rate ruling at the dates of transactions. Assets and liabilities are translated into RMB at the exchange rates ruling at the balance sheet date. The resulting currency translation differences are recognized in other comprehensive income and accumulated separately in equity in the exchange reserve. On disposal of an overseas entity, the cumulative amount of the currency translation differences relating to that particular foreign operation is reclassified from equity to profit or loss. For the purpose of the consolidated statement of cash flows, the cash flows of overseas entities within the Group are translated into RMB by using the exchange rates approximating the foreign exchange rate ruling at the dates of the cash flows.

Notes to the Consolidated Financial Statements Annual Report 2020 101 Notes to the Consolidated Financial Statements (Continued) (Expressed in RMB unless otherwise indicated) 2 SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) (z) Related parties (a) A person, or a close member of that person’s family, is related to the Group if that person: (i) has control or joint control of the Group; (ii) has significant influence over the Group; or (iii) is a member of the key management personnel of the Group or the Group’s parent. (b) An entity is related to the Group if any of the following conditions applies: (i) The entity and the Group are members of the same group (which means that each parent, subsidiary and fellow subsidiary is related to the others); (ii) One entity is an associate or joint venture of the other entity (or an associate or joint venture of a member of a group of which the other entity is a member); (iii) Both entities are joint ventures of the same third party; (iv) One entity is a joint venture of a third entity and the other entity is an associate of the third entity; (v) The entity is a post-employment benefit plan for the benefit of employees of either the Group or an entity related to the Group; (vi) The entity is controlled or jointly controlled by a person identified in note 2(z)(a); or (vii) A person identified in note 2(z)(a)(i) has significant influence over the entity or is a member of the key management personnel of the entity (or of a parent of the entity). Close members of the family of a person are those family members who may be expected to influence, or be influenced by, that person in their dealings with the entity. (aa) Segment reporting An operating segment is a component of the Group that engages in business activities from which the Group may earn revenue and incur expenses, and is identified on the basis of the internal financial reports that are provided to and regularly reviewed by the Group’s Chief Operating Decision Maker (“CODM”) in order to allocate resources and assess performance of the segment. The CODM has been identified as the Executive Directors of the Company. For the years presented, the Group as a whole is an operating segment since the Group is only engaged in telecommunications and related businesses. No geographical information has been disclosed as the majority of the Group’s operating activities are carried out in the mainland of China. The Group’s assets located and operating revenue derived from activities outside the mainland of China are less than 5% of the Group’s assets and operating revenue, respectively. (ab) Dividend distribution Dividend distribution to the Company’s shareholders is recognized as a liability in the Group’s and the Company’s financial statements in the period in which the dividends are approved by the Company’s shareholders or directors, where appropriate.

102 China Mobile Limited Notes to the Consolidated Financial Statements Notes to the Consolidated Financial Statements (Continued) (Expressed in RMB unless otherwise indicated) 3 CHANGES IN ACCOUNTING POLICIES The following amended and revised standards are mandatory for the first time for the Group’s financial year beginning on 1 January 2020 and are applicable for the Group: Amendments to IAS/HKAS 1 “Presentation of Financial Statements” and IAS/HKAS 8 “Accounting Policies, Changes in Accounting Estimates and Errors” – “Definition of Material” Amendments to IFRS/HKFRS 3 “Business Combinations” – “Definition of a Business” Amendments to IFRS/HKFRS 9 “Financial Instruments”, IAS/HKAS 39 “Financial Instruments: Recognition and Measurement” and IFRS/HKFRS 7 “Financial Instruments: Disclosures” – Interest rate benchmark reform Revised Conceptual Framework for Financial Reporting The above amendments or revisions to IFRS/HKFRS and IAS/HKAS effective for the financial year beginning on 1 January 2020 do not have a material impact on the Group. In addition, the IASB and HKICPA also published a number of new standards and amendments to standards which are effective for the Group’s financial year beginning on or after 1 January 2021 and have not been early adopted by the Group (see note 43). Management is assessing the impact of such standards and will adopt the relevant standards in the subsequent periods as required. 4 OPERATING REVENUE 2020 2019 Million Million Revenue from telecommunications services Voice services 78,782 88,624 Data services – SMS & MMS 29,485 28,648 – Wireless data traffic 385,679 384,999 – Wireline broadband 80,808 68,835 – Applications and information services 101,038 82,543 Others 19,900 20,743 695,692 674,392 R evenue from sales of products and others 72,378 71,525 768,070 745,917 The majority of the Group’s operating revenue is from contracts with customers, and the remaining is not material. The revenue recognition policy has been disclosed in note 2(r), while majority of the Group’s revenue from contracts with customers was recognized over time.

Notes to the Consolidated Financial Statements Annual Report 2020 103 Notes to the Consolidated Financial Statements (Continued) (Expressed in RMB unless otherwise indicated) 4 OPERATING REVENUE (CONTINUED) (a) Assets related to contracts with customers The Group has recognized the following assets related to contracts with customers: As at 31 December 2020 As at 31 December 2019 No te Million Million Contract assets (i) 5,401 6,567 Less: current portion (3,841) (5,003) Non-current portion recorded in other non-current assets 1,560 1,564 Contract costs recorded in other non-current assets ( ii) 14,487 15,987 Total other non-current assets related to contracts with customers 16,047 17,551 Note: (i) Changes in contract assets: Contract assets 2020 2019 Million Million Gross carrying amount: As at 1 January 6,883 6,831 Increase resulting from satisfaction of performance obligation 6,948 6,886 T ransfer to accounts receivable (8,185) (6,834) A s at 31 December 5,646 6,883 Loss allowance: As at 1 January (316) (342) Changes during the year 71 26 As at 31 December (245) (316) Net book value: A s at 31 December 5,401 6,567 As at 31 December 2020, contract assets mainly included contract assets arising from the sales of bundled packages which includes terminals and services amounting to RMB2,607 million (as at 31 December 2019: RMB6,019 million), and contract assets arising from the provision of system integration and engineering services amounting to RMB2,794 million (as at 31 December 2019: RMB548 million).

104 China Mobile Limited Notes to the Consolidated Financial Statements Notes to the Consolidated Financial Statements (Continued) (Expressed in RMB unless otherwise indicated) 4 OPERATING REVENUE (CONTINUED) (a) Assets related to contracts with customers (Continued) Note (Continued): (ii) Changes in contract costs: Contract costs 2020 2019 Million Million As at 1 January 15,987 6,975 Addition 18,534 24,149 A mortization for the year (20,034) (15,137) A s at 31 December 14,487 15,987 Contract costs primarily include sales commissions payable to third party agents and contract fulfilment costs for the provision of telecommunications services. (b) Details of contract liabilities Contract liabilities are presented in deferred revenue in the consolidated balance sheet. Changes in contract liabilities are as follows: Contract liabilities 2020 2019 Million Million As at 1 January 57,431 62,812 Opening balance recognized in the consolidated statement of comprehensive income for the year (53,802) (56,409) Other net changes for the year 76,050 51,028 As at 31 December 79,679 57,431 (c) Unsatisfied long-term contracts The unsatisfied performance obligation of the Group is mainly related to telecommunications services. The Group generally enters into service contracts with customers monthly or for a fixed term, and bills the customers monthly based on the contract terms for the Group’s unconditional right to consideration. For the contracts that have an original expected duration of one year or less and the performance obligations which are regarded as satisfied as billed, the Group has applied the practical expedient permitted under IFRS/HKFRS 15 “Revenue from Contracts with Customers”, therefore, the information about the remaining performance obligations were not disclosed.

Notes to the Consolidated Financial Statements
Annual Report 2020 | 105

Notes to the Consolidated Financial Statements (Continued)

(Expressed in RMB unless otherwise indicated)

5 NETWORK OPERATION AND SUPPORT EXPENSES

	Note	2020 Million	2019 Million
Maintenance, operation support and related expenses		**117,758**	92,980
Power and utilities expenses		**37,661**	32,837
Charges for use of tower assets	(i)(iii)	**26,836**	25,518
Charges for use of lines and network assets	(ii)(iii)	**8,224**	7,715
Charges for use of other assets	(ii)(iii)	**6,149**	7,492
Others		**9,796**	9,268
		206,424	175,810

Note:

(i) Charges for use of tower assets include the non-lease components charges (maintenance, power and related support services) for use of telecommunications towers and variable lease payments not based on an index or a rate, which are recorded in profit or loss as incurred.

(ii) Charges for use of lines and network assets and other assets mainly include the non-lease components charges and the lease components charges for lease contracts that exempted from recognition of right-of-use assets and lease liabilities, such as short-term lease payments, lease payments of low-value assets and variable lease payments not based on an index or a rate, which are recorded in profit or loss as incurred.

(iii) For the year ended 31 December 2020, short-term lease payments and lease payments of low-value assets amounted to RMB4,462 million (2019: RMB6,757 million), and variable lease payments not based on an index or a rate, which are recorded in profit or loss as incurred, amounted to RMB7,770 million (2019: RMB8,186 million).

6 EMPLOYEE BENEFIT AND RELATED EXPENSES

	2020 Million	2019 Million
Salaries, wages, labor service expenses and other benefits	**95,254**	86,610
Retirement costs: contributions to defined contribution retirement plans	**10,943**	15,908
Share-based compensation expenses	**232**	–
	106,429	102,518

In accordance with a new governmental requirement, the Group has substantially completed the transfer of the socialized management of existing retirees to external organizations in 2020. The Group is also obliged to pay for certain of such retirees' post-retirement benefits (mainly including supplementary medical benefits, etc.) in the future with the principle that the level of such benefits would not be decreased. This benefit plan is accounted for as a long-term defined benefits obligation and does not have any plan assets.

The Group's obligation for this benefit plan is calculated using actuarial method and recognized as liability. The service cost amounting to RMB4,615 million was recognized through profit or loss for the year ended 31 December 2020. Actuarial assumptions mainly include discount rate and future mortality. Reasonable changes in actuarial assumptions would not have a significant impact on the consolidated financial statements of the Group.

106 | China Mobile Limited Notes to the Consolidated Financial Statements

Notes to the Consolidated Financial Statements (Continued)

(Expressed in RMB unless otherwise indicated)

7 OTHER OPERATING EXPENSES

	Note	2020 Million	2019 Million
Interconnection		19,821	21,037
Expected credit impairment losses		5,084	5,761
Write-down of inventories		196	171
Loss/(gain) on disposal of property, plant and equipment		1	(64)
Write-off and impairment of property, plant and equipment		1,546	2,975
Research and development expenses	(i)	4,898	2,843
Auditors' remuneration			
– audit services	(ii)	109	111
– tax services		3	2
– other services		2	10
Others	(iii)	15,379	13,398
		47,039	46,244

Note:

(i) The item does not include depreciation and amortization and employee benefit and related expenses related to research and development.

(ii) Audit services include reporting on the Group's internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of the United States of America at a service fee of RMB22 million (2019: RMB22 million).

(iii) Others consist of administrative expenses, taxes and surcharges, and other miscellaneous expenses.

8 OTHER GAINS

	2020 Million	2019 Million
Compensation income	758	915
Additional deduction of input value-added tax	2,813	667
Others	2,031	2,447
	5,602	4,029

9 INTEREST AND OTHER INCOME

	2020 Million	2019 Million
Interest income	11,447	10,065
Fair value gains recognized, net	2,894	5,495
	14,341	15,560

Notes to the Consolidated Financial Statements

Annual Report 2020 | 107

Notes to the Consolidated Financial Statements (Continued)

(Expressed in RMB unless otherwise indicated)

10 FINANCE COSTS

	2020 Million	2019 Million
Interest for lease liabilities	2,806	3,052
Interest paid for short-term deposits received (note 38(a))	170	187
Others	20	7
	2,996	3,246

11 DIRECTORS' AND OTHER SENIOR MANAGEMENT'S REMUNERATION

Directors' remuneration during 2020 is as follows:

	Directors' fees '000	Salaries, allowances and bonuses '000	Contributions relating to social insurance, housing fund and retirement scheme '000	2020 Total '000
Executive directors (Expressed in RMB)				
YANG Jie*	–	830	157	987
DONG Xin**	–	829	148	977
WANG Yuhang***	–	757	149	906
LI Ronghua****	–	123	38	161
	–	2,539	492	3,031
Independent non-executive directors (Expressed in Hong Kong dollar)				
CHENG Mo Chi, Moses	460	–	–	460
CHOW Man Yiu, Paul	455	–	–	455
YIU Kin Wah, Stephen	470	–	–	470
YANG Qiang	–	–	–	–
	1,385	–	–	1,385

108 | China Mobile Limited
Notes to the Consolidated Financial Statements

Notes to the Consolidated Financial Statements (Continued)

(Expressed in RMB unless otherwise indicated)

11 DIRECTORS' AND OTHER SENIOR MANAGEMENT'S REMUNERATION (CONTINUED)

Directors' remuneration during 2019 is as follows:

	Directors' fees '000	Salaries, allowances and bonuses '000	Contributions relating to social insurance, housing fund and retirement scheme '000	2019 Total '000
Executive directors (Expressed in RMB)				
YANG Jie*	–	461	169	630
SHANG Bing*****	–	1,354	89	1,443
LI Yue******	–	1,585	187	1,772
WANG Yuhang***	–	415	163	578
DONG Xin**	–	1,469	195	1,664
	–	5,284	803	6,087
Independent non-executive directors (Expressed in Hong Kong dollar)				
CHENG Mo Chi, Moses	460	–	–	460
CHOW Man Yiu, Paul	455	–	–	455
YIU Kin Wah, Stephen	470	–	–	470
YANG Qiang	–	–	–	–
	1,385	–	–	1,385

* Mr. YANG Jie was appointed as an executive director and the chairman of the Company with effect from 21 March 2019.

** Mr. Dong Xin was appointed as the chief executive officer of the Company with effect from 13 August 2020 and had ceased to serve as the chief financial officer of the Company.

*** Mr. WANG Yuhang was appointed as an executive director of the Company with effect from 24 October 2019.

**** Mr. LI Ronghua was appointed as an executive director and the chief financial officer of the Company with effect from 15 October 2020.

***** Mr. SHANG Bing resigned from his position as an executive director and the chairman of the Company with effect from 4 March 2019.

****** Mr. LI Yue resigned from his position as an executive director and chief executive officer of the Company with effect from 11 October 2019.

In 2020 and 2019, executive directors of the Company voluntarily waived their directors' fees.

Directors' remuneration paid during 2020 included directors' performance related bonuses and additional bonuses related to their term of service for previous years determined and paid during the year. The unpaid portion of executive directors' performance related bonuses for 2020 will be paid in 2021 based on their performance, and the additional bonuses related to their term of service will be paid based on their performance upon the completion of three-year evaluation period.

The Company's other senior management's remuneration includes basic remuneration for the year, performance related bonuses for prior year, and additional bonuses related to their three-year term of service(if any). For the year ended 31 December 2020, the Company's other senior management's remuneration was within the range between RMB400,000 to RMB900,000 (2019: RMB1,500,000 to RMB2,000,000).

Notes to the Consolidated Financial Statements
Annual Report 2020 | 109

Notes to the Consolidated Financial Statements (Continued)

(Expressed in RMB unless otherwise indicated)

12 INDIVIDUALS WITH HIGHEST EMOLUMENTS

For the year ended 31 December 2020 and 2019, none of the five individuals with the highest emoluments in the Group are directors or other senior management. The emoluments payable to the five individuals with highest emoluments during 2020 and 2019 are as follows:

	2020 '000	2019 '000
Salaries, allowances and benefits in kind	7,684	6,592
Performance related bonuses	4,545	4,314
Retirement scheme contributions	215	187
	12,444	11,093

The emoluments fell within the following bands:

	2020 Number of individuals	2019 Number of individuals
Emolument bands		
2,000,001–2,500,000	4	5
2,500,001–3,000,000	1	–

13 TAXATION

(a) Taxation in the consolidated statement of comprehensive income represents:

	Note	2020 Million	2019 Million
Current tax			
Provision for the PRC enterprise income tax on the estimated assessable profits for the year	(i)	39,870	36,989
Provision for Hong Kong profits tax on the estimated assessable profits for the year	(ii)	400	269
		40,270	37,258
Deferred tax			
Origination and reversal of temporary differences, net (note 22)		(6,051)	(1,916)
		34,219	35,342

Note:

(i) The provision for the PRC enterprise income tax is based on the statutory tax rate of 25% (2019: 25%) on the estimated assessable profits determined in accordance with the relevant income tax rules and regulations of the PRC for the year ended 31 December 2020. Certain subsidiaries of the Company enjoy the preferential tax rate of 15% (2019: 15%).

(ii) The provision for Hong Kong profits tax is calculated at 16.5% (2019: 16.5%) of the estimated assessable profits for the year ended 31 December 2020.

(iii) Pursuant to the "Notice regarding Matters on Determination of Tax Residence Status of Chinese-controlled Offshore Incorporated Enterprises under Rules of Effective Management" issued by SAT in 2009 ("2009 Notice"), the Company is qualified as a PRC offshore-registered resident enterprise. Accordingly, the dividend income of the Company from its subsidiaries in the PRC is exempted from PRC enterprise income tax.

110 | China Mobile Limited
Notes to the Consolidated Financial Statements

Notes to the Consolidated Financial Statements (Continued)

(Expressed in RMB unless otherwise indicated)

13 TAXATION (CONTINUED)

(b) Reconciliations between income tax expense and accounting profit at applicable tax rates:

	2020 Million	2019 Million
Profit before taxation	142,359	142,133
Notional tax on profit before tax, calculated at the PRC's statutory tax rate of 25% (Note)	35,590	35,533
Tax effect of non-taxable items		
– Income from investments accounted for using the equity method	(3,086)	(3,160)
– Interest and other income	(47)	(75)
Tax effect of non-deductible expenses on operations in the mainland of China	1,041	1,211
Tax effect of non-deductible expenses on Hong Kong operations	164	114
Rate differential of certain operations in the mainland of China (note 13(a)(i))	(1,009)	(930)
Rate differential of Hong Kong operations (note 13(a)(ii))	(185)	(177)
Tax effect of deductible temporary difference for which no deferred tax asset was recognized	693	668
Tax effect of deductible tax loss for which no deferred tax asset was recognized	1,416	2,019
Others	(358)	139
Taxation	34,219	35,342

Note: The PRC's statutory tax rate is adopted as the majority of the Group's operations are subject to this rate.

(c) The tax credited/(charged) relating to components of other comprehensive income is as follows:

	2020			2019		
	Before tax Million	Tax credited Million	After tax Million	Before tax Million	Tax charged Million	After tax Million
Changes in value of financial assets at FVOCI	956	1	957	(74)	(1)	(75)
Currency translation differences	(1,915)	–	(1,915)	683	–	683
Share of other comprehensive (loss)/income of investments accounted for using the equity method	(617)	–	(617)	442	–	442
Other comprehensive (loss)/income	(1,576)	1	(1,575)	1,051	(1)	1,050
Current tax		–			–	
Deferred tax		1			(1)	
		1			(1)

Notes to the Consolidated Financial Statements Annual Report 2020 111 Notes to the Consolidated Financial Statements (Continued) (Expressed in RMB unless otherwise indicated) 14 EARNINGS PER SHARE (a) Basic earnings per share The calculation of basic earnings per share for the year is based on the profit attributable to equity shareholders of the Company of RMB107,843 million (2019: RMB106,641 million) and the weighted average number of 20,475,482,897 shares (2019: 20,475,482,897 shares) in issue during the year. (b) Diluted earnings per share The calculation of diluted earnings per share for the year is based on the profit attributable to equity shareholders of the Company which is used in calculating diluted earnings per share, calculated as follows, of RMB107,843 million (2019: RMB106,050 million) and the weighted average number of 20,475,482,897 shares (2019: 20,475,482,897 shares) in issue during the year. 2020 2019 Million Million Profit attributable to equity shareholders of the Company used in calculating basic earnings per share 107,843 106,641 Add: di lution impact on share of profit of investment in an associate due to the associate’s convertible bonds (note 23) – 41 Less: fa ir value gain on the associate’s convertible bonds held by the Group, net of tax – (632) Profit attributable to equity shareholders of the Company used in calculating diluted earnings per share 107,843 106,050 For the year ended 31 December 2020, the Group has considered the impact from the following factors when calculating diluted earnings per share: – Share options issued by the Company (note 35), and – The Group’s associates that have issued potential ordinary shares for the year ended 31 December 2020. For the year ended 31 December 2020, as the exercised price of the share options exceeded the average market price of ordinary shares during the period for which the share options were in issue, such share options did not have any dilutive effect on earnings per share, and the associates’ potential ordinary shares were anti-dilutive as there was fair value loss on the associate’s convertible bonds; therefore diluted earnings per share were the same as basic earnings per share.

112 China Mobile Limited Notes to the Consolidated Financial Statements Notes to the Consolidated Financial Statements (Continued) (Expressed in RMB unless otherwise indicated) 15 PROPERTY, PLANT AND EQUIPMENT Buildings Telecommunications transceivers, switching centers, transmission and other network equipment Office equipment, furniture, fixtures and others Total Million Million Million Million Cost: As at 1 January 2019 155,451 1,548,851 25,301 1,729,603 Transferred from construction in progress 6,251 159,098 2,165 167,514 Other additions 539 1,235 911 2,685 Disposals – (28) (19) (47) Written-off (822) (100,962) (2,450) (104,234) Exchange differences 71 161 9 241 As at 31 December 2019 161,490 1,608,355 25,917 1,795,762 As at 1 January 2020 161,490 1,608,355 25,917 1,795,762 Reclassification (2,092) 12,387 (10,295) – Transferred from construction in progress 5,339 164,378 3,032 172,749 Other additions 163 1,935 982 3,080 Disposals (5) (63) (81) (149) Written-off (337) (45,260) (1,733) (47,330) Exchange differences (189) (444) (20) (653) As at 31 December 2020 164,369 1,741,288 17,802 1,923,459 Accumulated depreciation and impairment: As at 1 January 2019 52,158 994,803 16,146 1,063,107 Charge for the year 5,983 150,243 1,817 158,043 Written back on disposals – (13) (14) (27) Written-off (33) (99,027) (1,192) (100,252) Exchange differences 9 49 1 59 As at 31 December 2019 58,117 1,046,055 16,758 1,120,930 As at 1 January 2020 58,117 1,046,055 16,758 1,120,930 Reclassification (1,333) 6,600 (5,267) – Charge for the year 6,073 133,912 2,897 142,882 Written back on disposals (2) (27) (59) (88) Written-off (292) (43,643) (1,654) (45,589) Exchange differences (43) (173) (7) (223) As at 31 December 2020 62,520 1,142,724 12,668 1,217,912 Net book value: As at 31 December 2020 101,849 598,564 5,134 705,547 As at 31 December 2019 103,373 562,300 9,159 674,832

Notes to the Consolidated Financial Statements Annual Report 2020 113 Notes to the Consolidated Financial Statements (Continued) (Expressed in RMB unless otherwise indicated) 15 PROPERTY, PLANT AND EQUIPMENT (CONTINUED) With the consideration that the Group’s 4G and 5G networks are expected to co-exist for a long time and the technologies in relation to its 4G wireless assets (mainly comprising base station main equipment, base station extension equipment and antenna feed lines) are relatively stable and have not experienced any major upgrade since investment was made in such assets, the Group reassessed the actual status of use of its 4G wireless assets and as a result, adjusted the depreciable life of the 4G wireless assets from 5 years to 7 years with effect from 1 January 2020. The aforesaid changes in accounting estimates have been made using the prospective application method. The depreciation and amortization for the year ended 31 December 2020 decreased by approximately RMB19,685 million as a result of the aforesaid changes in accounting estimates. In order to better reflect the classification of the assets, the Group adjusted the categorization of the property, plant, and equipment during the year ended 31 December 2020, which does not affect the estimated useful life and the depreciation of the relevant assets. 16 CONSTRUCTION IN PROGRESS 2020 2019 Million Millio n As at 1 January 67,978 72,180 Additions 176,422 163,312 Transferred to property, plant and equipment (172,749) (167,514) As at 31 December 71,651 67,978 Construction in progress primarily comprises expenditures incurred on the network expansion projects but not yet completed.

114 China Mobile Limited Notes to the Consolidated Financial Statements Notes to the Consolidated Financial Statements (Continued) (Expressed in RMB unless otherwise indicated) 17 LEASES This note provides lease information about the Group as a lessee. (a) Right-of-use assets Telecommunications Towers and related assets Buildings and premises Others Total Million Million Million Million Cost: As at 1 January 2019 75,169 35,790 3,545 114,504 Additions 5,696 9,135 1,139 15,970 Early termination and modification of lease contracts (1,890) (1,620) (567) (4,077) Exchange differences – 22 – 22 As at 31 December 2019 78,975 43,327 4,117 126,419 As at 1 January 2020 78,975 43,327 4,117 126,419 Additions 7,100 10,554 1,302 18,956 Termination of lease contracts (309) (3,496) (341) (4,146) Early termination and modification of lease contracts (1,654) (2,127) (105) (3,886) Exchange differences – (99) – (99) As at 31 December 2020 84,112 48,159 4,973 137,244 Accumulated amortization and impairment: As at 1 January 2019 15,299 12,409 2,507 30,215 Charge for the year 14,738 7,675 338 22,751 Early termination and modification of lease contracts (276) (435) (151) (862) Exchange differences – 7 – 7 As at 31 December 2019 29,761 19,656 2,694 52,111 As at 1 January 2020 29,761 19,656 2,694 52,111 Charge for the year 15,883 9,179 950 26,012 Termination of lease contracts (309) (3,496) (341) (4,146) Early termination and modification of lease contracts (933) (782) (64) (1,779) Exchange differences – (45) – (45) As at 31 December 2020 44,402 24,512 3,239 72,153 Net book value: As at 31 December 2020 39,710 23,647 1,734 65,091 As at 31 December 2019 49,214 23,671 1,423 74,308

Notes to the Consolidated Financial Statements Annual Report 2020 115 Notes to the Consolidated Financial Statements (Continued) (Expressed in RMB unless otherwise indicated) 17 LEASES (CONTINUED) (b) Amounts recognized in the consolidated statement of comprehensive income For the year ended 31 December 2020, the depreciation of right-of-use assets recognized in the consolidated statement of comprehensive income amounted to RMB26,012 million (2019: RMB22,751 million). Other than the depreciation of right-of-use assets, the amounts recognized in the consolidated statement of comprehensive income in relation to interest expense of lease liabilities, and expenses related to short-term leases, low-value leases which are not recorded as short-term leases and variable lease payments are disclosed in note 10 and note 5, respectively. 18 LAND USE RIGHTS For the year ended 31 December 2020, the amortization of land use rights expensed in the profit or loss amounted to approximately RMB459 million (2019: approximately RMB462 million). 19 GOODWILL 2020 2019 Million Millio n As at 1 January 35,343 35,343 Additions 1 – As at 31 December 35,344 35,343 Impairment tests for goodwill As at 31 December 2020, the goodwill of RMB35,300 million is attributable to the cash-generating units in relation to the operation in the mainland of China which management currently monitors. The recoverable amount of the cash-generating unit is determined based on the VIU calculations by using the discounted cash flow method. This method considers the pre-tax cash flows of the subsidiaries (cash-generating unit) for the five years ending 31 December 2025 and the projected perpetual cash flows after the fifth year. For the five years ending 31 December 2025, the average growth rate is assumed to be 1.5% while for the years beyond 31 December 2025, the assumed continual growth rate to perpetuity is 1%. The present value of cash flows is calculated by discounting the cash flow using pre-tax interest rates of approximately 11%. The management performed impairment test for the goodwill in relation to the operation in the mainland of China and determined such goodwill was not impaired. Reasonably possible changes in key assumptions would not lead to the goodwill impairment loss.

116 | China Mobile Limited
Notes to the Consolidated Financial Statements

Notes to the Consolidated Financial Statements (Continued)

(Expressed in RMB unless otherwise indicated)

20 SUBSIDIARIES

The following list contains only the particulars of subsidiaries which principally affected the results, assets or liabilities of the Group. The class of shares held is ordinary unless otherwise stated.

Name of company*	Place of incorporation/ establishment and operation	Particulars of issued and paid up capital	Proportion of ownership interest Held by the Company	Proportion of ownership interest Held by a subsidiary	Principal activity
China Mobile Communication (BVI) Limited	the British Virgin Islands ("BVI")	HK$1	100%	–	Investment holding company
China Mobile Communication Co., Ltd. ("CMC")**	the mainland of China	RMB1,641,848,326	–	100%	Network and business coordination center
China Mobile Group Guangdong Co., Ltd. ("Guangdong Mobile")	the mainland of China	RMB5,594,840,700	–	100%	Telecommunications operator
China Mobile Group Zhejiang Co., Ltd.	the mainland of China	RMB2,117,790,000	–	100%	Telecommunications operator
China Mobile Group Jiangsu Co., Ltd.	the mainland of China	RMB2,800,000,000	–	100%	Telecommunications operator
China Mobile Group Fujian Co., Ltd.	the mainland of China	RMB5,247,480,000	–	100%	Telecommunications operator
China Mobile Group Henan Co., Ltd.	the mainland of China	RMB4,367,733,641	–	100%	Telecommunications operator
China Mobile Group Hainan Co., Ltd.	the mainland of China	RMB643,000,000	–	100%	Telecommunications operator
China Mobile Group Beijing Co., Ltd.	the mainland of China	RMB6,124,696,053	–	100%	Telecommunications operator
China Mobile Group Shanghai Co., Ltd.	the mainland of China	RMB6,038,667,706	–	100%	Telecommunications operator
China Mobile Group Tianjin Co., Ltd.	the mainland of China	RMB2,151,035,483	–	100%	Telecommunications operator
China Mobile Group Hebei Co., Ltd.	the mainland of China	RMB4,314,668,531	–	100%	Telecommunications operator
China Mobile Group Liaoning Co., Ltd.	the mainland of China	RMB5,140,126,680	–	100%	Telecommunications operator
China Mobile Group Shandong Co., Ltd.	the mainland of China	RMB6,341,851,146	–	100%	Telecommunications operator
China Mobile Group Guangxi Co., Ltd.	the mainland of China	RMB2,340,750,100	–	100%	Telecommunications operator

Notes to the Consolidated Financial Statements
Annual Report 2020 | 117

Notes to the Consolidated Financial Statements (Continued)

(Expressed in RMB unless otherwise indicated)

20 SUBSIDIARIES (CONTINUED)

Name of company*	Place of incorporation/ establishment and operation	Particulars of issued and paid up capital	Proportion of ownership interest Held by the Company	Held by a subsidiary	Principal activity
China Mobile Group Anhui Co., Ltd.	the mainland of China	RMB4,099,495,494	–	100%	Telecommunications operator
China Mobile Group Jiangxi Co., Ltd.	the mainland of China	RMB2,932,824,234	–	100%	Telecommunications operator
China Mobile Group Chongqing Co., Ltd.	the mainland of China	RMB3,029,645,401	–	100%	Telecommunications operator
China Mobile Group Sichuan Co., Ltd.	the mainland of China	RMB7,483,625,572	–	100%	Telecommunications operator
China Mobile Group Hubei Co., Ltd.	the mainland of China	RMB3,961,279,556	–	100%	Telecommunications operator
China Mobile Group Hunan Co., Ltd.	the mainland of China	RMB4,015,668,593	–	100%	Telecommunications operator
China Mobile Group Shaanxi Co., Ltd.	the mainland of China	RMB3,171,267,431	–	100%	Telecommunications operator
China Mobile Group Shanxi Co., Ltd.	the mainland of China	RMB2,773,448,313	–	100%	Telecommunications operator
China Mobile Group Neimenggu Co., Ltd.	the mainland of China	RMB2,862,621,870	–	100%	Telecommunications operator
China Mobile Group Jilin Co., Ltd.	the mainland of China	RMB3,277,579,314	–	100%	Telecommunications operator
China Mobile Group Heilongjiang Co., Ltd.	the mainland of China	RMB4,500,508,035	–	100%	Telecommunications operator
China Mobile Group Guizhou Co., Ltd.	the mainland of China	RMB2,541,981,749	–	100%	Telecommunications operator
China Mobile Group Yunnan Co., Ltd.	the mainland of China	RMB4,137,130,733	–	100%	Telecommunications operator
China Mobile Group Xizang Co., Ltd.	the mainland of China	RMB848,643,686	–	100%	Telecommunications operator
China Mobile Group Gansu Co., Ltd.	the mainland of China	RMB1,702,599,589	–	100%	Telecommunications operator
China Mobile Group Qinghai Co., Ltd.	the mainland of China	RMB902,564,911	–	100%	Telecommunications operator

118 | China Mobile Limited
Notes to the Consolidated Financial Statements

Notes to the Consolidated Financial Statements (Continued)

(Expressed in RMB unless otherwise indicated)

20 SUBSIDIARIES (CONTINUED)

Name of company*	Place of incorporation/ establishment and operation	Particulars of issued and paid up capital	Proportion of ownership interest Held by the Company	Held by a subsidiary	Principal activity
China Mobile Group Ningxia Co., Ltd.	the mainland of China	RMB740,447,232	–	100%	Telecommunications operator
China Mobile Group Xinjiang Co., Ltd.	the mainland of China	RMB2,581,599,639	–	100%	Telecommunications operator
China Mobile Group Design Institute Co., Ltd.	the mainland of China	RMB160,232,547	–	100%	Provision of telecommunications network planning design and consulting services
China Mobile Holding Company Limited**	the mainland of China	US$30,000,000	100%	–	Investment holding company
China Mobile Information Technology Co., Ltd.**	the mainland of China	US$7,633,000	–	100%	Provision of roaming clearance, IT system operation, technology support services
Aspire Holdings Limited	Cayman Islands	HK$93,964,583	66.41%	–	Investment holding company
Aspire (BVI) Limited#	BVI	US$1,000	–	100%	Investment holding company
Aspire Technologies (Shenzhen) Limited**#	the mainland of China	US$10,000,000	–	100%	Development, services and maintenance of industry value-added platform
Aspire Information Network (Shenzhen) Limited**#	the mainland of China	US$5,000,000	–	100%	Provision of mobile data solutions, system integration and development
Aspire Information Technologies (Beijing) Limited**#	the mainland of China	US$5,000,000	–	100%	Operation support and capability service of digital content
Fujian FUNO Mobile Communication Technology Company Limited***	the mainland of China	RMB60,000,000	–	51%	Network construction and maintenance, network planning and optimizing, training and communication services
Advanced Roaming & Clearing House Limited	BVI	US$2	100%	–	Provision of roaming clearance services
Fit Best Limited	BVI	US$1	100%	–	Investment holding company
China Mobile Hong Kong Company Limited	Hong Kong	HK$951,046,930	–	100%	Provision of telecommunications and related services

Notes to the Consolidated Financial Statements
Annual Report 2020 | 119

Notes to the Consolidated Financial Statements (Continued)

(Expressed in RMB unless otherwise indicated)

20 SUBSIDIARIES (CONTINUED)

Name of company*	Place of incorporation/ establishment and operation	Particulars of issued and paid up capital	Proportion of ownership interest Held by the Company	Held by a subsidiary	Principal activity
China Mobile International Holdings Limited	Hong Kong	HK$19,319,810,000	100%	–	Investment holding company
China Mobile International Limited	Hong Kong	HK$8,100,000,000	–	100%	Provision of voice and roaming clearance services, internet services and value-added services
China Mobile Group Device Co., Ltd.	the mainland of China	RMB6,200,000,000	–	99.97%	Provision of electronic communication products design services and sale of related products
China Mobile Group Finance Co., Ltd. ("China Mobile Finance")	the mainland of China	RMB11,627,783,669	–	92%	Provision of non-banking financial services
China Mobile IoT Company Limited	the mainland of China	RMB3,000,000,000	–	100%	Provision of network services
China Mobile (Suzhou) Software Technology Co., Ltd.	the mainland of China	RMB3,172,000,000	–	100%	Provision of Mobile Cloud research and development and operation support services
China Mobile E-Commerce Co., Ltd. ("China Mobile E-Commerce")	the mainland of China	RMB500,000,000	–	100%	Provision of e-payment, e-commerce and internet finance services
China Mobile (Hangzhou) Information Technology Co., Ltd.	the mainland of China	RMB1,350,000,000	–	100%	Provision of family information products, technology research and development services
China Mobile Online Services Co., Ltd.	the mainland of China	RMB2,000,000,000	–	100%	Provision of call center and internet information services
MIGU Company Limited	the mainland of China	RMB7,000,000,000	–	100%	Provision of mobile internet digital content services
China Mobile TieTong Company Limited	the mainland of China	RMB31,880,000,000	–	100%	Provision of engineering, maintenance, sales and telecommunications services
China Mobile Internet Company Limited	the mainland of China	RMB3,000,000,000	–	100%	Provision of internet related services

120 | China Mobile Limited
Notes to the Consolidated Financial Statements

Notes to the Consolidated Financial Statements (Continued)

(Expressed in RMB unless otherwise indicated)

20 SUBSIDIARIES (CONTINUED)

Name of company*	Place of incorporation/ establishment and operation	Particulars of issued and paid up capital	Proportion of ownership interest Held by the Company	Held by a subsidiary	Principal activity
China Mobile Investment Holdings Company Limited	the mainland of China	RMB1,175,920,000	–	100%	Investment holding company
China Mobile System Integration Co., Ltd. (formerly known as "China Mobile Quantong System Integration Co., Ltd.")	the mainland of China	RMB1,300,000,000	–	100%	Provision of computer system integration, construction, maintenance and related technology development services
China Mobile (Chengdu) ICT Co., Ltd.	the mainland of China	RMB1,000,000,000	–	100%	Provision of information technology products and technology research and development services
China Mobile (Shanghai) ICT Co., Ltd.	the mainland of China	RMB800,000,000	–	100%	Provision of information technology products and technology research and development services
China Mobile Financial Technology Co., Ltd.	the mainland of China	RMB555,410,800	–	100%	Provision of e-payment, e-commerce and internet finance services
China Mobile Xiong'an ICT Co., Ltd.	the mainland of China	RMB150,000,000	–	100%	Provision of information technology products and technology research and development services
Zhongyidong Information Technology Co., Ltd.	the mainland of China	RMB1,000,000,000	–	100%	Provision of IT solution including digital technology

* The nature of all the legal entities established in the mainland of China is limited liability company.

** Companies registered as wholly owned foreign enterprises in the mainland of China.

*** Company registered as a sino-foreign equity joint venture in the mainland of China.

Effective interest held by the Group is 66.41%.

No subsidiaries in which the Group have non-controlling interests are material to the Group.

Notes to the Consolidated Financial Statements Annual Report 2020 121 Notes to the Consolidated Financial Statements (Continued) (Expressed in RMB unless otherwise indicated) 21 INVESTMENTS ACCOUNTED FOR USING THE EQUITY METHOD The amounts recognized in the consolidated balance sheet are as follows: As at As at 31 December 2020 31 December 2019 Million Millio n Associates 160,732 154,004 Joint ventures 1,079 1,22 4 161,811 155,228 Details of principal associates, all of which are listed on exchanges, are as follows: Name of associate Place of incorporation/ establishment and operation Proportion of ownership interest held by the Company or its subsidiary Principal activit y Shanghai Pudong Development Bank Co., Ltd. (“SPD Bank”) PRC 18% Provision of banking services China Tower Corporation Limited (“China Tower”) PRC 28% Provision of construction, maintenance and operation of telecommunications towers IFLYTEK Co., Ltd. (“IFLYTEK”) PRC 12% Provision of intelligent voice and artificial intelligence products and services True Corporation Public Company Limited (“True Corporation”) Thailand 18% Provision of telecommunications services Note: Up to the approval date of these financial statements, SPD Bank and IFLYTEK have not yet disclosed their annual financial statements for the year ended 31 December 2020. The consistency of the accounting policies between the Group and its associates has been considered when the Group recognized its interests in these associates.

122 China Mobile Limited Notes to the Consolidated Financial Statements Notes to the Consolidated Financial Statements (Continued) (Expressed in RMB unless otherwise indicated) 21 INVESTMENTS ACCOUNTED FOR USING THE EQUITY METHOD (CONTINUED) (i) Summarised financial information on principal associates: SPD Bank As at 31 December 2020 2019 Million Million Total assets 7,950,218 7,005,929 Total liabilities 7,304,401 6,444,878 Total equity 645,817 561,05 1 Total equity attributable to ordinary equity shareholders 528,288 493,945 Percentage of ownership of the Group 18% 18% Total equity attributable to the Group 96,018 89,774 The impact of fair value adjustments at the time of acquisition, goodwill and others 6,084 6,084 Interest in associates 102,102 95,85 8 China Tower IFLYTEK True Corporation As at 31 December As at 31 December As at 31 December 2020 2019 2020 2019 2020 2019 Million Million Million Million Million Million Total current assets 43,204 40,995 – 11,430 22,748 31,298 Total non-current assets 294,176 297,072 – 8,671 111,806 90,680 Total current liabilities 106,635 128,364 – 6,866 38,301 35,186 Total non-current liabilities 44,499 27,142 – 1,500 77,598 57,457 Total equity 186,246 182,561 – 11,735 18,655 29,33 5 Total equity attributable to equity shareholders 186,245 182,559 – 11,418 18,540 29,184 Percentage of ownership of the Group 28% 28% 12% 13% 18% 18% Total equity attributable to the Group 52,018 51,281 – 1,465 3,337 5,253 The impact of fair value adjustments at the time of acquisition, goodwill and others – – – 810 1,855 1,834 Elimination of unrealized profits resulting from the transfer of Tower Assets (2,228) (2,543) – – – – Interest in associates 49,790 48,738 2,290 2,275 5,192 7,08 7

Notes to the Consolidated Financial Statements

Annual Report 2020 | 123

Notes to the Consolidated Financial Statements (Continued)

(Expressed in RMB unless otherwise indicated)

21 INVESTMENTS ACCOUNTED FOR USING THE EQUITY METHOD (CONTINUED)

(i) Summarised financial information on principal associates (Continued):

	SPD Bank		China Tower	
	2020	2019	**2020**	2019
	Million	Million	**Million**	Million
Revenue	**196,384**	190,688	**81,099**	76,428
Profit before taxation	**66,682**	69,817	**8,407**	6,837
Profit attributable to ordinary equity shareholders	**55,244**	57,186	**6,428**	5,222
Other comprehensive income attributable to ordinary equity shareholders	**(3,291)**	2,608	**–**	–
Total comprehensive income attributable to ordinary equity shareholders	**51,953**	59,794	**6,428**	5,222
Dividends received from associates	**3,201**	1,867	**715**	111

	IFLYTEK		True Corporation	
	2020	2019	**2020**	2019
	Million	Million	**Million**	Million
Revenue	**–**	10,079	**30,485**	31,423
Profit before taxation	**–**	995	**208**	1,727
Profit attributable to ordinary equity shareholders	**–**	819	**231**	1,256
Other comprehensive income/(loss) attributable to ordinary equity shareholders	**–**	–	**(9)**	(186)
Total comprehensive income attributable to ordinary equity shareholders	**–**	819	**222**	1,070
Dividends received from associates	**27**	27	**114**	117

(ii) The fair values of the interests in listed associates are based on quoted market prices (level 1: quoted price (unadjusted) in active markets) at the balance sheet date without any deduction for transaction costs and disclosed as follows:

	As at 31 December 2020		As at 31 December 2019	
	Carrying amount	**Fair value**	Carrying amount	Fair value
	Million	**Million**	Million	Million
SPD Bank	**102,102**	**51,642**	95,858	65,993
China Tower	**49,790**	**47,159**	48,738	75,729
IFLYTEK	**2,290**	**10,543**	2,275	9,268
True Corporation	**5,192**	**4,502**	7,087	6,432

124 China Mobile Limited Notes to the Consolidated Financial Statements Notes to the Consolidated Financial Statements (Continued) (Expressed in RMB unless otherwise indicated) 21 INVESTMENTS ACCOUNTED FOR USING THE EQUITY METHOD (CONTINUED) (iii) The Group assesses at the end of each reporting period whether there is objective evidence that interest in associates are impaired. As at 31 December 2020, the fair value of investment in SPD Bank was RMB51,642 million (as at 31 December 2019: RMB65,993 million) based on its quoted market price, which was below its carrying amount by approximately 49.4% (as at 31 December 2019: approximately 31.2%). Management of the Group performed an impairment test and determined the recoverable amount of the investment based on its VIU. The calculation has considered pre-tax cash flow projections of SPD Bank for the five years ending 31 December 2025 with an extrapolation made to perpetuity. The discount rate used to discount the cash flows to their respective net present values was based on cost of capital used to evaluate investments of similar nature in the mainland of China. Management judgement is required in estimating the future cash flows of SPD Bank. The key assumptions are determined with reference to external sources of information. Based on the management’s assessment results and sensitivity analysis performed, there was no impairment of the investment as at 31 December 2020. As at 31 December 2020, the fair value of investment in True Corporation was RMB4,502 million (as at 31 December 2019: RMB6,432 million) based on its quoted market price, which was below its carrying amount by approximately 13.3% (as at 31 December 2019: approximately 9.2%). Management of the Group performed an impairment test and determined the recoverable amount of the investment based on its VIU. Based on the management’s assessment results, there was no impairment of the investment as at 31 December 2020. As at 31 December 2020, the fair value of investment in China Tower was RMB47,159 million (as at 31 December 2019: RMB75,729 million) based on its quoted market price, which was below its carrying amount by approximately 5.3% (as at 31 December 2019: above its carrying amount by approximately 55.4%). After assessment, management concluded that the impairment was not required for the equity investment in China Tower. Other than above, the management has determined that there was no impairment indicator of the Group’s interests in other associates or joint ventures as at 31 December 2020 and 2019. Details of a major joint venture are as follows: In 2015, CMC, a wholly-owned subsidiary of the Company, together with State Development & Investment Corporation and China Mobile State Development & Investment Management Company Limited (45% of its registered capital is owned by CMCC), established China Mobile Innovative Business Fund (Shenzhen) Partnership (Limited Partnership) (the “Fund”). The Group recognized the investment as interest in a joint venture. CMC committed to invest RMB1,500 million, which represents 50% of the equity interest of the Fund. As at 31 December 2020, CMC had contributed RMB1,256 million (as at 31 December 2019: RMB1,256 million) to the Fund with an outstanding commitment to further invest RMB244 million (as at 31 December 2019: RMB244 million) to the Fund upon request to be lodged by the Fund. There were no contingent liabilities relating to the Group’s interest in this joint venture as at 31 December 2020 and 2019.

Notes to the Consolidated Financial Statements Annual Report 2020 125 Notes to the Consolidated Financial Statements (Continued) (Expressed in RMB unless otherwise indicated) 22 DEFERRED TAX ASSETS AND LIABILITIES The analysis of deferred tax assets and liabilities are as follows: As at As at 31 December 2020 31 December 2019 Million Millio n Deferred tax assets: – Deferred tax assets to be recovered after 12 months, net 3,647 3,519 – Deferred tax assets to be recovered within 12 months, net 35,351 29,109 38,998 32,628 Deferred tax liabilities: – Deferred tax liabilities to be settled after 12 months, net (1,420) (857) – Deferred tax liabilities to be settled within 12 months, net (248) (531) (1,668) (1,38 8) Deferred tax assets and liabilities recognized and the movements during 2020 As at 1 January 2020 Credited/ (charged) to profit or loss Credited to other comprehensive income Exchange differences As at 31 December 2020 Million Million Million Million Million Net deferred tax assets after offsetting: Write-down of obsolete inventories 13 30 – – 43 Depreciation, write-off and impairment of property, plant and equipment 6,122 (181) – – 5,941 Accrued expenses and others 18,718 3,360 – (1) 22,077 Deferred revenue from Reward Program 5,485 2,612 – – 8,097 Expected credit impairment losses 1,637 498 – – 2,135 Recognition of right-of-use assets and lease liabilities 769 (33) – – 736 Change in value of financial assets at FVOCI (7) – 1 – (6) Contract asset, contract liability and contract cost relating to customer contract (109) 84 – – (2 5) 32,628 6,370 1 (1) 38,99 8 Net deferred tax liabilities after offsetting: Depreciation, write-off and impairment of property, plant and equipment (2,282) (677) – 39 (2,920) Recognition of right-of-use assets and lease liabilities 61 (51) – – 10 Deferred revenue from Reward Program 266 31 – – 297 Accrued expenses and others 567 378 – – 94 5 (1,388) (319) – 39 (1,66 8) Total 31,240 6,051 1 38 37,330

126 China Mobile Limited Notes to the Consolidated Financial Statements Notes to the Consolidated Financial Statements (Continued) (Expressed in RMB unless otherwise indicated) 22 DEFERRED TAX ASSETS AND LIABILITIES (CONTINUED) Deferred tax assets and liabilities recognized and the movements during 2019 As at 1 January 2019 (Charged)/ credited to profit or loss Charged to other comprehensive income Exchange differences As at 31 December 2019 Million Million Million Million Millio n Net deferred tax assets after offsetting: Write-down of obsolete inventories 75 (62) – – 13 Depreciation, write-off and impairment of property, plant and equipment 5,289 833 – – 6,122 Accrued expenses and others 17,715 1,003 – – 18,718 Deferred revenue from Reward Program 5,784 (299) – – 5,485 Expected credit impairment losses 1,458 179 – – 1,637 Recognition of right-of-use assets and lease liabilities 488 281 – – 769 Change in value of financial assets at FVOCI (6) – (1) – (7) Contract asset, contract liability and contract cost relating to customer contract (661) 552 – – (10 9) 30,142 2,487 (1) – 32,62 8 Net deferred tax liabilities after offsetting: Depreciation, write-off and impairment of property, plant and equipment (1,117) (1,152) – (13) (2,282) Recognition of right-of-use assets and lease liabilities 16 45 – – 61 Deferred revenue from Reward Program 157 109 – – 266 Accrued expenses and others 138 427 – 2 56 7 (806) (571) – (11) (1,38 8) Total 29,336 1,916 (1) (11) 31,24 0 As at 31 December 2020, the offsetting amount of deferred tax assets and deferred tax liabilities was RMB2,585 million (as at 31 December 2019: RMB2,611 million). Deferred tax assets are recognized for deductible temporary differences and tax losses carry-forwards only to the extent that the realization of the related tax benefit through future taxable profits is probable. Certain subsidiaries of the Group did not recognize deferred tax assets of RMB11,284 million (2019: RMB8,677 million) in respect of deductible temporary differences and tax losses amounting to RMB58,154 million (2019: RMB42,469 million) that can be carried forward against future taxable income as at 31 December 2020. The deductible tax losses are allowed to be carried forward within next five years against future taxable profits, while those of high-tech enterprises are allowed to be within next ten years, and entities operating in Hong Kong can carry forward tax losses for unlimited period.

Notes to the Consolidated Financial Statements Annual Report 2020 127 Notes to the Consolidated Financial Statements (Continued) (Expressed in RMB unless otherwise indicated) 23 FAIR VALUE MEASUREMENT OF FINANCIAL INSTRUMENTS Financial assets at fair value through other comprehensive income (“FVOCI”)(i) Financial assets at fair value through profit or loss (“FVPL”)(ii) Million Million As at 31 December 2019 – Current portion – 114,259 – Non-current portion 513 – 513 114,259 Additions 205 114,929 Maturity or disposal (500) (103,479) Net fair value gains recognized in profit or loss, before tax – 2,894 Net fair value gains recognized in other comprehensive income, before tax 956 – Exchange differences (63) – As at 31 December 2020 1,111 128,603 Less: current portion – (128,603) Non-current portion 1,111 – Note: (i) The category of FVOCI is primarily the equity investments in listed companies that are not held for trading. The equity investments represent the Group’s investments in other companies at fair value (mainly level 1: quoted price (unadjusted) in active markets) through other comprehensive income as at 31 December 2020 and 2019. (ii) The category of FVPL mainly comprises wealth management products (“WMPs”) offered by various financial institutions in China amounting to RMB117,289 million (as at 31 December 2019: RMB103,328 million) and the Group’s investment in the convertible bonds issued by SPD Bank (“CB”) amounting to RMB9,259 million (as at 31 December 2019: RMB9,928 million). All the WMPs will mature within one year with variable return rates indexed to the performance of underlying assets. As at 31 December 2020 and 2019, they were measured at fair value (level 3: inputs for the assets or liabilities that are not based on observable market data (that is unobservable inputs)). The fair values were determined based on cash flow discounted assuming the expected return will be obtained upon maturity. For the year ended 31 December 2020 and 2019, the Group did not convert the CB into SPD Bank’s common stock. As at 31 December 2020 and 2019, the CB were measured at fair value as level 1 of fair value hierarchy. There were no transfers between the levels of fair value hierarchy for the year ended 31 December 2020 and 2019.

128 China Mobile Limited Notes to the Consolidated Financial Statements Notes to the Consolidated Financial Statements (Continued) (Expressed in RMB unless otherwise indicated) 24 RESTRICTED BANK DEPOSITS As at 31 December 2020 As at 31 December 2019 Non-current assets Current assets Total Non-current assets Current assets Total Million Million Million Million Million Millio n Restricted bank deposits – Statutory deposit reserves (Note) 8,728 – 8,728 8,586 – 8,586 – Deposited customer reserves (Note) – 2,332 2,332 1,435 – 1,435 – Pledged bank deposits 108 498 606 42 371 41 3 8,836 2,830 11,666 10,063 371 10,43 4 Note: The statutory deposit reserves and the deposited customer reserves are deposited by the subsidiaries of the Company, China Mobile Finance and China Mobile E-Commerce, respectively, in accordance with relevant requirements of the People’s Bank of China (“PBOC”), which are not available for use in the Group’s daily operations. 25 OTHER NON-CURRENT ASSETS As at 31 December 2020, other than contract assets and contract costs, other non-current assets also comprise long-term prepaid expenses amounting to RMB4,445 million (as at 31 December 2019: RMB4,662 million), and certificates of deposit amounting to RMB15,000 million (as at 31 December 2019: RMB5,130 million). 26 INVENTORIES As at As at 31 December 2020 31 December 2019 Million Millio n Handsets and other terminals 6,262 5,205 Other consumables 1,782 2,13 3 8,044 7,338

Notes to the Consolidated Financial Statements Annual Report 2020 129 Notes to the Consolidated Financial Statements (Continued) (Expressed in RMB unless otherwise indicated) 27 ACCOUNTS RECEIVABLE (a) Aging analysis Aging analysis of accounts receivable, net of loss allowance is as follows: As at As at 31 December 2020 31 December 2019 Million Million Within 30 days 14,917 14,353 31–60 days 4,132 3,789 61–90 days 3,255 3,035 91 days–1 year 13,076 9,575 Over 1 year 3,021 1,94 2 38,401 32,694 Accounts receivable primarily comprise receivables from customers and telecommunications operators. Customers with balances that are overdue or have exceeded credit limits are required to settle all outstanding balances before any further telecommunications services can be provided. The increase of accounts receivable is mainly due to the increase in revenue from corporate markets. Customers from corporate markets normally enjoy longer credit term and have better creditability. (b) Expected credit impairment loss allowance of accounts receivable The following table summarizes the changes in expected credit impairment loss allowance of accounts receivable: 2020 2019 Million Million As at 1 January 9,557 7,269 Additions 5,105 5,833 Written-off (3,072) (3,54 5) As at 31 December 11,590 9,55 7 28 OTHER RECEIVABLES, PREPAYMENTS AND OTHER CURRENT ASSETS Other receivables, which are measured at amortized cost, are expected to be recovered within one year. They primarily include utilities deposits, rental deposits, short-term loans and short-term debt investments. Among which, short-term loans granted to China Tower through China Mobile Finance were RMB2,500 million (as at 31 December 2019: RMB7,450 million), and other short-term loans granted to banks, other financial institutions and other third parties as well as short-term debt investments purchased through China Mobile Finance were RMB34,335 million (as at 31 December 2019: RMB11,464 million). The interest rates of short-term loans are mutually agreed among the parties with reference to the market interest rates. Prepayments and other current assets primarily consist of prepayments amounting to RMB8,385 million (as at 31 December 2019: RMB7,527 million), including maintenance prepayments, power and utilities prepayments etc., and prepaid value-added tax and input value-added tax to be deducted and certified amounting to RMB17,173 million (as at 31 December 2019: RMB18,551 million), etc. As at 31 December 2020 and 2019, there were no significant overdue amounts for other receivables.

130 | China Mobile Limited
Notes to the Consolidated Financial Statements

Notes to the Consolidated Financial Statements (Continued)

(Expressed in RMB unless otherwise indicated)

29 AMOUNTS DUE FROM/TO ULTIMATE HOLDING COMPANY

Amount due from ultimate holding company arises from the ordinary course of business, which is unsecured, interest free and repayable on demand.

As at 31 December 2020, amount due to ultimate holding company comprises the short-term deposits of CMCC and its subsidiaries excluding the Group ("CMCC Group") in China Mobile Finance amounting to RMB26,706 million (as at 31 December 2019: RMB21,637 million) and the corresponding interest payable arising from the deposits. The deposits are unsecured and carry interest at prevailing market rate.

30 BANK DEPOSITS

Bank deposits represent term deposits with banks with original maturity exceeding three months. The applicable interest rate is determined in accordance with the benchmark interest rate published by PBOC or with reference to the market interest rate. As at 31 December 2020, interest receivable amounting to RMB4,461 million was included in this item.

31 CASH AND CASH EQUIVALENTS

	As at 31 December 2020 Million	As at 31 December 2019 Million
Bank deposits with original maturity within three months	**8,346**	8,959
Cash at banks and on hand	**204,383**	166,974
	212,729	175,933

32 ACCOUNTS PAYABLE

Accounts payable primarily include payables for expenditure of network expansion, maintenance and support expenses and interconnection expenses, etc.

The aging analysis of accounts payable is as follows:

	As at 31 December 2020 Million	As at 31 December 2019 Million
Payable in the periods below:		
Within 1 month or on demand	**142,653**	139,856
After 1 month but within 3 months	**6,143**	6,270
After 3 months but within 6 months	**3,422**	4,839
After 6 months but within 9 months	**5,408**	4,569
After 9 months but within 12 months	**10,364**	9,284
	167,990	164,818

All of the accounts payable are expected to be settled within one year or are repayable on demand.

Notes to the Consolidated Financial Statements Annual Report 2020 131 Notes to the Consolidated Financial Statements (Continued) (Expressed in RMB unless otherwise indicated) 33 DEFERRED REVENUE As at 31 December 2020, deferred revenue primarily includes the non-refundable prepaid service fees received from customers amounting to RMB24,654 million (as at 31 December 2019: RMB22,316 million), transaction price allocated to the unredeemed point rewards amounting to RMB40,005 million (as at 31 December 2019: RMB25,754 million), and transaction price allocated to unused data traffic carried over amounting to RMB11,156 million (as at 31 December 2019: RMB7,853 million), etc. 2020 2019 Million Millio n As at 1 January – Current portion 57,825 63,185 – Non-current portion 6,861 4,88 1 64,686 68,066 Additions during the year 260,950 256,432 Recognized in the consolidated statement of comprehensive income (238,007) (259,812) As at 31 December 87,629 64,686 Less: current portion (79,028) (57,825) Non-current portion 8,601 6,86 1

132 China Mobile Limited Notes to the Consolidated Financial Statements Notes to the Consolidated Financial Statements (Continued) (Expressed in RMB unless otherwise indicated) 34 ACCRUED EXPENSES AND OTHER PAYABLES As at As at 31 December 2020 31 December 2019 Million Million Receipts-in-advance 73,345 69,421 Accrued salaries, wages and other benefits 6,100 7,213 Accrued expenses 93,725 76,772 O ther payables 27,782 28,962 200,952 182,368 35 SHARE-BASED PAYMENT At the Company’s Annual General Meeting (“AGM”) held on 20 May 2020, the shareholders of the Company approved the adoption of the Share Option Scheme (the “Scheme”), for the grant of share options (“Share Options”) to qualified participants. Under the Scheme, participants are backbone management, technical and business personnel who have a direct impact on the Company’s operating performance and sustainable development. No Share Options had been granted to the directors, chief executive or substantial shareholder of the Company or any of their related parties. The maximum number of shares to be issued upon the exercise of the Share Options granted under the Scheme shall not in aggregate exceed 10% of the total share capital of the Company as at the date of approval of the Scheme at a general meeting of shareholders. On 12 June 2020 (the “Grant Date”), the Board of Directors of the Company approved the grant of Share Options representing an aggregate of 305,601,702 shares to 9,914 participants of the Scheme pursuant to the aforementioned authorization, which represented 1.5% of the Company’s issued share capital, at the exercise price of HK$55.00 per share. The exercise price of options shall be determined in accordance with the fair market price principle, with the base day for pricing being the Grant Date. The exercise price shall not be lower than the higher of the following prices: (i) the closing price of the Shares on the Grant Date; and (ii) the average closing price of the Shares on the HKEX for the five trading days prior to the Grant Date. Subject to the satisfaction of the conditions for vesting as provided under the Scheme, the Share Options granted shall be vested in three batches as follows: (i) the first batch (being 40% of the Share Options granted) will be vested on the first trading day after 24 months from the Grant Date; (ii) the second batch (being 30% of the Share Options granted) will be vested on the first trading day after 36 months from the Grant Date; and (iii) the third batch (being 30% of the Share Options granted) will be vested on the first trading day after 48 months from the Grant Date. Vesting period ends ten years from the Grant Date.

Notes to the Consolidated Financial Statements Annual Report 2020 133 Notes to the Consolidated Financial Statements (Continued) (Expressed in RMB unless otherwise indicated) 35 SHARE-BASED PAYMENT (CONTINUED) (a) Movements in share options Movements in the number of share options outstanding and their related weighted average exercise prices are as follows: Share option scheme Average exercise price Numbers of options As at 1 January 2020 – – Granted HK$55.00 305,601,702 Forfeited HK$55.00 (899,000) Exercised – – E xpired – – A s at 31 December 2020 HK$55.00 304,702,702 V ested and exercisable as at 31 December 2020 – – For the year ended 31 December 2020, as the condition for vesting of the Share Options had not been satisfied, no Share Options had been vested, and no ordinary shares had been issued by the Company as none of Share Options was exercisable. (b) Outstanding share options Details of the expiry dates, exercise prices and the respective numbers of share options which remained outstanding as at 31 December 2020 are as follows: Grant date Normal exercise period Exercise price No. of shares involved in the options outstanding as at 31 December 2020 12 June 2020 12 June 2022-12 June 2030 HK$55.00 121,881,080 12 June 2020 12 June 2023-12 June 2030 HK$55.00 91,410,811 12 June 2020 12 June 2024-12 June 2030 HK$55.00 91,410,811 The options outstanding as at 31 December 2020 had a weighted average remaining contractual life of 9.5 years.

134 China Mobile Limited Notes to the Consolidated Financial Statements Notes to the Consolidated Financial Statements (Continued) (Expressed in RMB unless otherwise indicated) 35 SHARE-BASED PAYMENT (CONTINUED) (c) Fair value of share options The Company has used the Binomial Model to determine the fair value of the Share Options as at the Grant Date, which is to be recorded in profit or loss over the vesting period. The weighted average fair value of the Share Options granted by the Company was HK$4.00 per share. Other than the exercise price mentioned above, the model inputs to determine the fair value of Share Options granted during the year ended 31 December 2020 included: Granted on 12 June 2020 The closing price at the Grant Date HK$54.25 Risk-free interest rate 0.65% Expected dividend yield 5.9% Expected volatility (Note) 21.34% Note: The expected volatility is determined based on the historical average daily trading price volatility of the shares of the Company. 36 CAPITAL, RESERVES AND DIVIDENDS (a) Share capital Ordinary shares, issued and fully paid: Number of shares HK$ Million Equivalent RMB Million As at 1 January and 31 December 2020 and 2019 20,475,482,89 7 382,26 3 402,13 0 The holders of ordinary shares are entitled to receive dividends as declared from time to time and are entitled to one vote per share at meetings of the Company. All ordinary shares rank equally with regard to the Company’s residual assets.

Notes to the Consolidated Financial Statements Annual Report 2020 135 Notes to the Consolidated Financial Statements (Continued) (Expressed in RMB unless otherwise indicated) 36 CAPITAL, RESERVES AND DIVIDENDS (CONTINUED) (b) Dividends (i) Dividends attributable to the year: 2020 2019 Million Million Ordinary interim dividend declared and paid of HK$1.530 (equivalent to approximately RMB1.398) (2019: HK$1.527 (equivalent to approximately RMB1.343)) per share 27,557 28,206 Ordinary final dividend proposed after the balance sheet date of HK$1.760 (equivalent to approximately RMB1.481) (2019: HK$1.723 (equivalent to approximately RMB1.543)) per share 30,330 31,602 57,887 59,808 The proposed ordinary final dividend, which is declared in Hong Kong dollar is translated into RMB with reference to the rate HK$1 = RMB0.84164, being the rate announced by the State Administration of Foreign Exchange in the PRC on 31 December 2020. As the ordinary final dividend was declared after the balance sheet date, such dividend is not recognized as liability as at 31 December 2020. In accordance with the 2009 Notice and the PRC enterprise income tax law, the Company is required to withhold enterprise income tax equal to 10% of any dividend, when it is distributed to non-resident enterprise shareholders whose names appeared on the Company’s register of members, as at the record date for such dividend, and who were not individuals. (ii) Dividends attributable to the previous financial year, approved and paid during the year: 2020 2019 Million Million Ordinary final dividend in respect of the previous financial year, approved and paid during the year, of HK$1.723 (equivalent to approximately RMB1.543) (2019: HK$1.391 (equivalent to approximately RMB1.219)) per share 32,169 25,059

136 China Mobile Limited Notes to the Consolidated Financial Statements Notes to the Consolidated Financial Statements (Continued) (Expressed in RMB unless otherwise indicated) 36 CAPITAL, RESERVES AND DIVIDENDS (CONTINUED) (c) Movements in components of equity The reconciliation between the opening and closing balances of each component of the Group’s consolidated equity is set out in the consolidated statement of changes in equity. Details of the changes in the Company’s individual components of equity between the beginning and the end of the year are set out below: Share Capital General Retained Total capital reserve reserve profits equity Million Million Million Million Million As at 1 January 2019 402,130 – 72 87,452 489,654 Changes in equity for 2019: Profit for the year – – – 53,51 1 53,511 Total comprehensive income for the year – – – 53,511 53,511 Dividends approved in respect of previous year (note 36(b)(ii)) – – – (25,059) (25,059) Dividends declared in respect of current year (note 36(b)(i)) – – – (28,20 6) (28,206) As at 31 December 2019 402,130 – 72 87,698 489,900 As at 1 January 2020 402,130 – 72 87,698 489,900 Changes in equity for 2020: Profit for the year – – – 61,344 61,344 Total comprehensive income for the year – – – 61,344 61,344 Dividends approved in respect of previous year (note 36(b)(ii)) – – – (32,169) (32,169) Dividends declared in respect of current year (note 36(b)(i)) – – – (27,557) (27,557) Share option scheme – Value of share options – 232 – – 232 A s at 31 December 2020 402,130 232 72 89,316 491,750

Notes to the Consolidated Financial Statements Annual Report 2020 137 Notes to the Consolidated Financial Statements (Continued) (Expressed in RMB unless otherwise indicated) 36 CAPITAL, RESERVES AND DIVIDENDS (CONTINUED) (d) Nature and purpose of different reserves (i) Capital reserve The capital reserve mainly comprises the following: – RMB295,665 million debit balance brought forward as a result of the elimination of goodwill arising on the acquisition of subsidiaries before 1 January 2001 against the capital reserve; – Share of other comprehensive income/(loss) of investments accounted for using the equity method; – The changes in fair value of financial assets at FVOCI, net of tax, until the financial assets are derecognized; and – The difference between the consideration and the carrying amounts of net assets of acquired business under business combinations under common control. (ii) PRC statutory reserves PRC statutory reserves mainly include statutory surplus reserve and discretionary surplus reserve. In accordance with the Company Law of the PRC, domestic enterprises in the mainland of China are required to transfer 10% of their profit after taxation, as determined under accounting principles generally accepted in the PRC (“PRC GAAP”), to the statutory surplus reserve until such reserve balance reaches 50% of the registered capital of relevant mainland subsidiaries. Moreover, upon a resolution made by the shareholders, a certain percentage of domestic enterprises’ profit after taxation, as determined under PRC GAAP, is transferred to the discretionary surplus reserve. During the year, appropriations were made by such subsidiaries to the statutory surplus reserves and discretionary surplus reserves accordingly. The statutory and discretionary surplus reserves can be used to reduce previous years’ losses, if any, and may be converted into paid-up capital, provided that the statutory reserve after such conversion is not less than 25% of the registered capital of relevant subsidiaries. In accordance with relevant regulations issued by the Ministry of Finance of the PRC, a subsidiary of the Company, China Mobile Finance, is required to set aside a reserve through appropriations of profit after tax according to a certain ratio of the ending balance of its gross risk-bearing assets to cover potential losses against such assets. (iii) Exchange reserve The exchange reserve comprises all foreign currency translation differences arising from the translation of foreign currency denominated financial statements of overseas enterprises. The reserve is dealt with in accordance with the accounting policies set out in note 2(y).

138 China Mobile Limited Notes to the Consolidated Financial Statements Notes to the Consolidated Financial Statements (Continued) (Expressed in RMB unless otherwise indicated) 36 CAPITAL, RESERVES AND DIVIDENDS (CONTINUED) (e) Capital management The Group’s primary objectives of capital management are to maintain a reasonable capital structure and to safeguard the Group’s ability to continue as a going concern in order to provide returns for shareholders. The Group actively and regularly reviews and manages its capital structure to stabilize the capital position and prevent operation risk. Meanwhile, the Group will maximize the shareholders’ return when having high level of borrowings and will make adjustment on the capital structure in accordance with the changes in economic conditions. The Group monitors capital on the basis of total debt-to-book capitalization ratio. This ratio is calculated as total borrowings divided by book capitalization (equal to the total equity attributable to equity shareholders of the Company as shown in the consolidated balance sheet and total borrowings). As at 31 December 2020 and 2019, the Group’s total debt-to-book capitalization ratio was nil. Except for China Mobile Finance that is subject to certain capital requirements imposed by China Banking and Insurance Regulatory Commission, the Company and its other subsidiaries are not subject to externally imposed capital requirements.

Notes to the Consolidated Financial Statements Annual Report 2020 139 Notes to the Consolidated Financial Statements (Continued) (Expressed in RMB unless otherwise indicated) 37 BALANCE SHEET OF THE COMPANY As at 31 December 2020 As at 31 December 2019 Note Million Million Assets Non-current assets Property, plant and equipment 1 – Investments in subsidiaries 494,235 492,759 494,236 492,759 Current assets Amounts due from subsidiaries 1,346 1,346 Prepaid income tax 5 – Other receivables 2 3 Bank deposits 536 603 Cash and cash equivalents 294 310 2,183 2,262 T otal assets 496,419 495,021 Equity and liabilities Liabilities Current liabilities Amount due to a subsidiary 4,656 5,094 Accrued expenses and other payables 13 18 Income tax payable – 9 4,669 5,121 T otal liabilities 4,669 5,121 Equity Share capital 36(a) 402,130 402,130 Reserves 36(c) 89,620 87,770 T otal equity 491,750 489,900 T otal equity and liabilities 496,419 495,021 The balance sheet of the Company was approved by the Board of Directors on 25 March 2021 and was signed on its behalf. Dong Xin Name of Director Li Ronghua Name of Director

140 China Mobile Limited Notes to the Consolidated Financial Statements Notes to the Consolidated Financial Statements (Continued) (Expressed in RMB unless otherwise indicated) 38 RELATED PARTY TRANSACTIONS (a) Transactions with CMCC Group The following is a summary of principal related party transactions entered into by the Group with CMCC Group for the years ended 31 December 2020 and 2019. The majority of these transactions also constitute continuing connected transactions as defined under Chapter 14A of Listing Rules. Further details of these continuing connected transactions are disclosed under the paragraph “Connected Transactions” in the Report of Directors. 2020 2019 Note Million Million Revenue from telecommunications services (i) 979 495 Property leasing and management services revenue (ii) 280 197 Telecommunications services charges (i) 188 103 Property leasing and management services charges (ii) 1,365 1,129 Charges for use of network assets (iii) 1,891 1,448 Charges of use of network capacity (iii) 4 30 Interest expenses (iv) 170 187 Short-term bank deposits received (iv) 26,706 21,637 Short-term bank deposits repaid (iv) 21,637 10,873 Consideration of assets transferred (v) – 873 The outstanding balances related to transactions with CMCC Group are included in the following accounts captions summarized as follows: As at 31 December 2020 As at 31 December 2019 Note Million Million Accounts receivable 995 630 Other receivables 372 277 Prepayments and other current assets 6 2 Amounts due from ultimate holding company 1,396 1,350 Right-of-use assets 679 399 Lease liabilities 770 468 Accounts payable 4,770 6,741 Accrued expenses and other payables 1,696 90 A mounts due to ultimate holding company (iv) 26,714 21,677 These amounts arise in the ordinary course of business and with terms determined through mutual negotiation which are fair and reasonable. Note: (i) The amounts represent telecommunications services settlement received/receivable from or paid/payable to CMCC Group for the telecommunications project planning, design and construction services, telecommunications line and pipeline construction services, and telecommunications line maintenance services. (ii) The amounts represent the charges of property leasing and management fees received/receivable from or paid/payable to CMCC Group in respect of offices, retail outlets and warehouses. The amounts included the depreciation of right-of-use assets recognized in relation to the property leasing agreements and the finance cost associated with the lease liabilities. (iii) The amounts represent the charges for use of network assets and the TD-SCDMA network capacity charges paid/payable to CMCC Group. (iv) The amounts represent the deposits received from or repaid to CMCC Group and interest expenses paid/payable to CMCC Group in respect of the deposits. (v) On 9 August 2019, the Group completed an acquisition of assets related to the “Village Connect” project, at a total consideration of RMB873 million.

Notes to the Consolidated Financial Statements Annual Report 2020 141 Notes to the Consolidated Financial Statements (Continued) (Expressed in RMB unless otherwise indicated) 38 RELATED PARTY TRANSACTIONS (CONTINUED) (b) Principal transactions with associates and joint ventures of the Group The following is a summary of principal related party transactions entered into by the Group with the associates and joint ventures of the Group for the year ended 31 December 2020 and 2019, the terms of which are fair and reasonable. 2020 2019 Note Million Million Revenue from telecommunications services (i) 582 535 Property leasing and management services revenue (ii) 32 30 Interest and other income (iii) 969 6,130 Dividend income 4,362 2,299 Telecommunications services charges (i) 2,515 474 Related costs for use of tower assets (iv) 41,438 39,843 The outstanding balances related to transactions with the associates and joint ventures of the Group are included in the following accounts captions summarized as follows: As at 31 December 2020 As at 31 December 2019 Note Million Million Accounts receivable (i) 185 225 Interest receivable (iii) 502 831 Right-of-use assets (iv) 30,355 40,316 Other receivables (v) 5,895 9,545 Financial assets at FVPL (vi) 25,692 54,490 Bank deposits (vii) 55,977 59,205 Prepayments and other current assets 23 36 Lease liabilities (iv) 37,729 43,142 Accounts payable (iv) 4,691 4,708 Bills payable (iv) 1,214 356 Accrued expenses and other payables (iv) 8,228 6,511 Note: (i) The amounts represent telecommunications services settlement received/receivable from or paid/payable to the Group’s associates and joint ventures for the telecommunications project planning, design and construction services and the charges of purchasing software products and services paid/payable to the Group’s associates and joint ventures. (ii) The amounts represent the property leasing and management service revenue received/receivable from China Tower and other associates and joint ventures. (iii) The amounts primarily represent interest received/receivable from deposits placed with SPD Bank, placements with SPD Bank and short-term loans granted to China Tower; and they also include income derived from WMPs purchased from SPD Bank and the loss from the CB publicly issued by SPD Bank as mentioned in note 23. (iv) The amounts primarily represent the right-of-use assets and lease liabilities recognized and the amount paid/payable to China Tower and other associates and joint ventures for the use of telecommunications towers. Related costs for use of tower assets include charges for use of tower assets, the depreciation of the right-of-use assets, and the finance cost associated with the lease liabilities. (v) The amounts primarily represent the short-term loans granted to China Tower, placements with SPD Bank, and withholding power and utilities expenses and lease charges payable on behalf of China Tower, etc. The interest rates of short-term loans granted to China Tower are mutually agreed among both parties with reference to the market interest rates. (vi) The amounts represent the WMPs purchased from SPD Bank and the CB publicly issued by SPD Bank. The return rates of WMPs are determined with reference to market conditions and the fair values of CB are based on quoted market prices (level 1). (vii) The amounts represent the deposits placed with SPD Bank, the interest rate of which is determined in accordance with the benchmark interest rate published by PBOC.

142 China Mobile Limited Notes to the Consolidated Financial Statements Notes to the Consolidated Financial Statements (Continued) (Expressed in RMB unless otherwise indicated) 38 RELATED PARTY TRANSACTIONS (CONTINUED) (c) Transactions with associates and joint ventures of CMCC Group In addition, the Group has entered into transactions with associates and joint ventures of CMCC Group during the ordinary course of the Group’s business based on terms comparable to terms of transactions enacted with other entities, the amounts of such transactions and related outstanding balances were not material. (d) Transactions with other government-related entities in the PRC The Group is a government-related enterprise and operates in an economic regime currently dominated by entities directly or indirectly controlled by the PRC government through government authorities, agencies, affiliations and other organization (collectively referred to as “government-related entities”). Apart from transactions with CMCC Group (notes 29 and 38(a)), associates and joint ventures (note 38(b)) and the transaction to increase contribution to the Fund (note 21), the Group has collectively, but not individually, significant transactions with other government-related entities which include but not limited to the following: – rendering and receiving telecommunications services, including interconnection revenue/charges – purchasing of goods, including use of public utilities – placing of bank deposits These transactions are conducted during the ordinary course of the Group’s business based on terms comparable to the terms of transactions enacted with other entities that are not government-related. The Group prices all its telecommunications services and products based on commercial negotiations with reference to rules and regulations stipulated by related authorities of the PRC Government, where applicable. The Group has also established its procurement policies and approval processes for purchases of products and services, which do not depend on whether the counterparties are government-related entities or not. (e) For key management personnel remuneration, please refer to note 11. 39 FINANCIAL RISK MANAGEMENT AND FAIR VALUES Exposure to credit, liquidity, interest rate and foreign currency risks arises in the normal course of the Group’s business. The Group’s exposure to these risks and the financial risk management policies and practices used by the Group to manage these risks are described below: (a) Credit risk and concentration risk The Group’s credit risk is primarily attributable to the financial assets in the balance sheet, which mainly include deposits with banks, WMPs (recorded in FVPL), CB (recorded in FVPL), accounts receivable and other receivables. The maximum exposure to credit risk is represented by the carrying amount of the financial assets. (i) Risk management Substantially all the Group’s cash at banks, and bank deposits are deposited in financial institutions in the mainland of China and Hong Kong. The credit risk on liquid funds is limited as the majority of counterparties are financial institutions with high credit ratings assigned by international creditrating agencies and large state-controlled financial institutions. WMPs are issued by major domestic banks investing in low risk underlying assets, which mainly consist of bank deposits, treasury bond, central bank bill, local government debt, corporate bond or debt with high credit ratings, and the related credit risks are low. CB are bonds with AAA credit rating bonds issued by SPD Bank, with a low level of credit risks.

Notes to the Consolidated Financial Statements Annual Report 2020 143 Notes to the Consolidated Financial Statements (Continued) (Expressed in RMB unless otherwise indicated) 39 FINANCIAL RISK MANAGEMENT AND FAIR VALUES (CONTINUED) (a) Credit risk and concentration risk (Continued) (i) Risk management (Continued) The accounts receivable of the Group are primarily comprised of receivables due from customers and other telecommunications operators. Accounts receivable from individual customers are spread among an extensive number of customers and the majority of the receivables from customers are due for payment within one month from the date of billing. For corporate customers, the credit period granted by the Group is based on the service contract terms, normally not exceeding 1 year. Other receivables primarily comprise interest receivable from banks, utilities deposits, rental deposits and short-term loans granted to other companies through China Mobile Finance. Management has a credit policy in place and the exposures to these credit risks are monitored on an ongoing basis, taking into account the counter parties’ financial position, the Group’s past experience and other factors. Meanwhile, concentrations of credit risk with respect to accounts receivable are limited due to the Group’s customer base being large and unrelated. As such, management considers the aggregate risks arising from the possibility of credit losses is limited and acceptable. (ii) Impairment of financial assets The Group has 3 types of assets that are subject to expected credit loss model: – Accounts receivable – Contract assets – Other financial assets at amortized cost Accounts receivable and contract assets The Group applies the simplified approach to measuring expected credit losses which uses a lifetime expected loss allowance for all accounts receivable and contract assets. To measure the expected credit losses, accounts receivable have been grouped by amounts due from individual customers, corporate customers, and other miscellaneous customer groups based on similar credit risk characteristics and ages. The expected loss rates are based on the payment profiles of sales over a period before 31 December 2020 or 31 December 2019 respectively and the corresponding historical credit losses experienced within this period. The Group’s expected loss rates are mainly determined based on the corresponding historical credit losses. The Group also has considered the expected changes in macroeconomic factors, such as Consumer Price Index (“CPI”), Producer Price Index (“PPI”) and Gross Domestic Product (“GDP”), and accordingly adjusted the historical loss rates based on expected changes in these factors to reflect current and forward-looking information affecting the ability of the customers to settle the receivables.

144 China Mobile Limited Notes to the Consolidated Financial Statements Notes to the Consolidated Financial Statements (Continued) (Expressed in RMB unless otherwise indicated) 39 FINANCIAL RISK MANAGEMENT AND FAIR VALUES (CONTINUED) (a) Credit risk and concentration risk (Continued) (ii) Impairment of financial assets (Continued) Accounts receivable and contract assets (Continued) The expected credit loss as at 31 December 2020 and 2019 was determined as follows for each customers group of accounts receivable due from individual customers and corporate customers, respectively: Within 30 days 31 days to 90 days 91 days to 1 year Over 1 year Million Million Million Million As at 31 December 2020 Individual customers Expected loss rate 2% 20% 80% 100% Gross carrying amount 3,112 846 1,772 1,531 Loss allowance (62) (169) (1,418) (1,531) Within 180 days 181 days to 1 year 1 year to 2 years 2 years to 3 years Over 3 years Million Million Million Million Million As at 31 December 2020 Corporate customers Expected loss rate 3% 25% 65% 85% 100% Gross carrying amount 15,405 6,048 3,361 1,433 1,438 Loss allowance (46 2) (1,51 2) (2,18 5) (1,21 8) (1,438) Within 30 days 31 days to 90 days 91 days to 1 year Over 1 year Million Million Million Million As at 31 December 2019 Individual customers Expected loss rate 2% 20% 80% 100% Gross carrying amount 3,220 1,308 2,436 1,532 Loss allowance (64) (262) (1,949) (1,532) Within 180 days 181 days to 1 year 1 year to 2 years 2 years to 3 years Over 3 years Million Million Million Million Million As at 31 December 2019 Corporate customers Expected loss rate 2% 20% 60% 80% 100% Gross carrying amount 10,537 3,733 2,228 1,052 938 Loss allowance (21 1) (74 7) (1,33 7) (84 2) (938) As at 31 December 2020 and 2019, the expected loss rates for contract assets are from 2% to 5%. The expected credit loss of the receivables from other customers is insignificant.

Notes to the Consolidated Financial Statements

Annual Report 2020 | 145

Notes to the Consolidated Financial Statements (Continued)

(Expressed in RMB unless otherwise indicated)

39 FINANCIAL RISK MANAGEMENT AND FAIR VALUES (CONTINUED)

(a) Credit risk and concentration risk (Continued)

(ii) Impairment of financial assets (Continued)

Accounts receivable and contract assets (Continued)

Expected credit impairment losses on accounts receivable are presented within other operating expenses. Subsequent recoveries of amounts previously written off are credited against the same line item. Individual receivables which were known to be uncollectible were written off by reducing the carrying amount directly.

Other financial assets at amortized cost

Other financial assets at amortized cost include cash and cash equivalents, bank deposits, restricted bank deposits, other receivables and amounts due from ultimate holding company, etc. They are considered to be of low credit risk and the impairment loss allowance recognized is limited to 12 months. Management considers that the expected credit loss is insignificant.

(b) Liquidity risk

Liquidity risk refers to the risk that funds will not be available to meet liabilities as they fall due, and results from timing and amount mismatches of cash inflow and outflow. The Group maintains sufficient cash balances and bank deposits (which are readily convertible to known amounts of cash) to meet its funding needs, including working capital, payments for short-term deposits of CMCC Group received by China Mobile Finance, dividend payments and capital expenditures.

The following table sets out the remaining contractual maturities at the balance sheet date of the Group's financial liabilities, which are based on the undiscounted cash flows (including interest payments computed using contractual rates or, if floating, based on prevailing rates at the balance sheet date) and the earliest date the Group would be required to repay:

	Carrying amount Million	Total contractual undiscounted cash flow Million	Within 1 year or on demand Million	More than 1 year but less than 3 years Million	More than 3 years but less than 5 years Million	More than 5 years Million
As at 31 December 2020						
Accounts payable	167,990	167,990	167,990	–	–	–
Bills payable	4,561	4,561	4,561	–	–	–
Accrued expenses and other payables	200,952	200,952	200,952	–	–	–
Amount due to ultimate holding company	26,714	26,714	26,714	–	–	–
Lease liabilities	66,633	72,291	23,780	22,927	17,513	8,071
Other non-current liabilities	460	479	–	67	70	342
	467,310	472,987	423,997	22,994	17,583	8,413

146 | China Mobile Limited
Notes to the Consolidated Financial Statements

Notes to the Consolidated Financial Statements (Continued)

(Expressed in RMB unless otherwise indicated)

39 FINANCIAL RISK MANAGEMENT AND FAIR VALUES (CONTINUED)

(b) Liquidity risk (Continued)

	Carrying amount Million	Total contractual undiscounted cash flow Million	Within 1 year or on demand Million	More than 1 year but less than 3 years Million	More than 3 years but less than 5 years Million	More than 5 years Million
As at 31 December 2019						
Accounts payable	164,818	164,818	164,818	–	–	–
Bills payable	2,896	2,896	2,896	–	–	–
Accrued expenses and other payables	182,368	182,368	182,368	–	–	–
Amount due to ultimate holding company	21,677	21,677	21,677	–	–	–
Lease liabilities	74,303	80,973	23,814	39,791	9,662	7,706
	446,062	452,732	395,573	39,791	9,662	7,706

(c) Interest rate and fair value risk

The Group consistently monitors the current and potential fluctuation of interest rates in managing the interest rate risk on a reasonable level. As at 31 December 2020, the Group did not have any interest-bearing borrowings at variable rates, but had RMB26,706 million (as at 31 December 2019: RMB21,637 million) of short-term bank deposits placed by CMCC, which were at fixed rate and expose the Group to fair value interest rate risk. The Group determines the amount of its fixed rate borrowings depending on the prevailing market condition. Management does not expect fair value interest rate risk to be high as the interest involved will not be significant.

As at 31 December 2020, total cash and bank balances of the Group amounted to RMB334,777 million (as at 31 December 2019: RMB317,166 million), interest-bearing receivables amounted to RMB36,835 million (as at 31 December 2019: RMB18,914 million) and WMPs amounted to RMB117,289 million (as at 31 December 2019: RMB103,328 million). The interest and other income generated by the assets mentioned above for 2020 was RMB14,332 million (2019: RMB14,408 million) and the average interest rate was 3.02% (2019: 3.17%). Assuming the total cash and bank balances, interest-bearing receivables and WMPs are stable in the coming year and interest rate increases/decreases by 100 basis points, the profit for the year and total equity would approximately increase/decrease by RMB3,779 million (2019: RMB3,334 million).

The carrying amount of the financial instruments carried at amortized cost are not materially different from their respective fair values at the balance sheet dates due to the short-terms or repayable on demand nature.

(d) Foreign currency risk

The Group has foreign currency risk as certain cash and deposits with banks are denominated in foreign currencies, principally US dollars and Hong Kong dollars that is different from the functional currency of the respective group entities. As the amount of the Group's foreign currency cash and deposits with banks represented 3.1% (2019: 3.5%) of the total cash and deposits with banks and predominantly all of the business operations of the Group are transacted in RMB, the Group does not expect the appreciation or depreciation of the RMB against foreign currency will materially affect the Group's financial position and result of operations.

Notes to the Consolidated Financial Statements Annual Report 2020 147 Notes to the Consolidated Financial Statements (Continued) (Expressed in RMB unless otherwise indicated) 40 CAPITAL COMMITMENTS The Group’s capital expenditure contracted for as at 31 December but not provided in the consolidated financial statements are as follows: 2020 2019 Million Million Land and buildings 8,607 7,430 T elecommunications equipment and others 37,967 34,463 46,574 41,893 41 POST BALANCE SHEET EVENT In January 2021, the Company received a notification from the NYSE that the NYSE has determined to commence proceedings to delist the American Depositary Shares (“ADSs”) of the Company. The Company has filed with the NYSE a written request for a review of such determination. The management has assessed and concluded that such event had no material impact on the Group’s consolidated financial statements for the year ended 31 December 2020, and the Group will continue to follow up the development of related matters. After the balance sheet date, the Board of Directors proposed a final dividend for the year ended 31 December 2020. Further details are disclosed in note 36(b)(i). 42 ACCOUNTING ESTIMATES AND JUDGEMENTS Key sources of estimation uncertainty Key sources of estimation uncertainty are as follows: Impairment losses of accounts receivable The impairment loss allowance of accounts receivable is based on assumptions about risk of default and expected loss rates. The Group assesses these assumptions and selects the inputs to the impairment calculation, based on the Group’s past history, existing market conditions as well as forward looking estimates at each balance sheet date. Amortization of contract cost Certain costs incurred to obtain contracts are deferred and recognized as assets on the Group’s consolidated balance sheet. Such assets should be amortized on a systematic basis consistent with the pattern of the transfer of the goods or services to which the asset relates. The Group determines the amortization periods for these assets as the expected duration of the customer contract, which is consistent with the recognition of revenue from the products and services to which the assets relate. The amortization period is updated if there is a significant change in the Group’s expected duration of the customer contract. Depreciation Depreciation is calculated to write off the cost of property, plant and equipment, less their estimated residual value, if any, using the straight-line method over their estimated useful lives. The Group reviews the estimated useful lives and residual values of the assets annually in order to determine the amount of depreciation expense to be recorded during any reporting period. The useful lives and residual values are determined based on the Group’s historical experience with similar assets and take into account anticipated technological changes. The depreciation expense for future periods is adjusted if there are significant changes from previous estimates.

148 China Mobile Limited Notes to the Consolidated Financial Statements Notes to the Consolidated Financial Statements (Continued) (Expressed in RMB unless otherwise indicated) 42 ACCOUNTING ESTIMATES AND JUDGEMENTS (CONTINUED) Key sources of estimation uncertainty (Continued) Taxation The Group is subject to income taxes mainly in the mainland of China and Hong Kong. Significant judgment is required in determining the provision for income taxes. There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. The Group recognizes liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the income tax and deferred tax provisions in the period in which such determination is made. For temporary differences which give rise to deferred tax assets, the Group assesses the likelihood that the deferred tax assets could be recovered. Deferred tax assets are recognized based on the Group’s estimates and assumptions that they will be recovered from taxable income arising from continuing operations in the foreseeable future. Impairment of property, plant and equipment, goodwill, right-of-use assets, other intangible assets and investments accounted for using the equity method The Group’s property, plant and equipment comprise a significant portion of the Group’s total assets. Changes in technology or industry conditions may cause the estimated period of use or the value of these assets to change. Property, plant and equipment, right-of-use assets, other intangible assets subject to amortization and investments accounted for using the equity method, are reviewed at least annually to determine whether there is any indication of impairment. The recoverable amount is estimated whenever events or changes in circumstances have indicated that their carrying amounts may not be recoverable. In addition, for goodwill and other intangible assets with indefinite useful lives, the recoverable amount is estimated annually whether or not there is any indication of impairment. The recoverable amount of an asset is the greater of its fair value less costs of disposal and VIU. In assessing VIU, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset, which requires significant judgement relating to level of revenue and amount of operating costs. The Group uses all readily available information in determining an amount that is a reasonable estimation of the recoverable amount, including estimates based on reasonable and supportable assumptions and projections of revenue and operating costs. Changes in these estimates could have a significant impact on the carrying value of the assets and could result in further impairment charge or reversal of impairment in future periods. Additional information for the impairment assessment of property, plant and equipment, goodwill and investments accounted for using the equity method is disclosed in notes 15, 19 and 21, respectively.

Notes to the Consolidated Financial Statements Annual Report 2020 149 Notes to the Consolidated Financial Statements (Continued) (Expressed in RMB unless otherwise indicated) 43 POSSIBLE IMPACT OF AMENDMENTS, NEW STANDARDS, INTERPRETATIONS AND DISCLOSURES ISSUED BUT NOT YET EFFECTIVE OR MANDATORY FOR THE YEAR ENDED 31 DECEMBER 2020 Up to the date of issue of these financial statements, the IASB/HKICPA has issued a number of amendments and new standards and interpretations which are not yet effective or mandatory for the year ended 31 December 2020 and which have not been adopted in these financial statements. Of these developments, the following relate to matters that may be relevant to the Group’s operations and financial statements: Effective for accounting periods beginning on or after IFRS/HKFRS 17 “Insurance Contracts” 1 January 2023 Amendments to IFRS/HKFRS 16 “Lease” – Covid-19-related Rent Concessions 1 June 2020 Amendments to IAS/HKAS 1“Presentation of Financial Statements”– Classification of Liabilities as Current or Non-current 1 January 2023 Amendments to IAS/HKAS 16 “Property, Plant and Equipment” – Property, Plant and Equipment: Proceeds before intended use 1 January 2022 Amendments to IFRS/HKFRS 3 “Business Combinations”– Reference to the Conceptual Framework 1 January 2022 Amendments to IAS/HKAS 37 “Provisions, Contingent Liabilities and Contingent Assets” – Onerous Contracts – Cost of Fulfilling a Contract 1 January 2022 Annual Improvements to IFRS/HKFRS Standards 2018–2020 1 January 2022 Amendments to IFRS/HKFRS 10 and IAS/HKAS 28 “Investments in associates and joint ventures”– Sale or contribution of assets between an investor and its associate or joint venture To be determined Management is assessing the impact of such new standards and amendments to standards and will adopt the relevant standards and amendments to standards in the subsequent periods as required.

150 | China Mobile Limited

Financial Summary

(Expressed in RMB)

RESULTS

	2020 Million	2019 Million	2018 Million	2017 Million	2016 Million
Operating revenue					
Revenue from telecommunications services	695,692	674,392	670,907	668,351	623,422
Revenue from sales of products and others	72,378	71,525	65,912	72,163	84,999
	768,070	745,917	736,819	740,514	708,421
Operating expenses					
Network operation and support expenses	206,424	175,810	200,007	192,340	176,956
Depreciation and amortization	172,401	182,818	154,154	150,295	138,589
Employee benefit and related expenses	106,429	102,518	93,939	85,513	79,463
Selling expenses	49,943	52,813	60,326	61,086	57,493
Cost of products sold	73,100	72,565	66,231	73,668	87,352
Other operating expenses	47,039	46,244	40,775	57,486	50,480
	655,336	632,768	615,432	620,388	590,333
Profit from operations	112,734	113,149	121,387	120,126	118,088
Other gains	5,602	4,029	2,906	2,389	1,968
Interest and other income	14,341	15,560	15,885	15,883	16,005
Finance costs	(2,996)	(3,246)	(144)	(210)	(235)
Income from investments accounted for using the equity method	12,678	12,641	13,861	9,949	8,636
Profit before taxation	142,359	142,133	153,895	148,137	144,462
Taxation	(34,219)	(35,342)	(35,944)	(33,723)	(35,623)
PROFIT FOR THE YEAR	108,140	106,791	117,951	114,414	108,839

Financial Summary Annual Report 2020 151 Financial Summary (Continued) (Expressed in RMB) 2020 2019 2018 2017 2016 Million Million Million Million Million Other comprehensive income for the year, net of tax: Items that will not be subsequently reclassified to profit or loss Changes in the fair value of equity investments at fair value through other comprehensive income 957 (75) (168) – – Share of other comprehensive (loss)/ income of investments accounted for using the equity method (32) 14 60 – (16) Items that may be subsequently reclassified to profit or loss Changes in value of available-for-sale financial assets – – – (5) 24 Currency translation differences (1,915) 683 1,160 (735) 774 Share of other comprehensive (loss)/ income of investments accounted for using the equity method (585) 428 1,188 (1,038) (1,043) TOTAL COMPREHENSIVE INCOME FOR THE YEAR 106,565 107,841 120,191 112,636 108,578 Profit attributable to: Equity shareholders of the Company 107,843 106,641 117,781 114,279 108,741 Non-controlling interests 297 150 170 135 98 PROFIT FOR THE YEAR 108,140 106,791 117,951 114,414 108,839 Total comprehensive income attributable to: Equity shareholders of the Company 106,268 107,691 120,021 112,501 108,480 Non-controlling interests 297 150 170 135 98 TOTAL COMPREHENSIVE INCOME FOR THE YEAR 106,565 107,841 120,191 112,636 108,578

152 China Mobile Limited Financial Summary Financial Summary (Continued) (Expressed in RMB) ASSETS AND LIABILITIES As at As at As at As at As at 31 December 2020 31 December 2019 31 December 2018 31 December 2017 31 December 2016 Million Million Million Million Million Property, plant and equipment 705,547 674,832 666,496 648,029 622,356 Construction in progress 71,651 67,978 72,180 78,112 89,853 Right-of-use assets 65,091 74,308 – – – Land use rights 16,192 16,489 16,593 16,566 16,429 Goodwill 35,344 35,343 35,343 35,343 35,343 Other intangible assets 7,213 3,475 2,620 1,721 1,708 Investments accounted for using the equity method 161,811 155,228 145,325 132,499 124,039 Deferred tax assets 38,998 32,628 29,654 33,343 29,767 Financial assets at fair value through other comprehensive income 1,111 513 587 – – Available-for-sale financial assets – – – 44 35 Restricted bank deposits 8,836 10,063 12,369 6,504 4,528 Other non-current assets 36,345 28,517 19,627 11,756 10,291 C urrent assets 579,743 529,866 535,116 558,196 586,645 Total assets 1,727,882 1,629,240 1,535,910 1,522,113 1,520,994 Current liabilities 517,274 462,067 474,398 529,982 536,389 Lease liabilities – non-current 42,460 51,635 – – – Deferred revenue – non-current 8,601 6,861 4,881 2,888 2,175 Deferred tax liabilities 1,668 1,388 822 362 292 O ther non-current liabilities 5,107 – – – – Total liabilities 575,110 521,951 480,101 533,232 538,856 Total equity 1,152,772 1,107,289 1,055,809 988,881 982,138

LOGO China Mobile China Mobile Limited 60/F., The Center, 99 Queen’s Road Central, Hong Kong Tel : (852) 3121 8888 Fax : (852) 3121 8809 Website: www.chinamobileltd.com Welcome to China Mobile Limited’s website This annual report is printed on environmentally friendly paper